                                 SCHEDULE 14A
                                (Rule 14a-101)

                Proxy Statement Pursuant to Section 14(a)of the
                        Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

    Check the appropriate box:

   [_]  Preliminary Proxy Statement    [_]  Confidential, for Use of the Commission
                                          Only (as permitted by Rule 14a-6(e)(2))

   [X]  Definitive Proxy Statement

   [_]  Definitive Additional Materials

   [_]  Soliciting Material Under Rule 14a-12

                         CRESTLINE CAPITAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

    Payment of Filing Fee (Check the appropriate box):

    [_] No fee required.

    [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:

                                       -

       (2) Aggregate number of securities to which transaction applies:

                                       -

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                       -

       (4) Proposed maximum aggregate value of transaction:

                                       -

       (5) Total fee paid:

                                       -

    [X] Fee paid previously with preliminary materials.


    [_] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
       (1) Amount Previously Paid:

                                       -

       (2) Form, Schedule or Registration Statement No.:

                                       -

       (3) Filing Party:

                                       -

       (4) Date Filed:

                                       -

                         CRESTLINE CAPITAL CORPORATION
                             8405 GREENSBORO DRIVE
                                   SUITE 500
                            MCLEAN, VIRGINIA 22102

                                  May 9, 2002

Dear Crestline Stockholders:

    You are cordially invited to attend the Special Meeting of Stockholders of Crestline Capital Corporation to be held at the Baltimore Inner Harbor Courtyard, 1000 Aliceanna Street, Baltimore, Maryland, at 11:00 a.m., local time, Thursday, June 6, 2002.

    At the special meeting, you will be asked to vote on the acquisition of Crestline Capital Corporation by Barcelo Corporacion Empresarial, S.A. through a merger of Cowboy Acquisition Corporation, its wholly owned subsidiary, with and into Crestline. After the merger, Crestline Capital Corporation will be a wholly owned subsidiary of Barcelo Corporacion Empresarial, S.A. Under the merger agreement, you will receive $34 in cash for each share of Crestline common stock that you own.

    We cannot complete the merger unless it is approved by the affirmative vote of two-thirds of our stockholders. If you were a stockholder of record at the close of business on April 22, 2002, you may vote at the special meeting.

    The enclosed proxy statement gives you detailed information about the proposal to be voted on at the special meeting and includes the merger agreement attached as Annex A and an assignment and amendment agreement attached as Annex B. We encourage you to read the proxy statement carefully, including the Annexes.

    Your vote is very important. Whether or not you plan to attend the special meeting, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

                                      Sincerely,

                                      /s/ Bruce Wardinski
                                      Bruce D. Wardinski
                                      Chairman of the Board, President, and
                                      Chief Executive Officer


    The proxy statement is dated May 9, 2002 and is being first mailed to our stockholders on or about May 10, 2002.

                         CRESTLINE CAPITAL CORPORATION
                             8405 GREENSBORO DRIVE
                                   SUITE 500
                            MCLEAN, VIRGINIA 22102

                               -----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 6, 2002

TO OUR STOCKHOLDERS:

    The special meeting of stockholders of Crestline Capital Corporation, a Maryland corporation, will be held at the Baltimore Inner Harbor Courtyard, 1000 Aliceanna Street, Baltimore, Maryland, at 11:00 a.m., local time, Thursday, June 6, 2002 for the following purposes:

    1. to approve the merger contemplated by the Agreement and Plan of Merger, dated as of March 27, 2002, as amended April 26, 2002, among Crestline Capital Corporation, Barcelo Gestion Hotelera, S.L., a Spanish limited liability company ("Barcelo Gestion"), Barcelo Corporacion Empresarial, S.A., a Spanish corporation ("Barcelo Empresarial"), and Cowboy Acquisition Corporation, a Maryland corporation and wholly owned subsidiary of Barcelo Empresarial, which provides that: (a) Cowboy Acquisition Corporation will be merged with and into Crestline, with Crestline continuing as the surviving corporation and becoming a wholly owned subsidiary of Barcelo Empresarial; and (b) if the merger is completed, each outstanding share of Crestline common stock will be converted into the right to receive $34 in cash; and

    2. to transact any other business as may properly come before the special meeting and any adjournments or postponements thereof or matters incidental thereto.

    OUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AND DETERMINED THAT THE MERGER IS ADVISABLE, FAIR, AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER PURSUANT TO THE MERGER AGREEMENT.

    Our board of directors has fixed the close of business on April 22, 2002 as the record date for the special meeting. If you were a stockholder on April 22, 2002, you may vote at the special meeting or vote for any adjournments or postponements of the meeting. A form of proxy and a proxy statement containing more detailed information regarding matters to be considered at the special meeting accompany and are a part of this notice.

    All stockholders are cordially invited to attend the special meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. We have enclosed a postage-prepaid envelope for that purpose. If you attend the special meeting, you may vote in person even if you have already returned a proxy.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ Tracy Colden
                                      Tracy M. J. Colden
                                      Corporate Secretary

McLean, Virginia
May 9, 2002

                         CRESTLINE CAPITAL CORPORATION
                             8405 GREENSBORO DRIVE
                                   SUITE 500
                            MCLEAN, VIRGINIA 22102

                               -----------------

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
    TABLE OF CONTENTS.................................................   i
    SUMMARY TERM SHEET................................................   1
    QUESTIONS AND ANSWERS ABOUT THE MERGER............................  10
    WHO CAN HELP ANSWER YOUR QUESTIONS................................  13
    CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION......  15
    THE SPECIAL MEETING...............................................  16
       General........................................................  16
       Purpose of the Special Meeting.................................  16
       Record Date and Voting Power...................................  16
       Quorum and Vote Required.......................................  16
       The Board of Directors Recommendation..........................  17
       Share Ownership of Management and Others.......................  17
       Proxies, Voting and Revocation.................................  17
       Solicitation of Proxies and Expenses...........................  18
    APPROVAL OF THE MERGER............................................  19
       The Companies..................................................  19
       General........................................................  20
       Background of the Merger.......................................  20
       Reasons for the Merger.........................................  25
       Recommendation of Our Board of Directors.......................  26
       Opinion of Deutsche Banc Alex. Brown Inc.......................  27
       Interests of Certain Persons in the Merger.....................  32
       Security Ownership Of Certain Beneficial Owners And Management.  37
       Past Contacts, Transactions and Negotiations...................  41
       Effective Time of Merger.......................................  41
       Management and Operations Following the Merger.................  41
       Material U.S. Federal Income Tax Consequences..................  41
       Accounting Treatment of the Merger.............................  43
       Determination of the Merger Consideration......................  43
       Payment for Shares.............................................  44
       Regulatory Matters.............................................  44
       Delisting and Deregistration of Crestline Common Stock.........  44
       Appraisal Rights...............................................  44
    THE AGREEMENT AND PLAN OF MERGER..................................  45
       General........................................................  45
       Form of Merger and Consideration to be Received in the Merger..  45
       Procedure for the Exchange of Stock Certificates...............  46
       Representations and Warranties.................................  46
       Conduct of Business Prior to the Merger........................  48

         Other Covenants..............................................  49
         Non-Solicitation Covenant....................................  50
         Treatment of Stock Awards....................................  52
         Other Employee Benefit Matters...............................  52
         Conditions to Consummation of the Merger.....................  53
         Termination..................................................  54
         Termination Fee..............................................  56
         Assignment...................................................  57
         Amendment....................................................  57
      OTHER RELATED AGREEMENTS........................................  57
         Consent of Marriott International, Inc.......................  57
         Consents of Host Marriott Corporation........................  57
      PROPOSALS BY OUR STOCKHOLDERS...................................  58
      WHERE YOU CAN FIND MORE INFORMATION.............................  59
      AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 27, 2002........ A-1
      ASSIGNMENT AND ASSUMPTION AND AMENDMENT TO AGREEMENT AND PLAN OF
        MERGER, DATED AS OF APRIL 26, 2002............................ B-1
      OPINION OF DEUTSCHE BANC ALEX, BROWN INC., DATED MARCH 27, 2002. C-1

                         CRESTLINE CAPITAL CORPORATION
                             8405 GREENSBORO DRIVE
                                   SUITE 500
                            MCLEAN, VIRGINIA 22102

                               -----------------

                                PROXY STATEMENT

                               -----------------

                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 6, 2002

                               -----------------

                              SUMMARY TERM SHEET

    This summary term sheet highlights selected information contained in this proxy statement. It may not contain all of the information that is important to you. To understand fully the proposed merger, and for a more complete description of the legal terms of the transaction, you should read carefully the entire proxy statement, as well as the additional documents to which we refer you, including the merger agreement attached as Annex A and the assignment and amendment agreement attached as Annex B. We refer to the merger agreement and the assignment and amendment agreement collectively as the merger agreement in this proxy statement. If you have additional questions, see "Where You Can Find More Information" on Page 59. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. This proxy statement is first being mailed to our stockholders on or about May 10, 2002.

                         THE SPECIAL MEETING (Page 16)

The Special Meeting (Page 16)

    The special meeting of our stockholders will be held at the Baltimore Inner Harbor Courtyard, 1000 Aliceanna Street, Baltimore, Maryland, beginning at 11:00 a.m., local time, Thursday, June 6, 2002.

Record Date and Voting Power (Page 16)

    Our board of directors has fixed the close of business on April 22, 2002 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting. On the record date, we had 15,633,331 shares of our common stock issued and outstanding held by approximately 1,857 record holders and 18,000 beneficial owners. We have no other class of voting securities outstanding.

    Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournments or postponements of that meeting.

Quorum and Vote Required (Page 16)

    The presence, in person or by duly executed proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the special meeting is required in order to constitute a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

    The affirmative vote of the holders of two-thirds of all votes entitled to be cast on the matter is required in order to approve the proposed merger pursuant to the merger agreement.

    Abstention and shares which are not voted, including broker non-votes, will count as votes against the approval of the merger pursuant to the merger agreement.

Share Ownership of Management and Others (Page 17)

    On the record date, certain directors and officers of Crestline owned approximately 4.8% of the outstanding shares of Crestline common stock. Each of those directors and officers has advised us that he or she intends to vote all shares of Crestline common stock over which he or she has voting control "FOR" approval of the merger pursuant to the merger agreement.

Proxies, Voting and Revocation (Page 17)

    Shares of our common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked prior to or at the special meeting, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with those instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of our common stock represented by that proxy will be voted "FOR" the approval of the merger pursuant to the merger agreement. Proxies are being solicited on behalf of our board of directors.

    We do not expect that any matter other than the proposal to approve the merger will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote on those other matters in accordance with their judgment.

    The person who executes a proxy may revoke it at, or before, the special meeting by: (1) delivering to our corporate secretary or The Bank of New York a written notice of revocation of a previously delivered proxy bearing a later date than the proxy, (2) duly executing, dating, and delivering to our corporate secretary a subsequent proxy, or (3) attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If your shares are held in a brokerage account, you must follow your broker's instructions to revoke a proxy.

                       APPROVAL OF THE MERGER (Page 19)

    A copy of the merger agreement is attached as Annex A to this proxy statement and a copy of the assignment and amendment agreement is attached as Annex B. We encourage you to read both the merger agreement and the assignment and amendment agreement because they are the principal documents governing the merger.

The Companies (Page 19)

    Crestline Capital Corporation. We are a Maryland corporation. We refer to ourselves throughout this proxy statement as the "company," "Crestline," "we," or "us." Currently, we operate in the lodging industries through our management, ownership, and leasing of hotels. Our principal office is located at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102 and the telephone number of our offices is (571) 382-1700.

    Barcelo Gestion Hotelera, S.L. We refer to Barcelo Gestion Hotelera, S.L in this proxy statement as "Barcelo Gestion." Barcelo Gestion is a Spanish limited liability company that is based in Palma de Mallorca, Spain. Barcelo Gestion is wholly owned by Barcelo Empresarial. Barcelo Gestion's principal office is located at Calle Rover Motta, 27, Palma de Mallorca, 07006, Spain and its telephone number is 011-34-606-98-6533.

    Barcelo Corporacion Empresarial, S.A. We refer to Barcelo Corporacion Empresarial, S.A. in this proxy statement as "Barcelo Empresarial." Barcelo Empresarial is a Spanish corporation headquartered in Palma de Mallorca, Spain. Barcelo Empresarial is 100% owned by the Barcelo family and has been run by three generations of family members. Barcelo Empresarial and its affiliates own, manage and lease 108 hotels in 16 countries across four continents, including 18 hotels in the United States. Barcelo's principal office is located at Calle Rover Motta, 27, Palma de Mallorca, 07006, Spain and its telephone number is 011-34-606-98-6533.

    Barcelo Gestion has assigned its rights under the merger agreement to its parent, Barcelo Empresarial, which has also assumed all of Barcelo Gestion's obligations thereunder. Notwithstanding this assignment and assumption, Barcelo Gestion remains obligated to perform its obligations if Barcelo Empresarial does not. Unless the context otherwise requires it, when we use the term "Barcelo" in this proxy statement, we intend to refer to both Barcelo Gestion and Barcelo Empresarial.

    Cowboy Acquisition Corporation. We refer to Cowboy Acquisition Corporation in this proxy statement as "Cowboy Acquisition Corp." Cowboy Acquisition Corporation is a Maryland corporation and wholly owned subsidiary of Barcelo Empresarial. Cowboy Acquisition Corp was recently formed to merge into Crestline pursuant to the merger agreement. Cowboy Acquisition Corp's principal office is located at 11 East Chase Street, Baltimore, Maryland 21202. The telephone number for Cowboy Acquisition Corp is (202) 956-6667.

Form of Merger and Consideration to be Received in the Merger (Page 45)

    Upon the completion of the merger, Cowboy Acquisition Corp, a wholly owned subsidiary of Barcelo Empresarial, will merge with and into Crestline, and Crestline will survive the merger and become a wholly owned subsidiary of Barcelo Empresarial. Each issued and outstanding share of Crestline common stock will be converted into the right to receive $34 in cash less any required tax withholding. Also, each share of restricted common stock which is included in our shares of common stock outstanding, will vest and each holder will be entitled to receive $34 in cash, less any required tax withholding for each share held. In addition, each holder of any deferred stock awards which have been granted under stock compensation plans will be entitled to receive $34 in cash, less any required tax withholding for each share held. The merger agreement also provides that holders of Crestline stock options will receive a cash payment for each vested or unvested option in an amount equal to the difference between the exercise price of the option and the per share consideration received by holders of our common stock in connection with the merger.

Reasons for the Merger (Page 25)

    In reaching its decision to approve the merger agreement and the merger and to recommend approval of the merger by the company's stockholders, our board of directors consulted with its management, as well as its legal and financial advisors, and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. In unanimously approving the merger agreement, the company's board of directors considered a number of factors, both positive and negative, including without limitation, the following:

   . the determination of the board of directors that the merger represents the most attractive alternative available to the company's stockholders;

   . Deutsche Bank's opinion that consideration to be received by our stockholders in the merger is fair to our stockholders from a financial point of view;

   . the board of directors familiarity with the company's business, financial conditions, results of operations, current business and future prospects, the nature of the markets in which the company operates, the company's position in such markets, and the historical and current market prices for our common stock;

   . the determination that a merger would be a more tax-efficient vehicle for many stockholders in comparison to a dividend, tender offer or liquidation of the company;

   . the terms and conditions of the merger agreement, including (1) the fact that the merger is not conditioned upon Barcelo receiving financing, and (2) the ability of the company pursuant to the merger agreement to furnish non-public information concerning the company and its business, properties or assets to, and to engage in discussions or negotiations with, any third party which has indicated an interest in making a bona fide acquisition proposal, if the board of directors concludes in good faith after consulting with its outside legal counsel and financial advisors, that, if consummated, such acquisition proposal would be more favorable to the company or its stockholders from a financial point of view than the merger;

   . the determination of the board of directors, based on discussions with management and Deutsche Bank that Barcelo's proposed price of $34 per share was firm and that Barcelo was not likely to increase its offer price;

   . the fact that the company's management and the company's board of directors had considered possible strategic alternatives to the merger and determined that the merger provided the greatest value to the company's stockholders;

   . the fact that the merger agreement limits our ability in some cases to pursue alternative transactions other than with Barcelo by requiring us to pay Barcelo $5 million for transaction expenses if the merger agreement is terminated, and in other cases, a termination fee of $7.5 million or $18 million; and

   . the fact that the consummation of the merger is conditioned on a number of factors, including: approval by our stockholders, the accuracy of the representations and warranties of the parties, the performance by the parties of the covenants contained in the agreement, the maintaining in effect certain material consents of Host Marriott Corporation and Marriott International, Inc., and the absence of any material adverse changes relating to our company and Barcelo.

Recommendation of our Board of Directors (Page 26)

    Our board of directors has unanimously approved the merger agreement and the merger and determined that the merger pursuant to the terms of the merger agreement is advisable, fair to, and in the best interests of the company and its stockholders. The board of directors unanimously recommends that our stockholders vote "FOR" the proposal to approve the merger pursuant to the merger agreement at the special meeting.

Opinion of Financial Advisor (Page 27)

    Deutsche Banc Alex. Brown Inc., now Deutsche Bank Securities Inc., which we refer to as Deutsche Bank in this proxy statement, is the company's financial advisor. Deutsche Bank has delivered an opinion to the company's board of directors as to the fairness, from a financial point of view, to the stockholders of the merger consideration to be received by our stockholders.

    The full text of Deutsche Bank's written opinion, dated March 27, 2002, is attached as Annex C to, and is incorporated by reference in, this proxy statement. Deutsche Bank's opinion does not constitute a recommendation as to how any stockholder should vote regarding the transaction. You should carefully read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations on the review undertaken by Deutsche Bank.

Interests of Certain Persons in the Merger (Page 32)

    When you consider the recommendation of our board of directors that you vote in favor of the approval of the merger, you should be aware that a number of officers and directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. The additional interests of the executives of the company arise primarily in connection with their continued employment following the consummation of the merger and the compensation they will receive in connection with the completion of the merger. The additional interests of directors of our company arise in connection with their continued indemnification insurance coverage after the merger is completed.

Effective Time of the Merger (Page 41)

    If the proposed merger is approved at the special meeting, the closing of the merger will take place as soon as possible after all the conditions precedent to closing set forth in the merger agreement have been satisfied or waived, but in no event later than September 30, 2002, unless the parties agree otherwise.

Payment for Shares (Page 44)

    On or prior to the effective time of the merger, Barcelo or Cowboy Acquisition Corp will deposit approximately $32.3 million with The Bank of New York, which is acting as the paying agent. Immediately following the effective time of the merger, Barcelo will cause Crestline, as the surviving corporation, to deposit with the paying agent the remainder of funds necessary to pay the aggregate merger consideration. The combined funds deposited by Barcelo and Crestline will be sufficient to cover the total consideration to be paid to our stockholders as a result of the merger. Promptly after the effective time of the merger, the paying agent will send to each stockholder a letter of transmittal and detailed instructions specifying the procedures to be followed for surrendering stock certificates and receiving the consideration. You should not send your stock certificates to us or anyone else until you receive these instructions.

Conditions to Consummation of the Merger (Page 53)

    Crestline and Barcelo are obligated to complete the merger only if several conditions are satisfied or waived, including but not limited to:

   .    the approval of the merger by our stockholders;

   .    obtaining any required regulatory approvals; and

   . there being no outstanding government action that challenges or prohibits the merger and there being no other legal restraint preventing the merger.

    Barcelo's obligations to complete the merger are subject to a number of conditions, including, but not limited to:

   . the continued accuracy at the time of the effectiveness of the merger of the representations and warranties made by Crestline;

   . the performance in all material respects of the parties' covenants and other obligations under the merger agreement;

   . our obtaining the consents of Marriott International, Inc. and Host Marriott Corporation to the merger and having these consents remain in effect at the time of the effectiveness of the merger;

   .    there not having been a material adverse effect on Crestline; and

   . our delivery of documents and items to Barcelo as required in the merger agreement.

    Our obligations to complete the merger are conditioned upon:

   . the continued accuracy at the time of the effectiveness of the merger of the representations and warranties made by Barcelo; and

   . Barcelo's performance in all material respects of all agreements and covenants contained in the merger agreement.

Non-Solicitation Covenant (Page 50)

    Crestline and our subsidiaries have agreed that, until the termination of the merger agreement or the effective time of the merger, they will not:

   . authorize or permit any of their respective agents, officers, directors, employees or any financial advisors, attorneys or representatives to solicit, initiate, or encourage the making of any acquisition proposal by a third party;

   . participate in any discussion or negotiations or furnish any non-public information that could be expected to lead to an offer by a third party of an alternative acquisition proposal; or

   . enter into any agreement in principal or letter of intent related to an alternative acquisition proposal, unless their board of directors determines that such action is required in order to comply with its duties under applicable Maryland law.

    Our board of directors may furnish information to a party who has made an unsolicited acquisition proposal, if our board determines in good faith that the action is required in order for the board to comply with its duties under Maryland law. We would be obligated to pay Barcelo a termination fee should we terminate the merger agreement and accept a superior acquisition proposal.

    We are required to notify Barcelo if we receive an acquisition proposal and inform them of the terms of any proposal our board considers to be more favorable to the company and our stockholders.

Termination of the Merger Agreement (Page 54)

    The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of the parties, or, should certain events or actions occur, by one of the parties acting independently.

    Either Crestline or Barcelo may independently terminate the merger agreement if:

   . any governmental entity issues an order, decree or ruling permanently enjoining or otherwise prohibiting the merger and such order is final and nonappealable;

   .    the merger is not completed before September 30, 2002; or

   .    our stockholders fail to approve the merger.

    Barcelo may independently terminate the merger agreement if:

   . Crestline suffers a material adverse effect that would reasonably be likely to result in the termination or modification of Crestline's material contracts adversely effecting its revenues by more than $4 million or adversely impacting Crestline's or its subsidiaries' business, assets, or financial condition by at least $10 million, and that effect has not been cured by Crestline;

   . Crestline breaches its representations and warranties or fails to perform in any material respect any of its covenants or obligations and that breach or failure to perform, if not cured, would be reasonably likely to result in the termination or modification of Crestline's material contracts adversely effecting revenues by more than $4 million or adversely impacting Crestline's or its subsidiaries' business, assets, or financial condition by at least $10 million, and that breach has not been cured by Crestline; or

   . our board of directors withdraws its recommendation to approve the merger or recommends an alternative proposal to our stockholders.

    Crestline may terminate the merger agreement if:

   . Barcelo or Cowboy Acquisition Corp breaches its representations and warranties or fails to perform in any material respect any of its covenants and obligations and such breach or failure to perform would have a material adverse effect on Barcelo or would prevent or materially delay Barcelo from completing the merger if not cured; or

   . our board of directors concludes in good faith after consultation with legal counsel that in order to avoid violating its duties under Maryland law, it must withdraw its recommendation of the merger and the merger agreement in connection with a superior proposal for an alternative transaction. Before terminating the merger agreement, Crestline must give Barcelo 24 hours notice of its intention to terminate the agreement and pay Barcelo a termination fee of $18 million.

Termination Fee (Page 56)

    We must pay a termination fee of $18 million to Barcelo if the merger agreement is terminated in any of the following circumstances:

   . our stockholders fail to approve the merger at our special meeting and an alternative acquisition has been proposed by a third party;

   . our board of directors modifies or withdraws its recommendation or approves or recommends a third party proposal for an alternative acquisition or business combination, or publicly proposes to do either; or

   . our board of directors accepts a proposal by a third party for an acquisition or business combination that our board of directors determines is more favorable to the company or our stockholders.

    We must pay Barcelo a termination fee of $7.5 million if the merger agreement is terminated in any of the following circumstances:

   . the company or any of our subsidiaries breaches any representation, warranty, or fails to perform any covenant or agreement and that breach or failure to perform has not been cured after 30 days written notice by Barcelo and the breach would be reasonably likely to result in the termination or modification of Crestline's material contracts adversely effecting our revenues by more than $4 million or adversely impacting Crestline's or its subsidiaries' business, assets, or financial condition by at least $10 million; or

   . any court or government tribunal permanently enjoins, restrains, or prohibits the merger in connection with an alternate acquisition proposal offered by a third party.

    Barcelo must pay Crestline a termination fee of $7.5 million if the merger agreement is terminated because Barcelo or Cowboy Acquisition Corp breaches any representation or warranty or fails to perform any covenant or agreement which would be reasonably likely to have a material adverse effect on Barcelo.

    We must pay Barcelo a termination fee of $5 million if the merger agreement is terminated in any of the following circumstances:

   . our stockholders fail to approve the merger at our special meeting and no other alternative acquisition proposal has been made to Crestline; or

   . we suffer a material adverse effect and the event or change that occurs would reasonably be likely to result in the termination or modification of Crestline's material contracts adversely effecting our revenues by more than $4 million or adversely impacting Crestline's or its subsidiaries' business, assets, or financial condition by at least $10 million.

Material U.S. Federal Income Tax Consequences (Page 41)

    U.S. stockholders of the company will generally recognize taxable gain or loss for federal income tax purposes as a result of their receipt of the merger consideration equal to the difference between the merger consideration they receive and their tax basis in their Crestline common stock. Non-U.S. stockholders will be subject to 10% withholding and may be subject to U.S. federal income tax on gain realized as a result of their receipt of the merger consideration.

Accounting Treatment (Page 43)

    The merger will be accounted for as a purchase of Crestline by Barcelo Empresarial in accordance with generally accepted accounting principles.

Regulatory Matters (Page 44)

    No federal or state regulatory requirements remain to be complied with in order to complete the merger other than the filing of the articles of merger with the State Department of Assessments and Taxation of Maryland.

Delisting and Deregistration of Crestline Common Stock (Page 44)

    If the merger is completed, Crestline common stock will no longer be traded on the New York Stock Exchange.

Appraisal Rights (Page 44)

    Stockholders of the company are not entitled to appraisal rights under the Maryland General Corporation Law in connection with the merger pursuant to the merger agreement.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

    The following questions and answers are intended to address briefly some commonly asked questions regarding the proposed merger. These questions and answers may not address all questions that may be important to you as a company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the Annexes to this proxy statement.

    Q:  Who is soliciting my proxy?

    A: The board of directors of Crestline Capital Corporation, which we refer to in this agreement as the "company," "Crestline," "we," or "us."

    Q:  Why am I receiving this document and proxy card?

    A: You are receiving this document and proxy card because you own shares of our common stock. We have entered into a merger agreement with Barcelo Gestion Hotelera, S.L., a Spanish limited liability company and Cowboy Acquisition Corporation, a Maryland corporation and wholly owned subsidiary of Barcelo Corporacion Empresarial, S.A., pursuant to which Cowboy Acquisition Corporation will merge with and into Crestline resulting in Crestline being a wholly owned subsidiary of Barcelo Empresarial. On April 26, 2002, the parties to the merger agreement and Barcelo Empresarial entered into an assignment and amendment agreement in which Barcelo Empresarial assumed the rights, interests, and obligations of Barcelo Gestion under the merger agreement, but Barcelo Gestion was not released from performing its obligations under the merger agreement. This document describes a proposal to approve the merger pursuant to the merger agreement. This document also gives you information about us, Barcelo, Cowboy Acquisition Corporation, and other background information so that you can make an informed investment decision.

    Q:  Why is Crestline's board of directors recommending the merger?

    A: After careful consideration, our board of directors has unanimously approved the merger agreement, the assignment and amendment agreement, and the merger, and has unanimously determined that the merger is advisable, fair, and in the best interests of our stockholders. In reaching its decision to approve the merger agreement, the assignment and amendment agreement, and the merger and to recommend approval of the merger by our stockholders, our board of directors consulted with management, as well as Crestline's financial and legal advisors, and considered the terms of the proposed merger agreement, the assignment and amendment agreement, and the transactions contemplated by the merger agreement. Our board of directors also considered each item set forth in "Reasons for the Merger" on Page 25.

    Q:  What will I receive in the merger?

    A: If the merger is completed, each share of your Crestline common stock will be converted into the right to receive $34 in cash less any required tax withholding.

    Q:  What vote is required of the stockholders to approve the merger?

    A: The approval of the merger will require the affirmative vote of holders of two-thirds of the outstanding shares of our common stock as of the record date. Only holders of record of our common stock at the close of business on April 22, 2002, the record date, are entitled to notice of and to vote at the special meeting. A quorum is present at the special meeting for purposes of the vote of the holders of our common stock if a majority of the total number of shares of outstanding Crestline common stock are represented in person or by proxy. Holders of record of Crestline common stock are entitled to one vote per share of common stock at the special meeting.

    Only shares voted for approval of the merger and properly executed proxies that do not contain voting instructions will be counted as favorable votes for approval of the merger.

    Q:  When do you expect the merger to be completed?

    A: We are working to complete the merger as soon as possible following the approval of the merger by our stockholders and the satisfaction of the conditions to closing that are described in this proxy statement. We cannot, however, require Barcelo and Cowboy Acquisition Corporation to close the merger until all the conditions set forth in the merger agreement are satisfied or waived. There are several significant conditions to closing, including but not limited to:

   .    the approval of the merger by our stockholders;

   . the continuing accuracy of our representations and warranties, subject to conditions of materiality;

   . the performance in all material respects of the parties' covenants and other obligations under the merger agreement;

   . the absence of any material adverse change to the business, operations or financial condition of the company and its subsidiaries; and

   . the maintaining in effect certain material consents from Host Marriott Corporation and Marriott International, Inc.

    Q: If the merger is completed, when can I expect to receive the merger consideration for my shares of stock?

    A: Promptly after the merger is completed, you will receive detailed instructions from The Bank of New York, who is acting as the paying agent, regarding the surrender of your stock certificates. You should not send your stock certificates to us or anyone else until you receive these instructions. Barcelo and the surviving corporation will arrange for the payment of the consideration to be sent to you as promptly as practicable following the receipt of your stock certificates and other required documents.

    Q: What will the company do if the merger is not approved by the stockholders?

    A: If the merger is not completed, we will continue to operate as a publicly traded company. None of Barcelo, Cowboy Acquisition Corporation or any third party is under any obligation to make or consider any alternative proposal regarding the purchase of your common stock. If our stockholders do not approve the merger, we will continue to explore strategic alternatives. Further, if our stockholders do not approve the merger, we must pay Barcelo a termination fee that varies depending on the circumstances. We must pay Barcelo $18 million if our stockholders do not approve the merger and an acquisition proposal from a third party has been offered to the company. We must pay Barcelo $5 million if our stockholders do not approve the merger at the special meeting and no other alternative acquisition proposal has been proposed or offered to us by a third party.

    Q:  Will I owe any federal income tax as a result of the merger?

    A: For U.S. stockholders, the receipt of cash in the merger as merger consideration will be a taxable transaction for federal income tax purposes. Those stockholders will recognize taxable gain or loss equal to the difference between the merger consideration they receive and their tax basis in their Crestline common stock. Non-U.S. stockholders will be subject to 10% withholding and may be subject to federal income tax as a result of the merger. See "Material U.S. Federal Income Tax Consequences" on Page 41.

    Q:  How can I learn more?

    A: This proxy statement contains important information regarding the terms of the merger. It also contains important information about what our board of directors considered in approving the merger. In addition, to learn more information, you should carefully read the merger agreement attached as Annex A and the assignment and amendment agreement attached as Annex B to this proxy statement.

    Q: What happens if I sell my shares of common stock before the special meeting?

    A: The record date for the special meeting is earlier than the expected effectiveness of the merger. If you held your shares of common stock on the record date but have transferred those shares after the record date and before the effectiveness of the merger, you will retain your right to vote at the special meeting unless you have made other arrangements.

    Q: If my broker holds my shares of common stock in "street name," will my broker vote my shares for me?

    A: Your broker will not vote your shares of common stock unless you provide instructions on how to vote. You should instruct your broker how to vote your shares of common stock by following the directions your broker will provide. If you do not provide instructions to your broker, your shares of common stock will not be voted and this will have the same effect as a vote "AGAINST" the merger and the other proposals brought before the special meeting.

    Q:  May I change my vote after I have mailed my signed proxy card?

    A: Yes, you can change your vote by sending in a later dated, signed proxy card or a written revocation before the special meeting or by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

    Q:  What rights do I have if I oppose the merger?

    A: You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, or by voting against the merger in person at the special meeting. You are not, however, entitled to any appraisal rights under Maryland law.

    Q:  What will happen to my shares of stock after the merger is completed?

    A: Following the effectiveness of the merger, your shares of common stock will represent solely the right to receive the merger consideration and will otherwise cease to exist. Trading in our common stock on the New York Stock Exchange will cease. Price quotations for our common stock will no longer be available, and we will cease filing periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

    Q:  Should I send my certificates now?

    A: No. After the merger is completed, we will send you written instructions for surrendering your stock certificates.

    Q:  How do I vote?

    A:  If you hold shares of common stock, simply:

   .    indicate on your proxy card how you want to vote;

   .    sign and date your proxy card; and

   . mail it in the enclosed postage-paid return envelope as soon as possible so that your shares of common stock will be represented at the special meeting.

    You may attend the special meeting and vote your shares of common stock in person, rather than voting by proxy. In addition, prior to voting on the merger at the special meeting, you may withdraw your proxy and either submit a subsequent proxy to change your vote or attend the special meeting and vote in person. If your shares are held in a brokerage account, you must follow your broker's instruction to revoke your proxy. You should be aware that the failure to vote, an abstention or a broker non-vote would have the same effect as a vote "AGAINST" the merger brought before the special meeting.

                      WHO CAN HELP ANSWER YOUR QUESTIONS

    If you would like additional copies of this proxy statement, or if you would like to ask any additional questions about the transaction, you should contact Tracy M. J. Colden or Larry K. Harvey at (571) 382-1700.

                           MARKET PRICE INFORMATION

    Crestline common stock is traded on the national over-the-counter market and quoted on the New York Stock Exchange under the symbol "CLJ." The table below sets forth, for the quarters indicated, the reported high and low sales prices of our common stock.

                                                      Common Stock
                                                      -------------
                                                       High   Low
                                                      ------ ------
             Fiscal Year Ended December 29, 2000:
                First Quarter........................ $20.38 $15.88
                Second Quarter.......................  19.75  16.00
                Third Quarter........................  19.75  16.88
                Fourth Quarter.......................  25.94  19.63
             Fiscal Year Ended December 28, 2001:
                First Quarter........................  28.00  23.75
                Second Quarter.......................  30.21  25.35
                Third Quarter........................  31.90  28.13
                Fourth Quarter.......................  31.55  24.75
             Fiscal Year Ending January 3, 2003:
                First Quarter........................  32.00  30.00
                Second Quarter (through May 8, 2002).  33.86  31.35

    On March 27, 2002, the last full trading day prior to the public announcement of our signing of the merger agreement, the New York Stock
Exchange reported that our last sale price of common stock was $31.70 per share.

    On May 8, 2002, the most recent practicable date prior to the printing of this proxy statement, the New York Stock Exchange reported that our last sale price of common stock was $33.81 per share.

    We urge you to obtain current market quotations for our common stock.

                       CAUTIONARY STATEMENTS CONCERNING
                          FORWARD-LOOKING INFORMATION

    This proxy statement contains forward-looking statements. Certain matters discussed herein are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Certain, but not necessarily all, of such statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "estimates," or "anticipates," or the negative thereof or comparable terminology. All forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual transactions, results, performance, or achievements of Crestline to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. These may include: (1) national and local economic and business conditions or governmental regulations that will affect demand, prices, wages or other costs for hotels; (2) the level of rates and occupancy that can be achieved by such properties; (3) the company's ability to compete effectively in areas such as access, location, quality of properties and rate structures; (4) the company's ability to maintain the properties in first-class manner (including meeting capital expenditure requirements); (5) the availability and terms of financing, other than financing provided in connection with the merger; (6) governmental actions and initiatives; (7) the ability to consummate the merger; and (8) the ability to find available acquisitions and investment opportunities. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions and business opportunities, we can give no assurance that our expectations will be attained or that any deviations will not be material. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                              THE SPECIAL MEETING

General

    The board of directors of the company is soliciting the enclosed proxy for use at the special meeting of stockholders of the company to be held on June 6, 2002 at 11:00 a.m. local time, and at any adjournments or postponements of that meeting. This proxy statement will be sent to stockholders on or about May 10, 2002.

    The special meeting will be held at the Baltimore Inner Harbor Courtyard, 1000 Aliceanna Street, Baltimore, Maryland.

    As of April 22, 2002, 15,633,331 shares of the company's common stock, $.01 par value per share, were outstanding, representing the only voting securities of the company.

    The company's mailing address is 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102, and our telephone number is (571) 382-1700.

Purpose of the Special Meeting

    At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger contemplated by the merger agreement. Pursuant to the merger agreement, Cowboy Acquisition Corporation, a wholly owned subsidiary of Barcelo Empresarial, will merge with and into Crestline and Crestline will survive the merger. After the merger, Crestline will be a wholly owned subsidiary of Barcelo Empresarial. In the merger, each share of Crestline common stock issued and outstanding immediately before the merger will be converted into the right to receive $34 in cash. You are urged to read a copy of the merger agreement attached as Annex A and the assignment and amendment agreement attached as Annex B to this proxy statement.

Record Date and Voting Power

    Stockholders of record at the close of business on April 22, 2002, sometimes referred to as the record date, will be entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. On the record date, we had 15,633,331 shares of our common stock issued and outstanding held by approximately 1,857 record holders and 18,000 beneficial owners. Each share of the company's common stock is entitled to one vote.

Quorum and Vote Required

    The presence, in person or by duly executed proxy, of a majority of the votes entitled to be cast is required to constitute a quorum at the special meeting. Under the Maryland General Corporation Law and our charter, the affirmative vote of two-thirds of all votes entitled to be cast on the matter is required to approve the proposed merger.

    The failure to vote, abstentions and broker non-votes will have the effect of a vote "AGAINST" approval of the merger. Broker non-votes are proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

The Board of Directors Recommendation

    The board of directors determined that the merger is advisable, fair, and in the best interests of the company and its stockholders. The board unanimously recommends that you for "FOR" the proposal to approve the merger pursuant to the merger agreement.

Share Ownership of Management and Others

    At the close of business on the record date, certain directors and officers of Crestline beneficially owned and were entitled to vote approximately 744,800 shares of Crestline common stock, representing approximately 4.8% of the shares of Crestline common stock issued and outstanding on the record date. Each of those directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the Crestline common stock owned by him or her FOR the approval of the merger pursuant to the merger agreement.

Proxies, Voting and Revocation

    Stockholders may use the enclosed proxy card to vote their shares or may vote their shares in person by attending the special meeting. Stockholders are encouraged to specify their choice on matters being voted on by marking the appropriate boxes on the enclosed proxy card. Shares will be voted in accordance with such instructions.

    Shares of our common stock represented at the special meeting by properly executed proxies received prior to, or at, the special meeting, and not revoked, will be voted at the special meeting, and at any adjournment or postponement of that special meeting, in accordance with the instructions on those proxies. If a proxy is duly executed and submitted without instructions, the shares of our common stock represented by that proxy would be voted "FOR" approval of the merger pursuant to the merger agreement. Proxies are being solicited on behalf of our board.

    We do not expect that any matter other than the proposal to approve the merger will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote on those other matters in accordance with their judgment.

    A proxy may be revoked at any time before it is voted at the special meeting. A proxy may be revoked by the person who executed it at, or before, the special meeting by:

   . delivering to our corporate secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy;

   . duly executing, dating, and delivering to our secretary a subsequent proxy; or

   .    attending the special meeting and voting in person.

    Attendance at the special meeting will not, in and of itself, constitute revocation of a previously delivered proxy. Any written notice revoking a proxy should be delivered to Crestline Capital Corporation, P.O. Box 11253, New York, New York 10203-0253.

    If your shares are held in a brokerage account, you must follow your broker's instructions to revoke a proxy.

Solicitation of Proxies and Expenses

    We will bear the entire cost of soliciting proxies from our stockholders. We have retained MacKenzie Partners, Inc. to assist in soliciting proxies and will pay approximately $15,000 plus reasonable out-of-pocket expenses in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to those beneficial owners. We will reimburse persons representing beneficial owners of the shares of our common stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers, or other regular employees of the company. No additional compensation will be paid to our directors, officers, or other regular employees for these services.

    Please do not send stock certificates with your proxy. A transmittal form with instructions for tendering Crestline stock certificates will be mailed to you as soon as practicable after completion of the merger.

                            APPROVAL OF THE MERGER

    This section of the proxy statement describes the material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this proxy statement, the merger agreement, the assignment and amendment agreement, and the other documents referred to carefully for a more complete understanding of the merger. We have attached a copy of the merger agreement, the assignment and amendment agreement, and the opinion of Deutsche Bank to this proxy statement as Annexes.

The Companies

    Crestline Capital Corporation. Crestline became a publicly traded company on December 29, 1998 when Host Marriott Corporation completed its plan of reorganizing its business by spinning off Crestline to the stockholders of Host Marriott. The spin-off was part of a series of transactions pursuant to which Host Marriott converted into a real estate investment trust or REIT. In connection with the distribution, stockholders of Host Marriott received one share of Crestline common stock for every ten shares of Host Marriott common stock owned. By completing the distribution, Crestline became the third party leasing vehicle used by Host Marriott to lease or sublease substantially all of its hotels.

    Crestline operates in the lodging industry through the management, ownership, and leasing of hotels. The company is engaged in third party hotel management and currently manages or has agreements to manage hotels and conference centers located in 12 states and the District of Columbia. We own an equity interest in seven of these managed hotels. Crestline also leases or subleases 99 limited-service hotels under long-term agreements, which are operated by Marriott International, Inc. under long-term management agreements.

    The principal executive offices of Crestline are located at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102 and our telephone number is (571) 382-1700.

    Barcelo Gestion Hotelera, S.L. Barcelo Gestion is a Spanish limited liability company that is based in Palma de Mallorca, Spain. We refer to Barcelo Gestion Hotelera, S.L. in this proxy statement as "Barcelo Gestion." Barcelo Gestion is 100% owned by Barcelo Empresarial.

    Barcelo Gestion's principal office is located at Calle Rover Motta, 27, Palma de Mallorca, 07006, Spain and its telephone number is 011-34-606-98-6533.

    Barcelo Empresarial Corporacion, S.A. We refer to Barcelo Empresarial Corporacion, S.A. in this proxy statement as "Barcelo Empresarial." Barcelo Empresarial is a Spanish corporation headquartered in Palma de Mallorca, Spain. Barcelo Empresarial is 100% owned by the Barcelo family and has been run by three generations of family members. Barcelo Empresarial and its affiliates own, manage and lease 108 hotels in 16 countries across four continents, including 18 hotels in the United States.

    Barcelo Empresarial's principal office is located at Calle Rover Motta, 27, Palma de Mallorca, 07006, Spain and its telephone number is 011-34-606-98-6533.

    Barcelo Gestion has assigned its rights under the merger agreement to its parent, Barcelo Empresarial, which has also assumed all of Barcelo Gestion's obligations thereunder. Notwithstanding this assignment and assumption, Barcelo Gestion remains obligated to perform its obligations if Barcelo Empresarial does not. Unless the context otherwise requires it, when we use the term "Barcelo" in this proxy statement, we intend to refer to both Barcelo Gestion and Barcelo Empresarial.

    Cowboy Acquisition Corporation. Cowboy Acquisition Corp is a Maryland corporation and was recently formed solely for the purpose of acquiring Crestline. Cowboy Acquisition Corp, which is a wholly owned subsidiary of Barcelo Empresarial, will be merged with and into Crestline and Crestline will be the surviving corporation. As a result of the merger, Crestline will become a wholly owned subsidiary of Barcelo Empresarial. Because Cowboy Acquisition Corp was recently formed, it has no prior or current operating history.

    Cowboy Acquisition Corp's principal office is located at 11 East Chase Street, Baltimore, Maryland 21202. The telephone number for Cowboy Acquisition Corp is (202) 956-6667.

General

    The merger will be completed if the required approval of Crestline stockholders is obtained and all other conditions contained in the merger agreement are satisfied or waived. Upon completion of the merger, Cowboy Acquisition Corp will be merged with and into Crestline. Crestline will survive the merger, becoming a wholly owned subsidiary of Barcelo Empresarial, and the separate corporate existence of Cowboy Acquisition Corp will cease. In the merger, each issued and outstanding share of Crestline common stock will be converted into the right to receive $34 in cash, without interest. Each option to purchase Crestline common stock will be canceled and thereafter represent the right to receive the excess, if any, of the difference between the $34 per share and the option's per share exercise price.

Background of the Merger

    In November 2000, representatives of a publicly traded real estate investment trust contacted Mr. Wardinski, our Chairman, President, and Chief Executive Officer, and verbally communicated a non-binding expression of interest in acquiring 100% of the company's outstanding capital stock. As part of the process of evaluating this expression of interest, the company engaged Deutsche Bank to provide advisory services with respect to strategic alternatives, including alternatives that involve the possible sale of the company or of certain of its assets and to assist the company in identifying and evaluating potential strategic partners. Deutsche Bank was asked to contact potential partners to determine whether they would be interested in some form of acquisition of assets, joint venture, or business combination. Deutsche Bank contacted companies that were believed to be the most likely to be interested in, and capable of successfully consummating, a potential transaction with the company. No agreement could be reached by the company and the publicly traded real estate investment trust on the price, structure, and other terms and conditions of a transaction, and on December 23, 2000, all discussions concerning a possible acquisition of the capital stock of the company were terminated.

    In the ordinary course of the company's business, management routinely meets with investment bankers to discuss potential acquisitions, financings, and other transactions. In early December 2000, management met with representatives of Banc of America Securities to discuss potential strategic transactions. At the recommendation of Banc of America, the company contacted Barcelo to determine whether Barcelo might be interested in exploring with the company the possibility of a strategic transaction between the parties. As a result of preliminary discussions between the company and

Barcelo, the parties executed a confidentiality agreement dated as of December 18, 2000, relating to Barcelo's review of the company's business, results of operations, and financial condition.

    During the period from December 18, 2000 through February 5, 2001, management of the company together with representatives of Deutsche Bank met with representatives of Banc of America and Barcelo to discuss certain financial due diligence materials. Barcelo informed the company that, because of its recent experience evaluating other possible strategic transactions, it would only continue exploring a possible transaction with the company if the company agreed to reimburse Barcelo for expenses if no agreement with respect to a transaction was reached. On February 5, 2001, the company and Barcelo Hospitality USA, Inc., which we refer to as Barcelo Hospitality in this proxy statement, entered into an agreement whereby the company agreed to reimburse Barcelo Hospitality or any affiliate for reasonable out of pocket expenses incurred by it in connection with its due diligence investigation of the company in the event that the parties failed to reach agreement on a transaction for certain specified reasons.

    Between February 2001 and May 2001, Barcelo and its financial advisors conducted additional financial, operational, and business due diligence on the company. During this period, the company's representatives (Messrs. Wardinski, Francis and Harvey and Ms. Colden) and Barcelo's representatives and their respective legal and financial advisors met periodically, in person and on the telephone, to discuss possible structures and other terms and conditions of a proposal by Barcelo to acquire the company. As a result of these discussions, Barcelo became aware that the company was considering the possible sale of various other asset groups, including its senior living portfolio and its 10 Residence Inn hotels. Barcelo informed the company that any transaction with the company would be conditioned on the company's prior sale of these two asset groups.

    On May 3, 2001, Barcelo Hospitality and the company entered into an exclusivity agreement (which superceded the reimbursement agreement dated February 5, 2002) whereby the company agreed to reimburse Barcelo or any affiliate for reasonable out-of-pocket expenses incurred up to $1.5 million by it in connection with the due diligence investigation of the company and whereby the parties agreed to negotiate in good faith for a period of up to 120 days. The exclusivity agreement specified that any transaction with Barcelo for the acquisition of the company was subject to:

   . the sale or disposition of the company's senior living portfolio for a specified minimum price; and

   . the sale or disposition of the company's 10 Residence Inns for a specified minimum price.

    Due diligence and discussions among the parties continued from May 3, 2001 through August 29, 2001. No agreement could be reached by the parties on the material terms and conditions of a transaction and, on August 29, 2001, negotiations between Barcelo and the company were terminated. On September 5, 2001, the company reimbursed Barcelo for $1.5 million of expenses pursuant to the exclusivity agreement.

    On August 9, 2001, the company entered into an agreement to sell its senior living portfolio.

    At a meeting of the board of directors on September 23, 2001, the board of directors reviewed with the company's management various strategic alternatives in light of the company's decision to sell its senior living portfolio and Residence Inns and the anticipated effects on the company's business and the hospitality industry from the terrorist attacks of September 11, 2001. At this meeting, the board authorized the company's management to continue exploring strategic investment opportunities in hotel management and ownership assets and to offer to repurchase up to 2.82 million shares of the company's outstanding common stock for an aggregate purchase price of up to $75 million.

    On September 28, 2001, the company sold its 10 Residence Inns. On December 13, 2001, the company's stockholders approved the sale of the senior living business and on January 11, 2002, the sale was consummated.

    On December 18, 2001, Mr. Francis contacted Barcelo's legal advisor to inquire as to whether Barcelo might have any interest in pursuing a transaction given the anticipated closing of the sale of the senior living business. On January 9, 2002, Banc of America informed the company that Barcelo was interested in meeting to explore whether there was a basis on which the parties could consider a potential transaction. Updated due diligence information was provided to Banc of America and Barcelo by the company and, on February 12, 2002, Messrs. Wardinski and Francis met with representatives of Barcelo to discuss a potential transaction. The meeting ended when the parties failed to agree on a price, as well as other material terms and conditions of a transaction.

    On February 18, 2002, Barcelo's legal advisor contacted Mr. Wardinski and requested additional due diligence information and discussions re-commenced between the parties.

    On February 26, 2002, Barcelo Hospitality submitted to Mr. Wardinski a written, non-binding offer to acquire the outstanding capital stock of the company for $34 per share. Barcelo's offer was expressly conditioned on Crestline's agreeing to negotiate exclusively with Barcelo the terms of its offer and on the negotiation and execution by the parties of a definitive agreement in form and substance satisfactory to both parties.

    At a meeting of the company's board of directors on February 26, 2002, the company's management and Deutsche Bank reviewed with the board of directors various strategic alternatives for the company. The board discussed the company's future prospects in light of the company's significant cash balance and the prospects for the company's hotel management and leasing business in light of the current state of the hospitality industry (particularly in light of the effects on the economy and the hospitality industry from the terrorist events of September 11). The board of directors discussed various alternatives available to the company, including:

   . the distribution of a portion of the company's available cash to its stockholders through a dividend or tender offer and the acquisition of hotel management assets and other hotel assets with the remaining cash;

   . the utilization of the company's available cash to make significant acquisitions of hotel management assets and other hotel assets;

   .    the liquidation of the company; and

   .    the sale of the company.

    As part of the management's presentation, Mr. Wardinski reviewed with the board management's recent efforts to identify and pursue various strategic investment opportunities in hotel management and ownership assets and advised the board of Barcelo's expressions of interest in acquiring the company. At the conclusion of this meeting, the board of directors directed the company's management to continue discussions with Barcelo concerning its offer.

    On February 28, 2002, Mr. Wardinski acknowledged receipt of Barcelo's letter and the parties entered into an exclusivity agreement pursuant to which the parties agreed to negotiate in good faith exclusively for a period of up to 30 days (which period could be extended an additional 30 days by either party) with respect to Barcelo's proposal to acquire the company. The exclusivity agreement specified that Barcelo's offer letter was subject to the parties (1) agreeing to the terms and conditions of a transaction, (2) negotiating documents reflecting such terms, and (3) completing their diligence investigation of the other party. The exclusivity agreement did not obligate the company to reimburse Barcelo for any expenses in the event that a transaction was not agreed to by the parties.

    From March 1 through March 10, 2002, Barcelo conducted its diligence investigation of the company and the company and Barcelo and their respective legal and financial advisors negotiated the structure, terms and conditions of Barcelo's acquisition of all of the outstanding stock of the company pursuant to a merger of a subsidiary of Barcelo with and into the company. On March 11, 2002, the company's representatives (including Messrs Wardinski, Francis and Harvey and Ms. Colden) and Barcelo's representatives and their respective legal and financial advisors met in the company's offices in Bethesda, Maryland to negotiate the terms and conditions of the merger. The parties continued negotiating these terms and conditions through a series of telephone conference calls, through March 22, 2002. During this time period, the company also entered into discussions with third parties with respect to consents that were critical to any acquisition of the company by Barcelo.

    On March 20, 2002, Mr. Wardinski received from another party a preliminary non-binding expression of interest in acquiring the outstanding stock of the company. This party did not respond to inquiries and requests for information from the company's management concerning its interest letter and no further expressions of interest were received by the company or any of its financial or legal advisors.

    On March 22, 2002, the board of directors held a telephonic meeting at which the company's management and its legal and financial advisors reviewed with the board the status of the negotiations with Barcelo. As part of its review, management also reviewed with the board the other expression of interest received on March 20. At the conclusion of this meeting, the board authorized management to continue negotiations with Barcelo concerning its offer.

    From March 22 through March 24, 2002, the company's representatives and Barcelo's representatives and their respective legal counsel held several conference calls to finalize the terms and conditions of the merger agreement. During this time, the company's representatives also continued discussions with the third parties whose consent to the acquisition by Barcelo was necessary concerning the terms and conditions under which they would agree to provide such consent. The company's representatives reviewed with Barcelo the terms and conditions of the proposed consents.

    On March 24, 2002, the company's board of directors held a telephonic meeting to discuss the final terms and conditions of Barcelo's proposal to acquire the outstanding stock of the company, including the proposed terms and conditions of the merger agreement. Prior to the meeting, each board member received a copy of the proposed merger agreement and information about the proposed merger. The company's management and its legal and financial advisors then reviewed various aspects of the proposed Barcelo transaction with the board, including:

   .    the reasons for, and financial overview of, the proposed transaction;

   . the potential benefits and risks of approving the merger agreement and consummating the proposed transaction;

   .    the principal terms of the merger agreement;

   .    the future prospects of the company; and

   . the principal terms of the employment agreements for the company's senior management to become effective after the merger.

    In addition, at the meeting, Deutsche Bank reviewed with the board of directors its financial analysis of the merger consideration and rendered to the board an oral opinion (which opinion would be confirmed by delivery of a written opinion) to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken described in its written opinion (a form of which had been provided to each board member prior to the meeting), the merger consideration was fair, from a financial point of view, to the holders of the company's common stock.

    Following the presentation, the members of the board deliberated concerning the proposed Barcelo transaction. The company's management and legal and financial advisors were available to answer any questions. During that portion of the board's deliberations concerning the terms of the employment agreements for management following the merger and the treatment in the proposed merger of outstanding management benefit awards, Messrs. Wardinski, Francis, Harvey, Ms. Colden, and Ms. White left the meeting and the remaining members of the board of directors deliberated in their absence. Following the board's deliberations, the entire board of directors determined that the proposed merger was advisable and unanimously approved the merger and the merger agreement.

    On the evening of March 24, 2002, following the conclusion of the board meeting, representatives of Barcelo informed Mr. Wardinski that they would not agree to certain terms and conditions of a third party consent that was critical to the proposed transaction. Because there was not agreement as to the terms and conditions of this consent, neither party was willing to enter into the merger agreement. On the evening of March 24, 2002, Mr. Wardinski contacted each member of the company's board of directors to explain the situation and to advise the board members that the company's representatives would pursue discussions between Barcelo and the company and such third party to determine whether the parties could reach agreement on the terms and conditions of the requisite consents.

    From March 25 through March 27, 2002, the company's representatives and Barcelo's representatives engaged in negotiations concerning the terms and conditions of the third party consent in question. During this period, the company's representatives and Barcelo's representatives and their respective legal counsel also made final changes to the merger agreement. On March 27, 2002, the parties reached agreement on a term sheet containing the material terms of the third party consent. On this date, Deutsche Bank delivered to the company its written fairness opinion dated March 27, 2002 in the form in which such opinion had been provided to the board prior to the board's meeting on March 24, 2002. On the evening of March 27, 2002, Mr. Wardinski contacted each member of the company's board of directors to advise them of the resolution reached with respect to each open issue and the receipt of Deutsche Bank's written opinion.

    The merger agreement was signed by the parties after the close of business on March 27, 2002 and, prior to the commencement of trading on Thursday, March 28, 2002, the company issued a press release announcing the execution of the merger agreement.

    On or near April 15, 2002, representatives of Barcelo expressed their desire to Ms. Colden that Crestline permit Barcelo Gestion to assign all of its rights, interests and obligations under the merger agreement to its parent company, Barcelo Empresarial. From April 15 to April 25, 2002, the parties and their legal representatives discussed the terms of the proposed assignment and prepared the assignment and amendment agreement with representatives of Barcelo. The company's Board of Directors approved the assignment and amendment agreement by unanimous consent on April 26, 2002. The assignment and amendment agreement was executed by the company, Barcelo Gestion, Barcelo Empresarial, and Cowboy Acquisition Corp on April 26, 2002.

Reasons for the Merger

    In reaching its decision to approve the merger agreement, the assignment and amendment agreement, and the merger and to recommend approval of the merger by the company's stockholders, the board of directors consulted with its management, as well as its legal and financial advisors, and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. In unanimously approving the merger agreement, the company's board of directors considered a number of factors, both positive and negative, including without limitation, the following:

   . The determination of the board of directors that, as a result of the board's extensive exploration, with the participation of the company's senior management and Deutsche Bank, of strategic alternatives available to the company (particularly in light of the company's large accumulation of cash resulting from the sale of the company's senior living business, the termination of its full-service leases, the sale of 10 Residence Inns and the sale of the Baltimore Inner Harbor Courtyard), and its review and evaluation of the results of that process, the merger represents the most attractive alternative available to the company's stockholders.

   . The presentations by Deutsche Bank concerning the company and the financial aspects of the merger and the opinion of Deutsche Bank to the effect that the consideration to be received by the company's stockholders pursuant to the merger agreement was fair to such stockholders from a financial point of view.

   . The board of directors' familiarity with the company's business, financial condition, results of operations, current business and future prospects, the nature of the markets in which the company operates, the company's position in such markets, and the historical and current market prices for our common stock.

   . The determination that the merger would be a more tax-efficient vehicle for many stockholders in comparison to a dividend, tender offer, or liquidation of the company.

   . The terms and conditions of the merger agreement including the fact that the merger is not conditioned upon the receipt of financing and the ability of the company pursuant to the merger agreement to furnish non-public information concerning the company and its business, properties or assets to, and to engage in discussions or negotiations with, any third party which has indicated an interest in making a bona fide acquisition proposal, if the board of directors concludes in good faith after consulting with its outside legal counsel and financial advisors, that, if consummated, that such acquisition proposal would be more favorable to the company or its stockholders from a financial point of view than the merger.

   . The determination of the board of directors, based on discussions with management and Deutsche Bank that Barcelo's proposed price of $34 per share was firm and that Barcelo was not likely to increase its offer price.

   . The fact that the company's management and the board of directors had considered possible strategic alternatives that might be available to the company and determined that the merger provided the greatest value to our stockholders. The possible strategic alternatives the board considered included:

      . the distributions of a portion of the company's available cash to its common stockholders through a dividend or tender offer and the opportunistic acquisition of assets with the remaining cash;

      . the utilization of the company's available cash to make significant strategic asset and management company acquisitions; and

      .    the liquidation of the company.

   . The fact that the merger agreement limits our ability in some cases to pursue alternative transactions with parties other than Barcelo. In the event we terminate the merger agreement because our board of directors withdraws its recommendation and determines to accept a superior proposal by a party other than Barcelo, we would first be required to pay Barcelo a termination fee of $18 million. In addition, we must pay Barcelo a termination fee of $18 million if our stockholders do not approve the merger agreement and an alternative acquisition proposal has been made to us. For a discussion of fees required to be paid in the event the merger agreement is terminated, see "Termination Fee" on Page 56.

   . The fact that the consummation of the merger is conditioned on a number of factors, including:

      .    the approval by our stockholders;

      .    the accuracy of the representations and warranties of the parties;

      . the performance by the parties of the covenants contained in the merger agreement;

      . the maintaining in effect certain material consents of Host Marriott Corporation and Marriott International, Inc.; and

      . the absence of any material adverse changes relating to the company and to Barcelo.

    The above discussion of the factors considered by the company's board of directors is not intended to be exhaustive. Given the variety and number of factors considered in connection with its evaluation of the merger, the company's board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. After taking into account all of the factors set forth above, the board of directors unanimously determined that the merger was advisable and in the best interests of the company and its stockholders and that the company should proceed with the merger.

Recommendation of Our Board of Directors

    FOR THE REASONS DISCUSSED ABOVE, THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND DETERMINED THAT THE MERGER IS ADVISABLE, FAIR, AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER PURSUANT TO THE MERGER AGREEMENT.

Opinion of Deutsche Banc Alex. Brown Inc.

    Deutsche Banc Alex. Brown Inc., now Deutsche Bank Securities Inc., acted as financial advisor to Crestline in connection with the merger. At the March 24, 2002 meeting of Crestline's board of directors, Deutsche Bank delivered its oral opinion to the Crestline board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration of $34 per share in cash for each share of Crestline common stock was fair, from a financial point of view, to Crestline stockholders. Deutsche Bank's oral opinion was subsequently confirmed in writing to Crestline's board of directors on March 27, 2002.

    THE FULL TEXT OF DEUTSCHE BANK'S WRITTEN OPINION, DATED MARCH 27, 2002, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY DEUTSCHE BANK IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C TO THIS DOCUMENT AND WE INCORPORATE IT BY REFERENCE. CRESTLINE STOCKHOLDERS ARE URGED TO READ THE DEUTSCHE BANK WRITTEN OPINION IN ITS ENTIRETY. THE SUMMARY OF THE DEUTSCHE BANK WRITTEN OPINION SET FORTH IN THIS DOCUMENTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In connection with Deutsche Bank's role as financial advisor to Crestline, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Crestline and Barcelo and certain internal analyses and other information furnished to it by Crestline and Barcelo. Deutsche Bank has also held discussions with members of the senior management of Crestline regarding the business and prospects of Crestline and the joint prospects of a combined company. In addition, Deutsche Bank has:

   . reviewed the reported prices and trading activity for Crestline common stock;

   . compared certain financial and stock market information for Crestline with similar information for certain companies whose securities are publicly traded;

   .    reviewed the terms of the merger agreement; and

   . performed such other studies and analyses and considered such other factors as it deemed appropriate.

    In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Crestline or Barcelo, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information.

    Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Crestline or Barcelo. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Crestline or Barcelo as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. The Deutsche Bank Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion.

    For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis,

   . the representations and warranties of Crestline and Barcelo contained in the merger agreement are true and correct;

   . Crestline and Barcelo will each perform all of the covenants and agreements to be performed by it under the merger agreement;

   . all conditions to the obligation of each of Crestline and Barcelo to consummate the merger will be satisfied without any waiver thereof;

   . all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained; and

   . in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Crestline or Barcelo is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Crestline or Barcelo or materially reduce the contemplated benefits of the merger to Crestline.

    Below is a brief summary of financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Crestline Board of Directors at its meeting on March 24, 2002. These summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Deutsche Bank, the tables must be read with the text of each summary, because the tables alone are not a complete description of the financial analyses.

    Analysis of Selected Publicly Traded Companies. Deutsche Bank compared certain financial information and commonly used valuation measurements for Crestline to corresponding information and measurements of the following four publicly traded companies:

   .    Interstate Hotels Corporation

   .    MeriStar Hotels & Resorts, Inc.

   .    Prime Hospitality Corp.

   .    John Q. Hammons Hotels, Inc.

    Deutsche Bank deemed the business of these four companies, referred to in this document as the selected companies, to be comparable to the business of Crestline. For example, Crestline and the selected companies are involved in the lodging business and have a status of C corporations under the Internal Revenue Code.

    Deutsche Bank compared, among other things, the ratio of enterprise value, defined as common equity market value adjusted by adding the amount of any debt, preferred stock and minority interest, and subtracting the amount of any cash and cash equivalents, to projected earnings before interest, income tax, depreciation and amortization, or EBITDA, for the fiscal year 2002.

    To calculate the trading multiples for the selected companies, Deutsche
Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and EBITDA estimates reported in analyst research reports on the selected companies.

             Ratio of Enterprise Value to EBITDA 2002 (Estimated)

                                 Mean:    6.5x
                                 Median:   7.3
                                 Range:  1.9-9.4

    Deutsche Bank observed that the enterprise value for Crestline implied by these trading multiples ranged from the low of $32.12 to the high of $32.17 per share and compared that range of values with the merger consideration of $34 per share.

    None of the selected companies is identical to Crestline. Accordingly, Deutsche Bank believes the analysis of selected publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

    Liquidation scenario analysis. Deutsche Bank performed a liquidation scenario valuation for Crestline to determine the value distributable to Crestline's stockholders under a complete liquidation of Crestline's assets. In preparing its analysis, Deutsche Bank utilized several valuation methodologies in determining the total value of Crestline's assets, as reflected in the table below.

       Crestline assets                 Valuation methodology
       ----------------                 ---------------------
     Leases:               the net present value of cash flow for the
                           period 2002 to the expiration of each lease
                           discounted at a rate of 16.0% provided by
                           Crestline's management; because of the
                           limited universe of buyers for the Crestline
                           leases, a range of 0% to 50% discounts were
                           applied to the net present value calculation
     Management contracts: the implied value of applying EBITDA multiples to the management contract;
                           EBITDA based on a range of current multiples
                           of selected companies (1.5x-3.5x)
     Equity investments:   the implied value calculated by multiplying
                           the number of rooms of each property by the
                           median and mean prices per room for
                           comparable asset sales, adjusted by Crestline's
                           percentage ownership and net of property debt
     Promissory note:      the face value of the note from Chesapeake
                           Hotel Limited Partnership discounted by a range of 0% to 25%

    The sum of the asset values implied by the above calculations resulted in Crestline's total asset value. From the total value of the Crestline's assets, Deutsche Bank subtracted the following:

   . the net taxes on cash proceeds from the asset sales based on a 40% corporate tax rate and the tax basis of each asset, and

   . the transaction costs and liquidation inefficiencies including advisory fees, severance fees, legal fees, government filing fees and projected overhead during liquidation.

    Deutsche Bank observed that the implied amount distributable in liquidation per each share of Crestline common stock ranged from $33.12 to $34.45 and compared that range of values with the merger consideration of $34.00 per share.

    Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis for Crestline. In preparing its analysis, Deutsche Bank viewed Crestline as two units: the first unit consisted of Crestline's equity investments and management contracts and we referred to it as operating business, and the second consisted of Crestline's limited service leases and subleases and we referred to it as the leases. Deutsche Bank calculated the discounted cash flow values for Crestline as the sum of the net present values of:

   . the estimated future cash flow expected from the operating business for the years 2002 through 2007;

   .    the terminal value of the operating business at the end of such period;
        and

   . the estimated future cash flow expected from the leases for the years 2002 through their respective expirations.

    The estimated future cash flows were based on the financial projections for Crestline for the years 2002 through 2007 for the operating business and for the years 2002 through their respective expirations for the leases, both prepared by Crestline's management. The terminal value of Crestline was calculated based on normalized EBITDA (i.e. EBITDA adjusted by the corporate overhead in a mature operating year without the leases) for the operating business for 2007 and a range of multiples of 6.3x and 8.3x. Deutsche Bank used discount rates ranging from 11.0% to 15.0% for the operating business and ranging from 14.0% to 18.0% for the leases. Deutsche Bank used these discount rates for the operating business based on its judgment of the estimated weighted average cost of capital of the selected companies, and used such multiples based on its review of the trading characteristics of the common stock of the selected companies. Deutsche Bank used discount rates for the leases provided by Crestline management. Deutsche Bank observed that the discounted cash flow analysis indicated a range of values of $32.94 to $33.34 per share and compared that range of values with the merger consideration of $34.00 per share.

    The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Crestline board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

    In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Crestline board of directors as to the fairness to Crestline stockholders of the merger consideration and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Crestline management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Crestline's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Crestline, Barcelo or their respective advisors, neither Crestline nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

    The terms of the merger were determined through negotiations between Crestline and Barcelo and were approved by the Crestline board of directors. Although Deutsche Bank provided advice to Crestline during the course of these negotiations, the decision to enter into the merger was solely that of the Crestline board of directors. As described above, the opinion and presentation of Deutsche Bank to the Crestline board of directors were only one of a number of factors taken into consideration by the Crestline board of directors in making its determination to approve the merger. Deutsche Bank's opinion was provided to the Crestline board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of Crestline common stock as to how to vote with respect to the merger.

    Crestline selected Deutsche Bank as its financial advisor in connection with the merger based on Deutsche Bank's qualifications, expertise, reputation and experience in mergers and acquisitions. Crestline has retained Deutsche Bank pursuant to a letter agreement dated November 22, 2000. As compensation for Deutsche Bank's services in connection with the merger, Crestline has agreed to pay Deutsche Bank a cash fee of $1.2 million if the merger is consummated. Regardless of whether the merger is consummated, Crestline has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank's counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank. Crestline has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

    Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. They are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Crestline or its affiliates for which it has received cpensation. Deutsche Bank advised Crestline on the sale of the full-service leases to Host Marriott, the sale of the senior living business, and was a member of the lending group under Crestline's former revolving line of credit. During the last two years preceding Deutsche Bank's opinion, DB Group received compensation of approximately $2.8 million from Crestline. Members of the DB Group may actively trade securities of Crestline for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

    In considering the recommendation of our board of directors in favor of the merger and the merger agreement, you should be aware that our executive officers and certain directors of Crestline have interests in the merger that are different from, or in addition to, the interests of Crestline stockholders. These interests of our executive officers relate to or arise from, among other things:

   . the continued indemnification of current officers of Crestline pursuant to the merger agreement;

   . the retention of certain executive officers of Crestline as employees after the merger is completed pursuant to new employment agreements with Crestline or Crestline's subsidiary, Crestline Hotels & Resorts, Inc.;

   . the creation of a retention bonus performance fund to retain key employees of Crestline after the consummation of the merger; and

   . options, deferred stock, and restricted stock held by Crestline's executive officers and employees that will become fully vested as a result of the merger.

    These interests of our directors relate to or arise from:

   . the continued indemnification of current directors of Crestline pursuant to the merger agreement.

    These interests are more fully described below, and except as so described, those persons have, to our knowledge, no material interest in the merger apart from those of Crestline stockholders generally. Our board of directors was aware of, and considered the interests of its executive officers in approving the merger agreement and the merger.

    Indemnification and Insurance. The merger agreement provides that all rights of indemnification from liabilities existing in favor of current and former directors and officers of Crestline as provided in Crestline's charter and bylaws and certain indemnification agreements of Crestline will be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms after the merger. Barcelo has agreed to cause the surviving corporation to maintain, for six years after the merger, directors' and officers' liability insurance for acts or omissions which occur prior to the merger for those directors and officers who were, as of the date of the merger agreement, covered by the Crestline directors' and officers' liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement. Barcelo's obligation to provide this insurance coverage is subject to a cap of 175% of the current annual premium paid by Crestline for existing insurance coverage.

    Employment of Our Executive Officers. All of our current executive officers are expected to be retained as employees after the merger. Upon the closing of the merger, it is expected that our current executive officers will be officers of the surviving corporation serving in the following capacities:
Bruce D. Wardinski as President and Chief Executive Officer; James L. Francis as Chief Operating Officer; Larry K. Harvey as Executive Vice President; Chief Financial Officer and Treasurer; and Tracy M. J. Colden as Executive Vice President, General Counsel and Corporate Secretary. In addition, after the merger, David L. Durbin, presently Crestline's Executive Vice President, will serve as President and Chief Executive Officer of Crestline Hotels & Resorts, Inc.

    Each of the individuals listed above entered into a new employment agreement which will be effective upon the closing of the merger. For a description of the terms of their employment, see "Employment Agreements" below.

    Employment Agreements. Crestline has entered into employment agreements with its executive officers. Each of these employment agreements will only be effective if the merger is completed. Mr. Wardinski will be employed as President and Chief Executive Officer of the surviving corporation. Mr. Francis will be Chief Operating Officer of the surviving corporation. Mr. Harvey will be employed as Executive Vice President, Chief Financial Officer and Treasurer of the surviving corporation. Ms. Colden will be employed as Executive Vice President, General Counsel and Corporate Secretary. In addition, Crestline Hotels & Resorts, Inc., the company's wholly owned subsidiary, has entered into employment agreements with David L. Durbin and Stephanie L. White. These agreements will also only be effective if the merger is completed. Mr. Durbin will become President and Chief Executive Officer and Ms. White will become Senior Vice President--Human Resources of Crestline Hotels & Resorts, Inc. Each of these employment agreements is summarized below.

    Executive Employment Agreement of Bruce D. Wardinski, dated as of March 27, 2002. Mr. Wardinski's employment agreement provides that he serve as the President and Chief Executive

Officer of Crestline and also serve on the Board of Directors of Crestline. The agreement, which has an initial term of five years followed by successive 12 month periods renewable at the option of Crestline, provides for an annualized base salary of $630,000 (subject to review each year) and eligibility for an annual bonus based on the incentive compensation program.

    As a bonus for continuing his employment with Crestline through and after the merger, Mr Wardinski will receive, at the closing, a retention bonus of two times his base salary. Mr. Wardinski will be required to repay the retention bonus, in an amortized pro rata amount, if, during the initial term he is terminated for cause or voluntarily terminates his employment for other than good reason, death or disability.

    Additionally, if Crestline terminates Mr. Wardinski's employment without cause or Mr. Wardinski terminates his employment for good reason, Mr. Wardinski will be entitled to receive a severance payment, paid in 24 equal monthly installments, which will equal two times his base salary at the rate in effect on his last day of employment. However, if the termination occurs during the first three years of employment after the merger, the severance payment will be reduced by the amount of the retention bonus received by Mr. Wardinski when the merger was consummated. Additionally, Mr. Wardinski will receive continued payment for life, health and disability insurance coverage during the 24 month severance payment period. Mr. Wardinski will also receive a pro rata share of any annual incentive bonus granted to him and the vesting of any equity compensation rights he previously received. In the event Mr. Wardinski is terminated without cause or terminates his employment for good reason, any outstanding principal and interest due under the 1999 Executive Loan Award Program, as amended, will be forgiven by the company and additional compensation will be granted to Mr. Wardinski for the payment of taxes due on the date of forgiveness.

    Executive Employment Agreement of James L. Francis, dated as of March 27, 2002. Mr. Francis' employment agreement provides that he serve as Chief Operating Officer of Crestline. The agreement, which has an initial term of three years followed by successive 12 month periods renewable at the option of Crestline, provides for an annualized base salary of $383,000 (subject to review each year) and eligibility for an annual bonus based on the incentive compensation program.

    As a bonus for continuing his employment with Crestline through and after the merger, Mr. Francis will receive, at the closing, a retention bonus equal to his current annual base salary. Mr. Francis' retention bonus may be increased by an amount subsequently awarded to him out of the retention bonus performance fund. For a discussion of the retention bonus performance fund, see "Retention Bonus Performance Fund" on Page 36. Between 12 months after the date of the merger and December 31, 2003, the board of directors of the surviving corporation or a committee designated for that purpose will decide what portion of the retention performance fund will be awarded to Mr. Francis based upon his performance. Mr. Francis will be required to repay the retention bonus and any amounts received from the fund, in an amortized pro rata amount, if, during the initial term, he is terminated for cause or voluntarily terminates his employment for other than good reason, death or disability.

    Additionally, if Crestline terminates Mr. Francis' employment without cause or Mr. Francis terminates his employment for good reason prior to the end of the first three years, Mr. Francis will be entitled to receive a severance payment, paid in 12 equal monthly installments, equal to his annual base salary at the rate in effect on his last day of employment. However, if the such termination occurs during the first year of employment after the merger, the severance payment will be reduced by the amount of the retention bonus received by Mr. Francis when the merger was consummated. If the termination occurs during the second year of employment after the merger, the severance payment will be reduced by all amounts received by Mr. Francis as a retention bonus. Additionally, Mr. Francis will receive continued payment for life, health and disability insurance coverage during the 12 month severance payment period. Mr. Francis will also receive a pro rata share of any annual incentive bonus granted to him and the vesting of any equity compensation rights he previously received. In the event Mr. Francis is terminated without cause or terminates his employment for good reason, any outstanding principal and interest due under the 1999 Executive Loan Award Program, as amended, will be forgiven by the company and additional compensation will be granted to Mr. Francis for the payment of taxes due on the date of forgiveness.

    Executive Employment Agreement of David L. Durbin, dated as of March 27, 2002. Mr. Durbin's employment agreement provides that he serve as President and Chief Executive Officer of Crestline Hotels & Resorts, Inc. and also serve on the Board of Directors of Crestline Hotels & Resorts, Inc. The agreement, which has an initial term of three years followed by successive 12 month periods renewable at the option of Crestline, provides for an annualized base salary equal to $275,000 (subject to review each year) and eligibility for an annual bonus based on the incentive compensation program. Under the terms of the agreement, the restricted stock award of 15,000 shares of Crestline common stock granted to Mr. Durbin dated September 27, 2001 pursuant to the 1998 Comprehensive Stock Incentive Plan is cancelled and, in lieu of that grant, Mr. Durbin will receive $170,000 on each of January 1, 2003, January 1, 2004 and January 1, 2005 provided he has not, prior to any such date, been terminated for cause or voluntarily terminated his employment other than for good reason, death or disability in which event the remaining payment will be forfeited.

    As a bonus for continuing his employment with Crestline through and after the merger, Mr. Durbin will receive, at the closing, a retention bonus equal to his current annual base salary. Mr. Durbin's retention bonus may be increased by an amount subsequently awarded to Mr. Durbin out of the retention bonus performance fund. For a discussion of the retention bonus performance fund, see "Retention Bonus Performance Fund" on Page 36. Between 12 months after the date of the merger and December 31, 2003, the board of directors of the surviving corporation or a committee designated for that purpose will decide what portion of the retention performance fund will be awarded to Mr. Durbin based upon his performance. Mr. Durbin will be required to repay any amounts received as a retention bonus, in an amortized pro rata amount, if, during the initial term he is terminated for cause or voluntarily terminates his employment for other than good reason, death or disability.

    Additionally, if Crestline terminates Mr. Durbin's employment without cause or Mr. Durbin terminates his employment for good reason prior to the end of the initial term, Mr. Durbin shall be entitled to receive a severance payment, paid in 12 equal monthly installments, which will equal his base salary as of the last day of employment. However, if the termination occurs during the first year of employment after the merger, the severance payment will be reduced by the amount of the retention bonus received by Mr. Durbin when the merger was consummated. If the termination occurs during the second year of employment after the merger, the severance payment will be reduced by all amounts received by Mr. Durbin as a retention bonus. Additionally, Mr. Durbin will receive continued payment for life, health and disability insurance coverage during the 12 month severance payment period. Mr. Durbin will also receive a pro rata share of any annual incentive bonus granted to him and the vesting of any equity compensation rights he previously received.

    Other Executive Employment Agreements. Ms. Colden and Mr. Harvey each signed an executive employment agreement with Crestline on March 27, 2002. Ms. White signed an executive employment agreement with Crestline Hotels & Resorts, Inc. on the same date. None of these employment agreements will be effective unless the merger is completed. The terms of the employment agreements are identical, with the exception of the amount of base salary and the position that each officer will hold. Mr. Harvey will be employed as Executive Vice President, Chief Financial

Officer and Treasurer of Crestline with an annual base salary of $231,000. Ms. Colden will be employed as Executive Vice President, General Counsel and Corporate Secretary of Crestline with an annual base salary of $220,500. Ms. White will be employed as Senior Vice President, Human Resources of Crestline Hotels & Resorts, Inc. with an annual base salary of $200,000.

    Each employment agreement has an initial term of two years followed by successive 12 month terms renewable at the option of Crestline or Crestline Hotels & Resorts, Inc., as applicable. Each employment agreement provides for an annualized base salary that is subject to review each year. Each officer is eligible for an annual bonus based on the incentive compensation program.

    As a bonus for continuing the officer's employment with Crestline or Crestline Hotels & Resorts, Inc. through and after the merger, each officer will receive, at the closing, a retention bonus equal to his or her current annual base salary. The retention bonus may be increased by an amount subsequently awarded to the officer from the retention bonus performance fund. For a discussion of the retention bonus performance fund, see "Retention Bonus Performance Fund" on Page 36. Between 12 months after the date of the merger and December 31, 2003, the board of directors of the surviving corporation or a committee designated for that purpose will decide what portion of the retention performance fund will be awarded to the officer based upon his or her performance. Each officer will be required to repay any amounts received as a retention bonus, in an amortized, pro rata amount, if, during the first two years or within the first renewal period, he or she is terminated for cause or voluntarily terminates his or her employment for other than good reason, death or disability.

    If Crestline or Crestline Hotels & Resorts, Inc., as applicable, terminates the officer's employment without cause or the officer terminates his or her employment for good reason within the first two years, the officer will be entitled to receive a severance payment, paid in 12 equal monthly installments, equal to his or her annual base salary as of her last day of employment minus any retention bonus received by the officer. If the officer is terminated without cause or terminates their employment agreement for good reason within the first two years, the officer will not be required to repay to Crestline any portion of the retention bonus that exceeds the officer's annual base salary. If the officer is terminated without cause or terminates the agreement for good reason during the first 12 month extension of the initial term or any time thereafter, he or she will be entitled to a severance payment of one time his or her annual base salary as of the last day of the officer's employment and no deduction will be taken for any retention bonus paid to the officer. Additionally, the officer will receive continued payment for life, health and disability insurance coverage during the 12 month severance payment period. The officer will also receive a pro rata share of any annual incentive bonus granted to him or her and the vesting of any equity compensation rights the officer previously received. In the event the officer is terminated without cause or terminates his or her employment for good reason, any outstanding principal and interest due under the 1999 Executive Loan Award Program, as amended, will be forgiven by the company and additional compensation will be granted to the officer for the payment of taxes due on the date of forgiveness.

    Retention Bonus Performance Fund. A retention bonus performance fund will be established after the consummation of the merger which will be utilized to retain key employees. A portion of the fund will be awarded to certain employees within 30 days after the consummation of the merger. The board of directors of the surviving corporation or a committee designated for that purpose will decide what portion of the fund will be awarded to key employees. Between 12 months after the effective date and December 31, 2003, the board of directors of the surviving corporation or a committee designated for that purpose will decide what remaining portion of the fund will be awarded to key employees based upon their performance between the effective date and the date of the award.

    Stock Options, Restricted Stock and Deferred Stock. The merger agreement provides that holders of vested and unvested Crestline stock options will receive a cash payment for each option in an amount equal to the difference between the exercise price of the option and the per share consideration received by our stockholders in connection with the merger. One of our officers, David L. Durbin, has 33,333 unvested stock options. We estimate that Mr. Durbin will receive approximately $592,701 as a result of the cashing out of these unvested options in connection with the merger.

    Immediately prior to the consummation of the merger, each share of restricted common stock, whether or not then vested or restricted, will become fully vested and unrestricted. Each holder of restricted stock will receive a cash payment of $34 for each share of restricted stock outstanding. Each of the following persons will have the following restricted shares of our common stock made fully vested and unrestricted as a result of the merger: Mr. Wardinski, 48,000 shares; Mr. Francis, 24,000 shares; Mr. Durbin, 9,000 shares; Mr. Harvey, 10,000 shares; and Ms. Colden, 10,000 shares. We estimate that each of these persons will receive distributions in the following amounts in connection with the restricted shares becoming unrestricted as a result of the transaction: Mr. Wardinski, $1,632,000; Mr. Francis, $816,000; Mr. Durbin, $306,000; Mr. Harvey, $340,000; and Ms. Colden, $340,000.

    Immediately prior to the consummation of the merger, each share of deferred stock granted or due under the company's stock compensation plans that has not vested or otherwise become payable will vest and each share will be settled in cash. We estimate that settling these obligations will result in the following distributions to our executives: Mr. Wardinski, $13,974; Mr. Francis, $16,218; Mr. Harvey, $18,938; and Ms. Colden, $12,308.

    Executive Loan Award Program. As part of a long-term incentive program, certain of the company's executives entered into loans with the company pursuant to Crestline's 1999 Executive Loan Award Program, as amended. In connection with each loan, each executive entered into a Pledge and Custody Agreement by which he or she pledged the Crestline common stock purchased by the proceeds of the loan. The outstanding principal balance of the loan and accrued interest on the loans will be forgiven by the company beginning in 2003 over a three year period, such that one-third of the loan is forgiven in January 2003, one-third is forgiven in January 2004, and the remaining one-third is to be forgiven in January 2005. The executive will also receive as additional compensation amounts due for individual income taxes due on the date of forgiveness.

    Upon the consummation of the merger, Crestline will release and waive its right to retain custody of the company's common stock that each borrower under the loan program pledged to secure his or her loan. On March 27, 2002, Crestline signed a waiver and release of collateral for the benefit of each participant under the loan program that will be effective upon consummation of the merger. Under the waiver provided by the company, Crestline will release the company's common stock that had been pledged to Crestline to secure the loans to each executive who participated in the loan program. Crestline has reserved all other rights of the company and the participants under each loan and the loan award program. After consummation of the merger, the loan will remain fully recourse against each executive participating in the loan program. The waiver and release of collateral will only be effective if the merger is completed as contemplated by the merger agreement.

Security Ownership Of Certain Beneficial Owners And Management

    The following table sets forth the number of shares of company common stock beneficially owned as of April 22, 2002 (unless otherwise indicated) by (1) each person serving as an executive officer or director of the company during fiscal year 2001, (2) all directors and executive officers as a group; and (3) persons or entities owning 5% or more of the outstanding shares of company common stock.

                           Shares Beneficially Owned

                                                   Shares of Common Stock Beneficially
                                                                Owned(2)
                                                   -----------------------------------
Name and Address of Beneficial Owner(1)              Number           Percent of Shares
---------------------------------------            ---------          -----------------
Directors:
   Bruce D. Wardinski.............................    1,228,078(3)(4)        7.4
   Adam M. Aron...................................       11,000                *
   Louise M. Cromwell.............................       10,601                *
   Kelvin L. Davis................................        8,501(5)             *
   John W. Marriott III...........................      318,933(6)           2.1
   John B. Morse, Jr..............................        2,501(5)             *
   Michael A. Wildish.............................       10,001                *
   William L. Wilson..............................        7,000(5)             *
Executive Officers:
   Tracy M. J. Colden.............................       90,815(3)(4)          *
   David L. Durbin................................       64,874(3)(4)          *
   Steven J. Fairbanks(7).........................       50,995                *
   James L. Francis...............................      509,318(3)(4)        3.2
   Larry K. Harvey................................      129,452(3)(4)          *
   Donald R. Trice(8).............................      128,000(3)             *
All Directors and Executive Officers as a Group
  (14 persons)....................................    2,570,069             14.8
  Other 5% Beneficial Owners:
   Richard E. Marriott............................      857,378(9)           5.5
   Gabelli Funds..................................      944,300(10)          6.0
   Performance Capital Entities...................      967,700(11)          6.2
   Deephaven Capital Management LLC...............    1,076,200(12)          6.9
   Blackstone Entities............................    1,370,423(13)          8.8
   Perry Corp.....................................    1,515,300(14)          9.7

--------
*   Less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102.

(2) Based on the number of shares outstanding 15,633,331 as of April 22, 2002, plus the number of shares acquirable by person(s) within 60 days after April 22, 2002.

(3) For purposes of this table, a person is deemed to have "beneficial ownership" of the number of shares of common stock of the company that such person would have had the right to acquire within 60 days after April 22, 2002 upon exercise of options to purchase shares of common stock granted pursuant to the company's 1998 Amended and Restated Comprehensive Stock Incentive Plan (the "1998 Comprehensive Stock Incentive Plan"). The following number of shares can be acquired by the named executives through the exercise of company stock options exercisable within 60 days after April 22, 2002: Mr. Wardinski, 1,022,623; Ms. Colden, 62,137; Mr. Durbin, 33,667; Mr. Francis, 433,770; Mr. Harvey, 94,077; and Mr. Trice, 125,000.

(4) Includes shares of unvested restricted stock awarded pursuant to the company's 1998 Comprehensive Stock Incentive Plan to executives as follows:
    Mr. Wardinski, 48,000; Ms. Colden, 10,000; Mr. Durbin, 24,000; Mr. Francis, 24,000; Mr. Harvey, 10,000.

(5) The shares included herein do not include non-employee director annual deferred share awards or stock units representing fees deferred at the election of non-employee directors under the company's Non-Employee Directors' Deferred Stock Compensation Plan. The combined number of shares
    (i) subject to deferred share awards, and (ii) in stock unit accounts of non-employee directors as of April 22, 2002, were as follows: Mr. Davis, 4,749; Mr. Morse, 7,455; and Mr. Wilson, 3,272. Neither share awards nor stock units carry voting rights or are transferable. Share awards and stock units are distributed following retirement as a director.

(6) Includes 1,440 shares held by Mr. Marriott as trustee for three trusts for the benefit of his children; 1,914 shares owned by three trusts for the benefit of his children in which his wife serves as co-trustee; 315 shares owned by his wife, and 270,759 shares held by JWM Family Enterprises LP in which Mr. Marriott is President and CEO of the corporate general partner and J.W. Marriott, Jr. is the controlling stockholder.

(7) Mr. Fairbanks resigned from his position as Executive Vice President, Lodging and Senior Living Investments, of the company effective March 30, 2001.

(8) Mr. Trice resigned from his position as President and Chief Executive Officer of Crestline Hotels & Resorts, effective March 6, 2001.

(9) Richard E. Marriott and J.W. Marriott, Jr. have reported and filed jointly an amended Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") on February 6, 2002 in relation to the company.
    Includes: (i) 202,883 shares for which Richard E. Marriott has the sole powers to vote, or direct the vote, and to dispose, or direct the disposition of; and (ii) 654,495 shares for which Richard E. Marriott shares the powers to vote, or to vote, or to direct the vote, and to dispose, or to direct the disposition of (including 416,723 shares also beneficially owned by J.W. Marriott, Jr.). Does not include (i) shares held by the adult children of Richard E. Marriott as trustees for various trusts established for grandchildren of Richard E .Marriott and J.W. Marriott, Jr.; or (ii) shares owned directly or indirectly by certain members of the Marriott family; Richard E. Marriott disclaims beneficial ownership of all such shares. The principal address of J.W. Marriott, Jr. and Richard E. Marriott is 10400 Fernwood Road, Bethesda, Maryland 20817.

(10) Represents the shares of common stock held by Gabelli Funds, LLC ("Gabelli Funds"), GAMCO Investors, Inc. ("GAMCO"), Gabelli Associates Limited ("GAL"), Gabelli Associates Fund ("GAF"), Gabelli Fund LDC ("LDC"), Gabelli Securities, Inc. ("GSI"), Gabelli & Company, Inc. Profit Sharing Plan (the "Plan"), Gabelli Foundation, Inc. (the "Foundation"), Mario J. Gabelli and Marc J. Gabelli (the "Reporting Persons"). The Gabelli Funds Inc., et al, has reported in a Schedule 13D filed on April 22, 2002 under the Exchange Act, filed with the Commission, that the Reporting Persons could be deemed to own an aggregate of 944,300 shares with sole dispositive and voting power over such shares. The principal business office of Gabelli Funds Inc. is One Corporate Center, Rye, New York 10580. GAL and GIL are corporations organized under the laws of British Virgin Islands having their principal business office at c/o Fortis Fund Services (Cayman) Limited, Grand Pavilion, Commercial Centre, 802 West Bay Road, Grand Cayman, British West Indies. LDC is a corporation organized under the laws of the British Virgin Islands having its principal office at c/o Tremont (Bermuda) Limited, Tremont House, 4 Park Road, Hamilton HM II, Bermuda. The Foundation is a Nevada corporation having its principal offices at 165 West Liberty Street, Reno, Nevada 89501.

(11) Represents the shares of common stock held by Performance Capital, L.P. ("PCI"); Performance Capital II, L.P. ("PCII"); Performance Offshore, Ltd. ("POL"); Brett Fialkoff, IRA, an individual

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

    retirement account for the benefit of Brett Fialkoff ("BF"); and Jordan Warner (PCI, PCII, POL, Brett Fialkoff, IRA and Mr. Warner, collectively, the "Performance Entities"). The Performance Entities have filed a report on a Schedule 13G amendment filed on April 24, 2002 under the Exchange Act filed with the Commission, that indicates that the Performance Entities could be deemed to beneficially own an aggregate of 967,700 shares of company common stock. Of the foregoing shares, PCI, PCII, POL, and BF have reported ownership of 702,700 shares, 211,600 shares, 53,300 shares, and 100 shares, respectively. PCI's sole general partner is Performance Capital, LLC ("PCLLC") which has sole voting and dispositive power over the shares held by PCI. PCII's sole general partner is Performance Management, LLC ("PMLLC") which has sole voting and dispositive power over the shares held by PCII. Performance Management Holding Corp. ("PMHC") is the sole investment manager of POL and has sole voting and dispositive power over the shares held by POL. BF has sole voting and dispositive power over the shares held by BF. Brian Warner is the sole manager of each of PCLLC and PMLLC. Brian Warner and BF are the members of each of PCLLC and PMLLC. Brian Warner is the President and sole director of PMHC and Brian Warner and BF are its stockholders. The principal business address for PCI, PCII, PCLLC, PMLLC, PMHC, Brian Warner and BF is 767 Third Avenue, 16th Floor, New York, New York 10017. The principal business address for POL is Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands, B.W.I.

(12) Represents the shares of common stock held by Deephaven Capital Management LLC ("Deephaven") as reported in a Schedule 13G filed by Deephaven with the Commission on April 8, 2002. Deephaven has sole voting and dispositive power over all shares owned. The principal business address for Deephaven is 130 Cheshire Lane, Suite 102, Minnetonka, Minnesota 55305.

(13) Represents the shares of common stock held by Blackstone Real Estate Partners II L.P. ("BRE II"); Blackstone Real Estate Holdings II L.P. ("BREH II"); Blackstone Real Estate Partners II T.E. 1 L.P. ("BRE II TE 1"); Blackstone Real Estate Partners II T.E. 2 L.P. ("BRE II TE 2"); Blackstone Real Estate Partners II T.E. 3 L.P. ("BRE II TE 3"); Blackstone Real Estate Partners II T.E. 4 L.P. ("BRE II TE 4"); Blackstone Real Estate Partners II T.E. 5 L.P. ("BRE II TE 5"); Blackstone Real Estate Partners I L.P. ("BRE I"); Blackstone Real Estate Partners Two L.P. ("BRE Two"); Blackstone Real Estate Partners Three L.P. ("BRE Three"); Blackstone Real Estate Partners IV L.P. ("BRE IV"); Blackstone RE Capital Partners L.P. ("BRECP"); Blackstone RE Capital Partners II L.P. ("BRECP II"); Blackstone RE Offshore Capital Partners L.P. ("BOC"); Blackstone Real Estate Holdings L.P. ("BREH"); CR/RE L.L.C. ("CRRE"); BRE Logan Hotel Inc. ("Logan"); BRE/Cambridge L.L.C. ("Cambridge"); the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, and BOC, Blackstone Real Estate Associates L.P. ("BREA"); the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, and BRE II TE 5, Blackstone Real Estate Associates II L.P. ("BREA II"); the general partner of BREH II and BREA II, Blackstone Real Estate Management Associates II L.P. ("BREMA II"); the general partner of BREH and BREA, BREA L.L.C. ("BREA LLC"); the general partner of BREMA II, BREA II L.L.C. ("BREA II LLC"); Peter G. Peterson ("Peterson") and Stephen A. Schwarzman ("Schwarzman"), who are the founding members of BREA LLC and BREA II LLC; and John G. Schreiber, a limited partner in BREA and BREA II (collectively all such persons and entities, the "Blackstone Entities"). The Blackstone Entities have reported in a Schedule 13G amendment filed on May 5, 1999 under the Exchange Act filed with the Commission, that the Blackstone Entities may be deemed to beneficially own in the aggregate 1,370,423 shares of company common stock and by reason of their ability to control BREA LLC, BREA II LLC and Logan, Peterson and Schwarzman have shared power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock that may be deemed to be beneficially

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

    owned by BREA LLC, BREA II LLC and Logan and, accordingly, may be deemed to beneficially own 1,368,474 shares of common stock. The principal business address for each of the non-individual Blackstone Entities and Messrs. Peterson and Schwarzman is 345 Park Avenue, 31st Floor, New York, New York 10154. The principal business address for Mr. Schreiber is Schreiber Investments, 1115 East Illinois Road, Lake Forest, Illinois 60045.

(14) Represents shares of common stock of the company that are held by Perry Corp. Perry Corp. and Richard C. Perry reported in a Schedule 13G amendment filed on February 27, 2002 under the Exchange Act, filed with the Commission, that Perry Corp. beneficially owned 1,515,300 shares of company common stock with sole dispositive power and sole voting power over all such shares. Richard C. Perry is the President and sole stockholder of Perry Corp. The principal business address of Perry Corp. and Richard C. Perry is 599 Lexington Avenue, New York, New York 10022.

Past Contacts, Transactions and Negotiations

    Crestline had discussions with Barcelo concerning a proposed transaction that did not lead to a transaction and were terminated in August 2001. For a description of these discussions, see "Background of the Merger" on Page 20.

Effective Time of Merger

    The merger will become effective upon the acceptance for record of articles of merger by the State Department of Assessments and Taxation of Maryland, or at such later time as stated in the articles of merger. The filing of the articles of merger will occur at the time of the closing of the merger.

Management and Operations Following the Merger

    If the merger is completed, Bruce D. Wardinski and the board of directors of Cowboy Acquisition Corp will become the directors of the surviving corporation. Upon the closing of the merger, the officers of the surviving corporation will be Bruce D. Wardinski, President and Chief Executive Officer; James L. Francis, Chief Operating Officer; Tracy M. J. Colden, Executive Vice President, General Counsel and Secretary; and Larry K. Harvey, Executive Vice President, Chief Financial Officer and Treasurer. These officers will serve in this capacity until the earlier of their resignation, removal and until their respective successors are elected. The charter and bylaws of Cowboy Acquisition Corp immediately prior to the effective time of the merger will become the charter of the surviving corporation following the effective time of the merger.

    The corporate headquarters of the surviving corporation will be located at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102.

Material U.S. Federal Income Tax Consequences

    The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of Crestline. This summary does not discuss all aspects of federal income taxation which may be important to particular stockholders of Crestline stock in light of their own particular circumstances, including, without limitation, insurance companies, tax-exempt companies, non-resident aliens, financial institutions, broker-dealers, stockholders who hold their Crestline common stock as part of a hedge, straddle or conversion, stockholders who do not hold their Crestline common stock as a capital asset, and non-U.S. stockholders, except to the limited extent discussed below. In addition, this summary does not address state, local or foreign tax consequences.

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

    If a partnership holds Crestline common stock, the tax consequences of the merger to a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

    U.S. Stockholders. This section summarizes certain material U.S. federal income tax consequences of the merger to "U.S. Stockholders." The term "U.S. Stockholder" refers to a stockholder of Crestline that is classified for U.S. federal tax purposes as a United States person. For this purpose, a United States person includes:

        (1) a citizen or resident of the United States;

        (2) a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof;

        (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

        (4) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

    Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. Stockholders.

    As a result of the merger, you will recognize gain or loss for federal income tax purposes equal to the difference between your share of the merger consideration and your tax basis in the Crestline common stock you exchanged in the merger. That gain or loss will be capital gain or loss. In the case of a non-corporate stockholder of Crestline common stock, that capital gain will be subject to tax at a reduced rate if the stock exchanged in the merger was held for more than one year. The deductibility of capital losses is subject to limitation.

    Backup withholding at a rate of 30% may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules or to a stockholder who is exempt from backup withholding and when required, demonstrates this fact.

    Non-U.S. Stockholders. This section summarizes certain material U.S. federal income tax consequences of the merger to "Non-U.S. Stockholders." A "Non-U.S. Stockholder" is a stockholder of Crestline that is not a U.S. Stockholder.

    As a result of the merger, you will realize gain or loss for federal income tax purposes equal to the difference between your share of the merger consideration and your tax basis in the Crestline common stock you exchanged in the merger. You generally will not be subject to U.S. federal income tax on gain realized as a result of the merger unless (1) the gain is effectively connected with your U.S. trade or business and, if certain tax treaties apply, is attributable to a permanent establishment in the U.S. maintained by you; (2) you are a non-resident alien individual who is present in the U.S. for 183 days or more during the taxable year of the merger and certain other conditions are met; or (3) subject to the exception described below, Crestline is or has been a U.S. real property holding corporation ("USRPHC") at any time within the five-year period preceding the merger or during your holding

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

period, whichever period is shorter (the "Required Holding Period."). If your gain is effectively connected with a U.S. trade or business or you are a non-resident alien, special rules apply to you and you should consult your tax advisor regarding the U.S. federal income tax consequences to you of the merger.

    A corporation is generally a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Crestline believes that it likely has been a USRPHC at some time during the last five years. Assuming Crestline is or has been a USRPHC during the Required Holding Period, you will be subject to federal income tax on gain realized as a result of the merger unless the Crestline common stock is regularly traded on an established securities market ("regularly traded") during this calendar year and you do not own, actually or constructively, Crestline common stock with a fair market value in excess of 5% of the fair market value of all Crestline common stock outstanding at any time during the Required Holding Period. In addition, if Crestline is or has been a USRPHC within the Required Holding Period, you will be subject to withholding at a rate of 10% of the merger consideration otherwise payable to you, unless the common stock was treated as regularly traded (regardless of your ownership percentage.)

    Although the law is unclear, there is a risk that Crestline common stock would not be considered to be regularly traded for this purpose, notwithstanding its listing on the New York Stock Exchange. As a result, The Bank of New York, as the paying agent, intends to withhold and remit to the Internal Revenue Service 10% of the merger consideration otherwise payable to you. If in fact Crestline is or has been a USRPHC within the Required Holding Period, and in fact Crestline's common stock is not considered to be regularly traded for this purpose (or you at any time during the Required Holding Period have owned actually or constructively in excess of 5% in value of Crestline's common stock regardless of whether the common stock is regularly traded), you are required to file a U.S. federal income tax return and pay tax at regular rates on your gain (if any) recognized in the merger. Any tax withheld, as described above, may be claimed as a credit against any additional taxes owed, and is refundable to the extent the amount withheld exceeds the tax actually owed. If Crestline is not and has not been a USRPHC within the Required Holding Period, or if (1) Crestline common stock is considered regularly traded on an established securities market and (2) you have not owned actually or constructively in excess of 5% in value of Crestline's common stock at any time during the Required Holding Period, then you may file a U.S. federal income tax return claiming a refund of all tax withheld. You should consult your tax advisor regarding the U.S. federal income tax consequences to you of the merger.

Accounting Treatment of the Merger

    The merger will be accounted for as a purchase of Crestline by Barcelo Empresarial in accordance with generally accepted accounting principles. This means that Barcelo Empresarial will record the assets acquired and the liabilities assumed at their estimated fair value at the time the merger is completed.

Determination of the Merger Consideration

    The merger consideration was determined through arm's-length negotiations between the company and Barcelo.

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

Payment for Shares

    The Bank of New York will act as the paying agent for the payment of the merger consideration. On or prior to the effective time of the merger, Barcelo or Cowboy Acquisition Corp will deposit approximately $32.3 million with The Bank of New York. Immediately following the effective time of the merger, Barcelo will cause Crestline, as the surviving corporation, to deposit with the paying agent the remainder of funds necessary to pay the aggregate merger consideration to Crestline stockholders. The combined funds deposited by Barcelo and Crestline will be sufficient to cover the total consideration to be paid to our stockholders as a result of the merger. Promptly after the effective time of the merger, the paying agent will send to each stockholder a letter of transmittal and detailed instructions specifying the procedures to be followed for surrendering stock certificates and receiving the consideration.

    Instructions with regard to the surrender of certificates formerly representing shares of Crestline common stock, together with the letter of transmittal used for that purpose, will be mailed to you as soon as practicable after the effective time of the merger. You should not surrender certificates until you receive the letter of transmittal.

    After the completion of the merger, holders of certificates representing Crestline common stock will cease to have any rights as stockholders of Crestline, except as provided in the merger agreement, and such holders' sole rights will be to receive the merger consideration with respect to such shares.

    The appointment of the paying agent will be terminated 12 months after the consummation of the merger. Any portion of the merger consideration remaining undistributed upon termination of the paying agent's appointment will be returned to Crestline, the company surviving the merger. Any holders of certificates formerly representing shares of Crestline common stock may thereafter surrender those certificates to Barcelo or the surviving corporation (subject to abandoned property, escheat or similar laws) in order to receive merger consideration to which they are entitled. In no event will former holders of shares of Crestline common stock be entitled to receive payment of any interest on the merger consideration.

Regulatory Matters

    No federal or state regulatory requirements remain to be complied with in order to complete the merger other than the filing of the articles of merger with the State Department of Assessments and Taxation of Maryland.

Delisting and Deregistration of Crestline Common Stock

    If the merger is completed, Crestline common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Appraisal Rights

    No appraisal rights are available to our stockholders in connection with the merger pursuant to the merger agreement under Maryland law because our common stock is listed on the New York Stock Exchange.

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

                       THE AGREEMENT AND PLAN OF MERGER

    The following description of the merger agreement summarizes its material provisions but does not purport to describe all of the terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference. The full text of the assignment and amendment agreement is attached to this proxy statement as Annex B and is incorporated herein by reference. All of our stockholders are urged to read the merger agreement and the assignment and amendment agreement in their entirety.

General

    On March 27, 2002 the company entered into the merger agreement with Barcelo Gestion and Cowboy Acquisition Corp. On April 26, 2002, Barcelo Gestion, Barcelo Empresarial, Crestline and Cowboy Acquisition Corp entered into an Assignment and Assumption Agreement and Amendment to Agreement and Plan of Merger, which we refer to as the assignment and amendment agreement in this proxy statement. Under that assignment and amendment agreement, Barcelo Gestion assigned all of its rights, interests and obligations under the merger agreement to Barcelo Empresarial and Barcelo Empresarial agreed to perform all of Barcelo Gestion's obligations under the merger agreement. Despite this assignment, however, Barcelo Gestion was not released from its obligations under the merger agreement, so that either Barcelo Empresarial or Barcelo Gestion must perform all of the obligations originally required of Barcelo Gestion under the merger agreement.

    We refer to the merger agreement and the assignment and amendment agreement collectively as the merger agreement in this proxy statement. Because either Barcelo Gestion or Barcelo Empresarial may satisfy certain obligations under the merger agreement, when we refer to "Barcelo" in this proxy statement, we are referring to Barcelo Empresarial and/or Barcelo Gestion.

Form of Merger and Consideration to be Received in the Merger

    The merger agreement provides that Cowboy Acquisition Corp, a wholly owned subsidiary of Barcelo Empresarial, will be merged with and into Crestline at the effective time of the merger. Crestline will continue as the surviving corporation in accordance with Maryland General Corporation Law, becoming a wholly owned subsidiary of Barcelo Empresarial. The merger will be completed after all the conditions in the merger agreement are met or waived and Cowboy Acquisition Corp and Crestline file a certificate of merger with the State Department of Assessments and Taxation of Maryland. The merger agreement provides that the closing of the merger will take place no later than three business days after the satisfaction or waiver of the conditions to the merger.

    The merger agreement provides that each issued and outstanding share of Crestline common stock will be converted into the right to receive $34 in cash, less any required tax withholding, without interest. Also, each share of restricted common stock which is included in our shares of common stock outstanding will vest and each holder will be entitled to receive $34 in cash, less any required tax withholding for each share held. In addition, each holder of any deferred stock awards which have been granted under stock compensation plans will be entitled to receive $34 in cash, less any required tax withholding for each share held. The merger agreement also provides that holders of Crestline stock options will receive a cash payment for each vested or unvested option in an amount equal to the difference between the exercise price of the option and the per share consideration received by holders of our common stock in connection with the merger, less any required tax withholding.

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

Procedure for the Exchange of Stock Certificates

    Exchange of Stock Certificates. The Bank of New York will act as the paying agent for the payment of the merger consideration. On or prior to consummation of the merger, Barcelo or Cowboy Acquisition Corp will deposit approximately $32.3 million in cash, as adjusted pursuant to the terms of the merger agreement, with the paying agent. Immediately after consummation of the merger, Barcelo will cause Crestline, the surviving corporation, to deposit with the paying agent the remainder of funds necessary to pay the aggregate merger consideration. The combined cash of Barcelo and Crestline will be sufficient to permit the payment of the merger consideration. Promptly after the merger is completed, the paying agent will mail transmittal forms and exchange instructions to each holder of record of Crestline capital stock. After receiving the transmittal form, each holder of certificates formerly representing Crestline capital stock will be able to surrender their certificates to the paying agent and receive the merger consideration. After the merger, each certificate formerly representing Crestline capital stock, until surrendered, will be deemed, for all purposes, to evidence only the right to receive the merger consideration.

    Lost Certificates. If a certificate representing shares of Crestline stock is lost, stolen, or destroyed, the owner of the certificate may make an affidavit of that fact and the paying agent will issue the merger consideration in exchange for the lost, stolen, or destroyed certificate. Before making the payment, however, Barcelo or the paying agent may, in its reasonable discretion, require the owner of the lost, stolen, or destroyed certificate to deliver a bond in a reasonable amount as indemnity against any claim that may be made against the surviving corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

    No Liability. None of Barcelo, Cowboy Acquisition Corp, Crestline, the surviving corporation or the paying agent will be liable to any former holder of Crestline capital stock for any cash that is delivered to a public official in compliance with any property, escheat or similar law.

    Withholding Right. Barcelo is entitled to deduct and withhold from the merger consideration otherwise payable to any former holder of shares of Crestline capital stock the amount that it is required to deduct and withhold from the merger consideration under the Internal Revenue Code or any provision of state, local or foreign tax law. Those withholdings will be treated as having been paid to the former holder of the shares of Crestline capital stock.

    Please do not send in any stock certificates with your proxy. Please wait for the letter of transmittal and instructions from the paying agent.

Representations and Warranties

    The merger agreement contains customary representations and warranties relating to, among other things:

   . the corporate organization of Crestline, its subsidiaries, Barcelo, and Cowboy Acquisition Corp and similar corporate matters;

   . the authority to enter into, execute, deliver, perform, and enforce the merger agreement;

   . the consents and approvals required for the merger, and absence of violations of laws in connection with the execution of the merger agreement and the merger;

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

   .    the receipt by Crestline of an opinion of Deutsche Bank;

   . the compliance with U.S. securities laws of the documents filed by Crestline with the Securities and Exchange Commission since January 1, 1999;

   .    the accuracy of Crestline's financial statements;

   .    the absence of undisclosed material liabilities of Crestline;

   . the absence of material changes or events concerning Crestline since December 28, 2001;

   . the absence of undisclosed material suits or actions filed or threatened against Crestline and its subsidiaries;

   . the absence of suits or actions filed or threatened against Barcelo or Cowboy Acquisition Corp or its properties or other assets;

   . the absence of changes to Crestline's or its subsidiaries' employee benefit plans and other matters relating to Crestline's employee benefit plans;

   . the filing of tax returns and payment of taxes by Crestline and its subsidiaries;

   . the compliance by Crestline with environmental laws and other environmental matters;

   . the compliance by Crestline and its subsidiaries with applicable laws and possession of required permits;

   . the rights in, and non-infringement of, Crestline's and its subsidiaries' intellectual property;

   . the inapplicability of Maryland takeover laws to the merger and related transactions;

   . the engagement and payment of fees of brokers, finders, or other financial advisors by Crestline or its subsidiaries and Barcelo or its affiliates;

   .    the title to property owned or leased by Crestline and its subsidiaries;

   .    the insurance policies of Crestline and its subsidiaries;

   . the material contracts of Crestline and the absence of default by Crestline or its subsidiaries under those contracts;

   . the absence of a triggering event under Crestline's Rights Agreement, dated December 14, 1998 between the company and The Bank of New York, as a result of the execution, delivery and performance of the merger agreement;

   . the absence of any violation of the ownership limit restrictions in Crestline's charter;

   .    the ownership of Crestline securities by Barcelo or Cowboy Acquisition
        Corp;

   . the ownership of Barcelo or Cowboy Acquisition Corp of less than 2% of the capital stock of Host Marriott Corporation; and

   . the adequacy of Barcelo's financing to consummate the merger and satisfy the obligations of the surviving corporation.

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Conduct of Business Prior to the Merger

    We have agreed that until the merger is completed or the merger agreement is terminated, unless Barcelo agrees in writing or the action is contemplated by the merger agreement, the company will, and will cause each of its subsidiaries to:

   . carry on their respective businesses in the ordinary course of business consistent with their past practice; and

   . use reasonable efforts to preserve intact their business organizations, their material relationships with customers, suppliers and others having business dealings with them, and preserve their goodwill and ongoing businesses.

    In addition, we have agreed that until the merger is completed or the merger agreement is terminated, unless Barcelo agrees in writing or the action is permitted by the merger agreement, our stock compensation plans or our change-in-control separation pay plan, the company and its subsidiaries will not:

   . pay dividends or make any other distributions or payments in respect of any of their stock;

   . split, combine, or reclassify any of their stock, issue any securities in substitution for shares of their stock or effect certain other changes in their capitalization;

   . issue, deliver, sell, grant, pledge, or otherwise encumber or amend any shares of their stock, any other voting securities or any rights, warrants, or options or other similar securities, other than the issuing common stock upon the exercise of existing stock options or deferred stock;

   . amend their charter or bylaws, except for amendments to the company's subsidiaries' charters or bylaws that are immaterial or ministerial;

   . adopt any other stockholder rights plan or amend Crestline's rights agreement;

   . take any action that would result in the company's common stock being delisted from the New York Stock Exchange;

   . develop or acquire any projects, businesses, or entities, other than inventory, furnishings and equipment in the ordinary course of business consistent with past practice or projects that are permitted by the merger agreement, which do not exceed, from March 27, 2002 to June 30, 2002, a total of $5 million in commitments and funding or $4 million in commitments to provide debt guarantees;

   . sell, lease, license, swap, barter, transfer, or otherwise encumber or dispose of any of their hotel properties or other assets, except furnishings, consumables, expendables and inventory in the ordinary course of business consistent with past practice;

   . incur any debt, forgive any debt, issue, or sell any debt securities or enter into any guarantee or similar arrangement;

   . make any loans, advances, or capital contributions or investments, other than transactions between the company and its subsidiaries;

   . settle any tax audit, amend any of its tax returns, or make any tax election, other than actions that are consistent with past practice and do not involve settlements, amendments and elections of a value in excess of $500,000;

   . pay, discharge, settle, or satisfy any claims, liabilities, or obligations, other than payments, discharges, settlements, or satisfactions disclosed in Crestline's consolidated financial statements as of December 28, 2001, covered by insurance or incurred in the ordinary course of business consistent with past practice and not exceeding an aggregate of $500,000;

   . waive any benefits or modify any confidentiality, standstill, or similar agreement to which they are a party, except in the ordinary course of business consistent with past practice;

   . increase the compensation, bonus, or other benefits to any of their employees, agents, or consultants, except salary increases to non-executive employees in the ordinary course of business and consistent with past practice or salary increases and bonuses to be paid to officers pursuant to the terms of existing agreements;

   . amend any employee benefit plan, make any loans to officers, directors, employees, affiliates, agents, or consultants or make any changes to their existing lending arrangements;

   . enter into any transaction or agreement with any of their affiliates, officers, directors, stockholders, associates, family members, employees, agents, or consultants;

   . pay or make any arrangement for pensions, retirement, or other employee benefits under any employee benefit plan;

   . accelerate rights or benefits under any employee benefit plan that is not in the ordinary course of business and consistent with past practice;

   .    enter into any collective bargaining agreement;

   . modify, amend, or waive any material rights under any material contract, license, or permit;

   .    fail to make any scheduled payment on any of their indebtedness;

   . enter into any contracts or other arrangements relating to their hotel properties that would result in a lien against the hotel property, except as necessary to continue operations in the ordinary course of business or except for liens that are terminable without penalty with no more than 30 days notice; or

   .    authorize, commit, or agree to take, any of the foregoing actions.

Other Covenants

    Crestline Cash on Hand. On the closing date of the merger, Crestline is required to have at least $547 million of cash on hand, except for certain adjustments. Those adjustments include cash received from the exercise of stock options, expenses relating to authorized transactions not exceeding $5 million, expenses relating to the merger not exceeding $4 million and severance or retention bonuses paid by Crestline not exceeding $3.1 million.

    Barcelo Funding Obligation. Immediately prior to the effectiveness of the merger, Barcelo will deposit $32.3 million with the paying agent for payment of the merger consideration. Barcelo may be required to increase this amount by as much as $5 million if Crestline's cash on hand is reduced as a result of the adjustments noted above.

    Rights Agreement Amendment. On March 27, 2002, Crestline amended its rights agreement with The Bank of New York, our rights agent. The rights agreement was adopted in 1998 in anticipation of a hostile takeover. Upon certain triggering events, the rights agent would distribute rights certificates to each Crestline stockholder. Our stockholders would then be able to exercise the rights to receive additional shares of stock at a reduced price, making the company much more expensive to acquire. The amendment of the rights agreement permits the merger, as contemplated by the merger agreement, without triggering the distribution of the rights certificates.

    Ownership Limits. Our charter contains a provision that restricts stockholders from owning more than 9.8% of our capital stock, with certain exceptions. Our board of directors has the authority to grant an exception to the ownership limit, provided certain conditions are met and Host Marriott Corporation has granted written consent. Our board of directors on March 24, 2002 granted Barcelo Gestion and Cowboy Acquisition Corp an exception to the ownership limits. On March 27, 2002, Host Marriott Corporation consented to our board's determination to waive the ownership limit for Barcelo and Cowboy Acquisition Corp. On April 26, 2002, prior to our entering into the assignment and amendment agreement, our board of directors granted Barcelo Empresarial an exception to the ownership limits. On April 26, 2002, Host Marriott Corporation consented to our board's determination to waive the ownership limit for Barcelo Empresarial.

    Access to Information. We have agreed to give Barcelo and its accountants, counsel, and representatives reasonable access to our personnel, hotel properties, books, and other records during normal business hours until the merger is completed or until the merger agreement is terminated. We have authorized Barcelo and its representatives to contact our franchisors, owners, managers, lessors, and sublessors of our hotel properties and leases and any government agency or official and have authorized these parties to release to Barcelo any information relating to Crestline or our subsidiaries that Barcelo reasonably requests.

    Stockholder Meeting. We have agreed to call a meeting of our stockholders for the purpose of considering the approval of the merger as promptly as possible after the date the Securities and Exchange Commission clears this proxy statement. As noted above, that meeting is scheduled to be held on June 6, 2002.

    Reasonable Efforts. Crestline and Barcelo have each agreed to take all actions necessary and to use its reasonable best efforts to do all things, necessary, proper, or advisable to consummate the merger and any transactions that the merger agreement contemplates in the most expeditious manner, including, among other things:

   . obtaining all consents, waivers, actions, and approvals of governmental entities;

   . maintaining in effect the consents of Host Marriott Corporation and Marriott International, Inc.;

   . defending any lawsuits or legal proceedings that challenge the merger agreement; and

   . executing and delivering additional documents necessary to consummate the merger.

Non-Solicitation Covenant

    The company and its subsidiaries agreed to immediately cease any discussions or other activities with any party that could reasonably be expected to lead to an acquisition proposal, as defined below. In addition, the company and its subsidiaries will not permit any of their agents, officers, directors, employees or any financial advisors, attorneys, or other representatives to:

   .    solicit, initiate, or encourage the making of an acquisition proposal;

   . participate in any discussions or negotiations regarding, or furnish any person with non-public information with respect to, any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal, except as required by law or pursuant to a governmental request; or

   . enter into any agreement in principle or letter of intent with respect to any acquisition proposal.

    An "acquisition proposal" is any proposal or offer, other than the merger contemplated by the merger agreement, with respect to:

   . any acquisition or purchase of 15% or more of the total outstanding common stock of Crestline or other voting securities or common stock of any of its subsidiaries;

   . any acquisition, purchase, tender offer, or exchange offer that would result in any person or group beneficially owning more than 15% of the total outstanding common stock of Crestline or any of its subsidiaries;

   . any merger, consolidation, business combination, or similar transaction involving Crestline where Crestline's stockholders immediately preceding the transaction would own less than 85% of the voting power in the resulting entity after the transaction is completed; or

   . any sale, lease, exchange, transfer, or other disposition of 15% or more of the consolidated assets of Crestline and its subsidiaries.

    If, before the merger is approved by our stockholders, we receive an unsolicited proposal that our board of directors determines, in good faith, is reasonably likely to lead to a transaction that is more favorable to the company, then we may furnish information to the third party making the unsolicited proposal and participate in negotiations concerning the proposal, so long as our board of directors has determined in good faith, after consultation with legal counsel and its financial advisors, that this action is required in order for our directors to comply with their duties under applicable law. For a discussion of the break-up fee that we will be obligated to pay Barcelo should we accept an alternative proposal, see "Termination Fee" on Page 56.

    Our board of directors may also respond to any tender offer that may be made in order to comply with the requirements of Rule 14e-2 under the Securities Exchange Act of 1934.

    We are required to notify Barcelo promptly in writing if we receive an acquisition proposal, including the identity of the party making the proposal and a description of the proposal's material terms. We have also agreed to keep Barcelo fully informed of the status of any acquisition proposal.

    The merger agreement further provides that our board of directors may not withdraw, modify or publicly propose to withdraw or modify its approval of the merger, except to the extent that the board determines in good faith that it is required to do so in order to comply with its fiduciary or statutory duties. Similarly, our board of directors may not approve or recommend, or publicly propose approval or recommendation of an alternate acquisition proposal, except to the extent that the board determines in good faith that it is required to do so in order to comply with its statutory duties under Maryland law.

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

Treatment of Stock Awards

    Stock Options. At the effective time of the merger, each outstanding option to purchase shares of Crestline common stock, whether vested or unvested, granted under any of the company's stock option or stock compensation plans will be canceled. In exchange for that cancellation, each stock option holder will be entitled to receive for each stock option cancelled, the difference between the merger consideration payable per share of Crestline's common stock and the exercise price of the stock option.

    Deferred or Restricted Stock. At the effective time of the merger, each holder of restricted common stock or deferred stock awards which were granted or due under one of Crestline's stock compensation plans will be entitled to receive merger consideration for each share of deferred or restricted stock, less any required withholding. Under generally accepted accounting principles, the shares of restricted stock awards are included in the total shares of common stock outstanding. The holders of restricted common stock are entitled to vote, but the holder is restricted from selling the stock until it is vested.

Other Employee Benefit Matters

    Employment Agreements. Crestline has entered into new employment agreements with Bruce D. Wardinski, James L. Francis, Larry K. Harvey, and Tracy M. J. Colden. Crestline Hotels & Resorts, Inc., Crestline's wholly owned subsidiary, has entered into new employment agreements with David L. Durbin and Stephanie L. White. These employment agreements will not become effective until the consummation of the merger and will terminate if the merger agreement is terminated. For a discussion of the terms of these agreements, see "Employment Agreements" on Page 33.

    Loan Award Program. At the effective time of the merger, Crestline will release all collateral under the Pledge and Custody Agreements entered into to secure certain loans to executives under the Crestline 1999 Executive Loan Award Program. The company has provided each participant in the loan program with a written waiver of the requirement that each loan under the program be secured with a pledge of collateral which shall be effective upon consummation of the merger. Despite the waiver, Crestline will reserve all other rights of the company and the participants under each loan and the loan award program.

    Termination of the Crestline ESPP. We have agreed to terminate the Crestline Employee Stock Purchase Plan after our stockholders have approved the merger, but before the effective time of the merger. All accounts under the Crestline ESPP will be paid out to the plan participants in accordance with the terms of the plan.

    Termination of Crestline's Employee Stock Plans. At the effective time of the merger, we will terminate all of Crestline's stock option and stock compensation plans. All rights under those plans will terminate when the plans are terminated, except for any right to receive the merger consideration for outstanding awards awarded under the plans.

Conditions to Consummation of the Merger

    Crestline and Barcelo's respective obligations to complete the merger are subject to the satisfaction or waiver of various conditions that include, in addition to other customary conditions:

   . holders of two-thirds of the company's outstanding common stock must have approved the merger; and

   . there being no action, suit or proceeding by any governmental entity that challenges or prohibits the merger and no other legal restraint or prohibition preventing the merger is in effect.

    In addition, Barcelo's obligation to complete the merger is further subject to the satisfaction or waiver of the following conditions:

   . The representations and warranties, covenants and agreements of Crestline contained in the merger agreement which are qualified as to materiality shall be true and correct as of the closing date; and the representations, warranties, covenants and agreement of Crestline that are not qualified as to materiality shall be true and accurate in all material respects, except to the extent the representations and warranties expressly relate to a specific date, in which case the representations and warranties will be true as of that date. The representations, warranties covenants and agreements of Crestline will be deemed to be true and correct unless the failure to be correct, individually or in the aggregate, would be reasonably likely result in the termination or modification of Crestline's material contracts which would adversely affect Crestline's revenues by more than $4 million or adversely impact Crestline's or its subsidiaries' business, assets, or financial condition by at least $10 million.

   . Since the signing of the merger agreement, nothing shall have occurred that would result in a material adverse effect that would reasonably be likely to result in the termination or modification of any of Crestline's material contracts and which would adversely affect Crestline's revenues by more than $4 million or adversely impact Crestline's or its subsidiaries' business, assets, or financial condition by at least $10 million.

   . No material adverse effect shall have occurred due to the failure of Crestline to obtain any material consents.

   . Barcelo shall have received the documents and items to be delivered by Crestline pursuant to the merger agreement prior to the closing.

    In addition, Crestline's obligation to complete the merger is further subject to the satisfaction or waiver of the following conditions:

   . The representations and warranties, covenants, and agreements of Barcelo contained in the merger agreement which are qualified as to materiality will be true and correct as of the closing date; and the representations, warranties, covenants, and agreements of Barcelo that are not qualified as to materiality will be true and accurate in all material respects, except to the extent the representations and warranties expressly relate to a specific date, in which case the representations and warranties will be true as of that date.

    The merger agreement provides that a "material adverse effect" means any event, occurrence, development, change, or effect that is, or is reasonably likely to be, materially adverse to the business, properties, operating assets, or financial condition or results of operations of any party and its subsidiaries, taken as a whole. Certain events are deemed to have a material adverse effect including:

   . a termination, cancellation, or a material modification of any of Crestline's material hotel leases;

   . the failure to have in effect at the effective time of the merger the Host Marriott material consents, other than as a result of Barcelo's or Cowboy Acquisition Corp's breach of certain representations and warranties set forth in the merger agreement or in a consent agreement signed with Host Marriott and Crestline on March 27, 2002; and

   . the failure to have in effect at the effective time of the merger the consents of Marriott International, Inc., other than due to a breach by Barcelo of its representations and covenants contained in the merger agreement or the consent agreements with Marriott International, Inc.

    However, there will be no material adverse effect to the extent that any event, occurrence, development, change or effect relates to:

   .    the economy or securities markets in general;

   . the failure of Crestline to meet third party analysts' projections of financial performance;

   .    fluctuations in the price of Crestline's common stock;

   . the business sectors in which Crestline and its subsidiaries operate in general and not having a disproportionate effect on Crestline or its subsidiaries;

   . the failure to obtain any third party consents under any Crestline operational contract, other than the Host Marriott material consents; or

   . any event, occurrence, development or change relating to certain transactions permitted under the merger agreement.

Termination of the Merger Agreement

    The merger agreement may be terminated prior to the consummation of the merger by mutual agreement of Crestline and Barcelo, whether before or after receiving approval of our stockholders.

    In addition, either Crestline or Barcelo may terminate the merger agreement if:

   . any governmental entity issues an order, decree, or ruling permanently enjoining, restraining, or otherwise prohibiting the merger and such order or ruling has become final and nonappealable, provided that the party seeking to terminate the agreement has used it best efforts to resist or obtain an appeal of the order;

   . the merger is not completed by September 30, 2002, unless the date is extended, except the right to terminate will not be available to a party whose breach was the primary cause of the failure to timely close the merger; or

   . our stockholders fail to approve the merger contemplated by the merger agreement.

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

    Barcelo may terminate the merger agreement, provided Barcelo is not in breach of any of its representations and warranties or has failed to perform any covenant in the merger agreement, as a result of the following:

   . Crestline suffers a material adverse effect and fails to cure the material adverse effect within 30 days after receiving written notice of it by a Barcelo and that effect has given rise to a failure of one of the following closing conditions of Crestline:

      . that no event has occurred which would be reasonably likely to result in the termination or modification of Crestline's material contracts adversely affecting Crestline's revenues by more than $4 million or adversely impacting Crestline's or its subsidiaries' business, assets or financial condition by at least $10 million, or

      . that Crestline has in effect at the closing of the merger any material consent the failure of which to obtain would constitute a material adverse effect, as defined in the merger agreement.

   . After 30 days written notice, Crestline fails to cure any breach or fails to perform any of its representations, warranties, covenants, and agreements under the merger agreement and the breach has given rise to a failure of Crestline's closing condition that its representations, warranties, and covenants are true and correct and, individually or in the aggregate, the breach would be reasonably likely to result in the termination or modification of Crestline's material contracts adversely affecting Crestline's revenues by more than $4 million or adversely impacting Crestline's or its subsidiaries' business, assets, or financial condition by at least $10 million.

   . Our board of directors withdraws its recommendation of the merger or has approved another proposal or offer, or has publicly proposed to do so, after determining in good faith (consistent with the advice of our outside counsel and financial advisors) that such action was required in order to comply with the directors' duties under applicable law.

    Crestline may terminate the merger agreement, provided Crestline is not in breach of its non- solicitation obligations under the merger agreement if:

   . after written notice, if Barcelo or Cowboy Acquisition Corp fails to cure any breach or failed to perform any of its representations, warranties, covenants, and agreements under the merger agreement and the breach has given rise to a failure of Barcelo's closing conditions that Barcelo's and Cowboy Acquisition Corp's representations and warranties are true and correct, unless the failure to not be true and correct would not result in a material adverse effect on Barcelo or prevent or materially delay the closing of the merger; or

   . our board of directors determines to accept a proposal that it determines (after consultation with its financial adviser) is reasonably likely to be more favorable to our stockholders from a financial point of view than the merger, and Crestline has provided Barcelo with 24 hours notice and has paid the applicable termination fee to Barcelo.

Termination Fee

    We must pay Barcelo a termination fee of $18 million if the merger agreement is terminated in the following circumstances:

   . Barcelo or Crestline terminates the merger agreement because our stockholders failed to approve the transaction at our special meeting of our stockholders and an acquisition proposal from a third party has been made;

   . Barcelo terminates the merger agreement because our board of directors withdrew its recommendation of the merger agreement or approved or publicly announced its intention to approve an alternate acquisition proposal; or

   . Crestline terminates the merger agreement because our board of directors determines to accept a superior proposal offered by a third party.

    We must pay Barcelo a termination fee of $7.5 million if the merger agreement is terminated in the following circumstances:

   . Barcelo terminates the merger agreement because we have breached or failed to perform in any material respect any of our representations, warranties, covenants, and agreements contained in the agreement and the breach, which has not been cured for 30 days, has given rise to a failure of our closing condition that our representations, warranties, and covenants are true and correct and, individually or in the aggregate, the breach would be reasonably likely to result in the termination or modification of our material contracts adversely affecting our revenues by more than $4 million or adversely impacting ours or our subsidiaries' business, assets, or financial condition by at least $10 million; or

   . Barcelo or Crestline terminates the merger agreement because a court or other governmental tribunal has permanently enjoined, restrained, or prohibited the merger in connection with an alternate acquisition proposal offered to Crestline.

    Barcelo must pay us a termination fee of $7.5 million if the merger agreement is terminated in the following circumstance:

   . Crestline terminates the merger agreement because Barcelo or Cowboy Acquisition Corp has breached any representation or warranty, which breach could have a material adverse effect, or failed to perform in any material respect its covenants and agreements.

    We must pay Barcelo a termination fee of $5 million if the merger agreement is terminated under the following circumstances:

   . Barcelo or Crestline terminates the merger agreement because our stockholders failed to approve the transaction at our special meeting of our stockholders and no other acquisition proposal from a third party has been made to Crestline;

   . Barcelo terminates the merger agreement because Crestline suffered a material adverse effect and has failed to cure the material adverse effect after 30 days notice and such effect has given rise to a failure of the following closing condition of Crestline;

   . an event occurred which would be reasonably likely to result in the termination or modification of Crestline's material contracts adversely affecting Crestline's revenues by more than $4 million or adversely impacting Crestline's or its subsidiaries' business, assets, or financial condition by at least $10 million, or

   . Crestline failed to have in effect at the effectiveness of the merger any material consent that would constitute a material adverse effect, as defined in the merger agreement.

Assignment

    None of the parties may assign any of its rights, interests, or obligations under the merger agreement without the other parties' prior written consent.

Amendment

    The agreement may be amended by the mutual written agreement between the parties, except that no amendment can be made that would require the further approval of our stockholders.

                           OTHER RELATED AGREEMENTS

Consents of Marriott International, Inc.

    The consents of Marriott International Inc. under certain franchise and management agreements must be in effect at the time of closing or Barcelo will not be obligated to close the merger. For a discussion of the merger agreement's closing conditions, see "Conditions to Consummation of the Merger" on Page 49. To satisfy this condition to Barcelo's obligation to close the merger, on May 8, 2002, Crestline and Barcelo entered into consents with Marriott International, Inc. in which Marriott International, Inc. and/or its subsidiaries, which we refer to collectively as Marriott International, Inc. in this proxy statement, consented to the ownership change of Crestline and an indirect ownership change of Crestline's subsidiaries under franchise and management agreements that we have with Marriott International, Inc. with regard to hotel properties that we manage and others that we sublease.

    These consents of Marriott International, Inc. will be effective upon the closing of the merger if certain conditions are satisfied immediately prior to closing. In addition to other conditions, the effectiveness of the Marriott International, Inc. consents is conditioned upon no event having occurred, or being likely to occur, that has had a material adverse effect on the operation of the hotel properties related to the consents or on the ability of Barcelo or Crestline to perform their obligations under the Marriott International, Inc. consents.

    If we fail to keep the Marriott International, Inc. consents in effect until the closing of the merger, other than as a result of breach by Barcelo or Cowboy Acquisition Corp of its representations and warranties contained in the merger agreement or in the consent agreements, Barcelo will have a right to terminate the merger agreement. For a discussion of Barcelo's termination rights, see "Termination of the Merger Agreement" on Page 54.

Consents of Host Marriott Corporation

    As a condition to Barcelo's obligations to close the merger, we are under an obligation to keep three consents with Host Marriott Corporation in effect until the merger is consummated. On March 27, 2002, we entered into the following consents with Host Marriott Corporation in order to satisfy the merger agreement's closing requirements.

    Crestline entered into an Agreement and Consent with Host Marriott Corporation, Barcelo Gestion, and Cowboy Acquisition Corporation, whereby Host Marriott Corporation provided its consent to permit our board of directors to grant an exception to the actual or constructive 9.8% ownership limit of our common stock, which is contained in our charter. Host Marriott's consent was required because after the merger Barcelo Gestion would have owned 100% of the stock of Crestline, the surviving corporation in the merger.

    In addition, Crestline entered into two consents with subsidiaries of Host Marriott Corporation in response to certain consent requirements contained in our long-term sublease agreements pursuant to which we sublease 71 limited-service hotels from Host Marriott. The sublease agreements require the consent of Host Marriott in the event of a merger as contemplated by the merger agreement. On March 27, 2002, HPT Courtyard LLC signed a Consent and Agreement for the Courtyard sublease permitting the transactions contemplated under the merger agreement. On March 27, 2002, HMH HPT Residence Inn LLC also signed a Consent and Agreement for the Residence Inn sublease permitting the transactions contemplated under the merger agreement.

    In connection with the assignment and amendment agreement, on April 26, 2002, Crestline and Host Marriott Corporation entered into amendments to each of the two consents granted pursuant to the sublease agreements described above. In each of the amendments, Host Marriott Corporation gave its consent for Crestline to be merged with and into Cowboy Acquisition Corp with Crestline surviving the merger and becoming the wholly owned subsidiary of Barcelo Empresarial. In addition, on April 26, 2002, Host Marriott Corporation, Barcelo, and Crestline entered into an amendment to the consent Host Marriott Corporation had granted with regard to the ownership limit contained in our charter, granting its consent to permit our board of directors to grant an exception to the actual or constructive 9.8% ownership limit of our common stock to permit Barcelo Empresarial to own 100% of the stock of Crestline after the merger is completed.

    If we fail to keep these Host Marriott consents in effect until the closing of the merger, other than as a result of any breach by Barcelo or Cowboy Acquisition Corp of its representations and warranties contained in the merger agreement or in the consent agreements, Barcelo will have a right to terminate the merger agreement. For a discussion of Barcelo's termination rights, see "Termination of the Merger Agreement" on Page 54.

                         PROPOSALS BY OUR STOCKHOLDERS

    If we complete the merger, we will cease to exist as a publicly traded corporation and no stockholders prior to the effectiveness of the merger will have a right to present stockholder proposals at the company's 2002 annual meeting. However, if we do not complete the merger, our stockholders are entitled to present proposals for action at the company's 2002 annual meeting if they comply with the requirements of the proxy rules promulgated by the SEC and our bylaws as amended. Any proposal intended to be presented by a stockholder at the 2002 annual meeting of our stockholders must have been received by our Secretary at the principal executive offices of Crestline on or between February 21, 2002 and March 23, 2002 in order to be included in our proxy statement and form of proxy relating to that meeting. If we change the date for the 2002 annual meeting by more than 30 days from the date of the 2001 annual meeting then the deadline for submitting proposals is a reasonable period of time before the company begins to print and mail its proxy materials for the 2002 annual meeting. If such stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to

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

use their discretionary voting authority when and if the proposal is raised at the company's 2002 annual meeting. The stockholder must be a stockholder of record both at the time of giving notice and at the time of the annual meeting. The fact that the company may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

                      WHERE YOU CAN FIND MORE INFORMATION

    Crestline is subject to the information filing requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, files certain reports and other information with the SEC relating to our business, financial condition, and other matters. You may read and copy any reports, statements, or other information that the company filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of these materials can be obtained, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Room 1024 Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements, and other information. The information is also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                               INDEX TO ANNEXES

Agreement and Plan of Merger..................................................... Annex A
Assignment and Assumption Agreement and Amendment to Agreement and Plan of Merger Annex B
Opinion of Deutsche Banc Alex. Brown Inc., dated March 27, 2002.................. Annex C

                                                                        ANNEX A
                         AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER dated as of March 27, 2002 (this "Agreement"), among BARCELO GESTION HOTELERA, S.L., a Spanish limited liability company ("Barcelo"), CRESTLINE CAPITAL CORPORATION, a Maryland corporation ("Crestline"), and COWBOY ACQUISITION CORPORATION, a Maryland corporation ("Cowboy Acquisition Corp").

                              W I T N E S S E T H

    WHEREAS, Cowboy Acquisition Corp is a direct wholly owned Subsidiary of Barcelo;

    WHEREAS, the respective Boards of Directors of Crestline, Barcelo and Cowboy Acquisition Corp have determined that the merger of Cowboy Acquisition Corp with and into Crestline (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and, in accordance with the MGCL (as defined below), is advisable and in the best interests of their respective corporations and stockholders, and have approved this Agreement; and

    WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    Capitalized and certain other terms used in this Agreement and not otherwise defined have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

        "Acquisition Proposal" means any offer or proposal relating to any "Acquisition Transaction."

        "Acquisition Transaction" means any transaction or series of related transactions, other than the Merger contemplated by this Agreement and the Permitted Transactions, involving: (a) any acquisition or purchase from Crestline by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding Crestline Common Stock or other voting securities or the common stock of any of Crestline's Subsidiaries or any acquisition, purchase, tender offer or exchange offer that, if consummated, would result in any Person or "group" beneficially owning 15% or more of the total outstanding Crestline Common Stock or the common stock of any of Crestline's Subsidiaries, or any merger, consolidation, business combination or similar transactions involving Crestline pursuant to which the Persons who, immediately preceding such transactions, are stockholders of Crestline and hold less than 85% of the voting power in the surviving or resulting entity of such transactions; or

(b) any sale, lease, exchange, transfer or other disposition of 15% or more in value of the consolidated assets of Crestline and its Subsidiaries.

        "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person (where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise).

        "Agreement" has the meaning set forth in the recitals hereof.

        "Antitrust Authority" means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, and any relevant foreign antitrust, competition or merger control authority.

        "Articles of Merger" has the meaning set forth in Section 2.1.

        "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

        "Base Balance Sheet" has the meaning set forth in Section 4.6.

        "Board of Directors" means the board of directors of Crestline, Cowboy Acquisition Corp or Barcelo, as applicable, and, in the case of Crestline, includes, when a committee of the Board of Directors is properly authorized to act on its behalf, any committee or Person so acting for or on behalf of the Board of Directors.

        "Barcelo" has the meaning set forth in the recitals hereof.

        "Barcelo Liquidated Damages" has the meaning set forth in Section
9.2(d).

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Date" has the meaning set forth in Section 2.2.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Confidential Information" has the meaning set forth in Section 7.3.

        "Covered Person" has the meaning set forth in Section 6.3(a).

        "Cowboy Acquisition Corp" has the meaning set forth in the recitals hereof.

        "Cowboy Acquisition Corp Common Stock" means the common stock of Cowboy Acquisition Corp, par value $0.01 per share.

        "Crestline" has the meaning set forth in the recitals hereof.

        "Crestline Certificates" has the meaning set forth in Section 3.1(a).

        "Crestline Common Stock" means the common stock of Crestline, par value $0.01 per share.

        "Crestline Disclosure Schedule" has the meaning set forth in Article IV.

        "Crestline ESPP" means the Crestline Employee Stock Purchase Plan.

        "Crestline Liquidated Damages" has the meaning set forth in Section 9.2(c).

        "Crestline Payment" has the meaning set forth in Section 9.2(e).

        "Crestline Preferred Stock" means the Preferred Stock of Crestline, par value $0.01 per share.

        "Crestline Stockholders Meeting" has the meaning set forth in Section
7.1.

        "Crestline Stock Options" has the meaning set forth in Section 3.2(g).

        "Deferred Stock" has the meaning set forth in Section 3.2(g).

        "Environmental Claim" has the meaning set forth in Section 4.12(d).

        "Environmental Laws" has the meaning set forth in Section 4.12(b).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 4.10(a).

        "ERISA Plans" has the meaning set forth in Section 4.10(a).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agreement" has the meaning set forth in Section 3.2(a).

        "Exchange Funds" has the meaning set forth in Section 3.2(a).

        "Franchise Agreements" means the franchise agreements listed in Section
1.1 of the Crestline Disclosure Schedule.

        "Governmental Entity" means any Federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

        "HM Material Consents" means the Material Consents set forth in paragraphs (2), (3) and (4) of Section 1.6 of the Crestline Disclosure Schedule.

        "Hotel Leases" means each of the lease agreements listed in Section 1.2 of the Crestline Disclosure Schedule.

        "Hotel Properties" means all of the hotels, conference centers and other facilities listed in Section 1.3 of the Crestline Disclosure Schedule, including the land, improvements, and other assets located thereon, which are owned, leased or managed by Crestline or its Subsidiaries.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indebtedness" means, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services or for trade or barter arrangements (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, or currency or commodity hedging, swap or similar derivative transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers or lessors to support accounts payable to suppliers incurred in the ordinary course of business), and (j) all guarantees and arrangements having the economic effect of a guarantee by such Person of any other Person.

        "Intellectual Property" means intangible assets of an intellectual property nature, including, without limitation, registered and unregistered trademarks, service marks and trade names, all other trademark rights, trade dress, logos and other names, marks, slogans, and other identifying materials used in connection with any assets or business, and all variations and permutations thereof, and all associated goodwill; copyrights and registrations thereof; patents, inventions, shop rights, know-how, trade secrets, and confidential information; and applications for any of the foregoing; together with all rights to use all of the foregoing in all countries; discoveries, improvements, processes, formulae (secret or otherwise), data, confidential information, engineering, technical and shop plans, drawings, specifications and ideas, whether patentable or not; licenses and other similar agreements; and all drawings, records, books or other indicia, however evidenced, of the foregoing.

        "Knowledge" or "knowledge" of any Person or words to that effect means and includes: (a) an individual will be deemed to have "Knowledge" of a particular fact or other matter if without further inquiry such individual is actually aware of such fact or other matter; and (b) an entity (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if without further inquiry any of the directors and officers of such entity is actually aware of such fact or other matter; provided, however, that in the case of Crestline, "Knowledge" or "knowledge" shall also include the actual knowledge of the persons listed on Section 1.4 of the Crestline Disclosure Schedule.

        "Law" means any law, statute, ordinance, regulation or rule or any judgment, decree, order, regulation or rule of any court or governmental authority or body.

        "Lien" means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing; provided that workers', mechanics', suppliers', carriers', materialmen's, landlords' statutory, or warehousemen's liens, or liens for taxes, assessments or government charges that were incurred in the ordinary course of business and are not yet delinquent or that are being contested in good faith and for which adequate reserves have been provided in accordance with generally accepted accounting principles (to the extent required thereunder) shall not constitute a "Lien."

        "Loan Award Note" has the meaning set forth in Section 6.7(b).

        "Loan Program" has the meaning set forth in Section 6.7(b).

        "MGCL" means the Maryland General Corporation Law, as amended from time to time.

        "MI Material Consent" means the Material Consent set forth in paragraph
(1) of Section 1.6 of the Crestline Disclosure Schedule.

        "MI Term Sheet" means the term sheet provided by Marriott
International, Inc. dated March 27, 2002, the terms and provisions of which are set forth in Section 1.9 of the Crestline Disclosure Schedule.

        "Management Agreements" means the management agreements listed in
Section 1.5 of the Crestline Disclosure Schedule.

        "Material Adverse Change" or "Material Adverse Effect" with respect to any Person means any event, occurrence, development, change or effect that is, or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, properties, operating assets or financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, that, the following shall individually be deemed to constitute a "material adverse change" or a "material adverse effect": (a) a termination, cancellation or material modification of any of the Material Hotel Leases; and
(b) the failure to have in effect at Closing (1) the HM Material Consents, other than as a result of (x) any breach by Barcelo or Cowboy Acquisition Corp of its representations and warranties set forth in Section 5.6 or 5.7 below, or
(y) any breach of the representations and covenants by Barcelo or Cowboy Acquisition Corp pursuant to that certain Agreement and Consent dated March 27, 2002 by and among Host Marriott Corporation, Crestline, Barcelo and Cowboy Acquisition Corp, and (2) once obtained pursuant to Section 7.7 hereof, the MI Material Consent, other than as a result of any breach by Barcelo or Cowboy Acquisition Corp of the representations and covenants contained in the agreements constituting the MI Material Consent; provided, further, that, in no event, shall the following, either individually or in the aggregate, in and of itself be deemed to constitute a "material adverse change" or a "material adverse effect": (i) any events, occurrences, developments, changes or effects that are applicable to the national financial, banking, currency or capital markets in general; (ii) the failure by Crestline to meet independent, third party analysts' projections of earnings, revenue or other financial performance measures, provided, however, that the underlying facts, circumstances, operating results or prospects which cause Crestline to fail to meet such projections may be considered in determining whether a "material adverse change" or a "material adverse effect" has occurred or is reasonably likely to occur; (iii) fluctuations in the price of Crestline Common Stock; (iv) any events, occurrences, developments or conditions in the business sectors in which Crestline and its Subsidiaries operate, not disproportionately affecting Crestline and its Subsidiaries; (v) the failure to obtain any consent, authorization, estoppel, waiver or approval under an Operational Contract, other than each of the HM Material Consents, in connection with the Merger contemplated hereby; provided, that the cumulative financial impact of the failure to obtain consents (other than the Material Consents), authorizations, waivers or approvals may result in a "material adverse change" or a "material adverse effect" if it satisfies the requirements of Section 8.2(c)(i); (vi) the failure to obtain the MI Material Consent; or (vii) any events, occurrences, developments, changes or effects relating to or resulting from the Permitted Transactions.

        "Material Consents" means the consents of third parties set forth in
Section 1.6 of the Crestline Disclosure Schedule.

        "Material Contracts" means the Franchise Agreements, the Management Agreements and the Hotel Leases and any amendments, supplements or modifications thereto other than those Material Contracts relating to any Permitted Transaction.

        "Material Hotel Leases" means the Hotel Leases referenced in Section
1.7 of the Crestline Disclosure Schedule.

        "Materials of Environmental Concern" has the meaning set forth in
Section 4.12(b).

        "Merger" has the meaning set forth in the recitals hereof.

        "Merger Consideration" means $34 in cash.

        "NYSE" means the New York Stock Exchange, Inc., or any successor entity.

        "Operational Contracts" means agreements pertaining to the conduct of the business operations of Crestline and its Subsidiaries, including, without limitation, the Material Contracts and any other leases, operating agreements, franchise agreements, licensing agreements, joint venture agreements, non competition agreements and other similar agreements or contractual arrangements.

        "Other Filings" has the meaning set forth in Section 7.2(b).

        "Paying Agent" has the meaning set forth in Section 3.2(a).

        "Permitted Transactions" means the transactions set forth on Section
1.8 of the Crestline Disclosure Schedule.

        "Permits" has the meaning set forth in Section 4.13(a).

        "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

        "Plans" has the meaning set forth in Section 4.10(a).

        "Proxy Statement" has the meaning set forth in Section 7.2(a).

        "Restricted Stock" has the meaning set forth in Section 3.2(g).

        "Requisite Vote" has the meaning set forth in Section 4.4(c).

        "Rights Agreement" means the Rights Agreement, dated as of December 14, 1998, and as subsequently amended by Amendment No. 1 to Rights Agreement, dated as of June 25, 1999, by and between Crestline and The Bank of New York, as Rights Agent.

        "SEC" means the Securities and Exchange Commission, or any successor Governmental Entity.

        "SEC Documents" has the meaning set forth in Section 4.6.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Stock Compensation Plans" means the 1998 Comprehensive Stock Incentive Plan and the Non-Employee Director's Deferred Stock Compensation Plan, in each case, as amended.

        "Stock Option Consideration" has the meaning set forth in Section
3.2(g).

        "Subsidiary" means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors, or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein, or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein, or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) at least a 50% ownership interest, or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

        "Superior Proposal" means, other than the Merger contemplated by this Agreement, any Acquisition Proposal that the Board of Directors of Crestline determines, in good faith, after consultation with Crestline's independent financial adviser, is (i) reasonably likely to be more favorable to Crestline's stockholders, from a financial point of view, than the Merger (and any written proposal by Barcelo, including any proposal by Barcelo to amend the terms of this Agreement capable of being accepted by Crestline with little or no contingencies), and (ii) if accepted, reasonably likely to be consummated taking into consideration, to the extent deemed appropriate, the legal, financial, regulatory and other aspects of the Acquisition Proposal.

        "Surviving Corporation" has the meaning set forth in Section 2.1.

        "Surviving Corporation Common Stock" means the common stock of the Surviving Corporation, par value $0.01 per share.

        "Tax" or "Taxes" means all Federal, state, local, foreign and other net or gross income, sales, use, ad valorem, withholding, gross receipts, excise, asset, franchise, payroll, employment, premium, environmental, goods and services, net proceeds, property, deed, alternative or add-on minimum, profits, windfall profits, transaction, lease, service, service use, estimated, severance, unemployment, worker's compensation, capital, value added, transfer or other taxes, levies, customs duties or tariffs, fees, assessments or charges of any kind imposed by a Tax Authority together with any interest, penalties, additions to tax or additional amounts with respect thereto.

        "Tax Authority" means the Internal Revenue Service ("IRS") and any other domestic or foreign governmental authority responsible for the administration or collection of any Taxes.

        "Tax Returns" means all Federal, state, local and foreign returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, and all amendments thereto.

        "Termination Fee" has the meaning set forth in Section 9.2(b).

                                  ARTICLE II

                                  THE MERGER

    SECTION 2.1  The Merger.

    Upon the terms and subject to the conditions set forth in this Agreement and the articles of merger or other appropriate documents (in any such case, the "Articles of Merger"), and in accordance with the applicable provisions of the MGCL, Cowboy Acquisition Corp shall be merged with and into Crestline. Following the Merger, Crestline shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") and the separate existence of Cowboy Acquisition Corp will cease.

    SECTION 2.2  The Closing.

    The closing (the "Closing") of the Merger will take place at 10:00 a.m., eastern standard time, on a date (the "Closing Date") which shall be no later than three business days following the satisfaction or, if permissible, the waiver of the conditions set forth in Article VIII (other than those conditions that, by their terms, cannot be satisfied until the time of the Closing, but subject to their satisfaction at such time), at the offices of Holland & Knight LLP, 2099 Pennsylvania Avenue, Suite 100, Washington, D.C. 20006, unless another time, date or place is agreed to in writing by the parties hereto.

    SECTION 2.3  Effective Time.

    Prior to the Closing, Barcelo shall prepare, and on the Closing Date Barcelo shall file, the Articles of Merger with the Maryland State Department of Assessments and Taxation in accordance with the provisions of the MGCL and make all other filings or recordings required by the MGCL in connection with the Merger. The Merger shall become effective upon the acceptance for record of the Articles of Merger by the Maryland State Department of Assessments and Taxation, or at such other later time as the parties shall agree and specify in the Articles of Merger not to exceed 30 days from the date of filing (the time the Merger becomes effective being the "Effective Time").

    SECTION 2.4  Effects of the Merger.

    The Merger shall have the effects set forth in Section 3-114 of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Crestline and Cowboy Acquisition Corp shall vest in the Surviving Corporation, and all debts, liabilities and duties of Crestline and Cowboy Acquisition Corp shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 2.5  Corporate Governance Documents.

    The articles of merger shall specify that the charter of Cowboy Acquisition Corp, as in effect immediately prior to the Effective Time of the Merger, shall become the charter of the Surviving Corporation after the Effective Time and thereafter may be amended in accordance with its terms and as provided by the MGCL. The bylaws of Cowboy Acquisition Corp, as in effect on the Effective Time, shall become the bylaws of the Surviving Corporation and thereafter may be amended in accordance with its terms and as provided by the MGCL.

    SECTION 2.6  Directors.

    The directors of Cowboy Acquisition Corp immediately prior to the Effective Time and Bruce D. Wardinski shall become the directors of the Surviving Corporation, and shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 2.7  Officers.

    The officers of Crestline listed on Section 2.7 of the Crestline Disclosure Schedule shall be officers of the Surviving Corporation and each such officer shall serve in the office set forth next to his or her name. Each officer of the Surviving Corporation shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 2.8  Further Actions.

    At and after the Effective Time, the Surviving Corporation shall take all action as shall be required in connection with the Merger, including, but not limited to, the execution and delivery of any further deeds, assignments, consents, instruments or documentation as are necessary or desirable to carry out the provisions of this Agreement.

                                  ARTICLE III

                             CONVERSION OF SHARES

    SECTION 3.1  Effect on Stock of Crestline and Cowboy Acquisition Corp.

    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Crestline Common Stock or any shares of Cowboy Acquisition Corp Common Stock:

        (a) Crestline Common Stock. Each issued and outstanding share of Crestline Common Stock, including the rights (the "Rights") attached thereto pursuant to the Rights Agreement, shall be converted into the right to receive from Barcelo and the Surviving Corporation the Merger Consideration, without interest. As of the Effective Time, all shares of Crestline Common Stock and the associated Rights upon which the Merger Consideration is payable pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares of Crestline Common Stock and the associated Rights (the "Crestline Certificates") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

        (b) Cowboy Acquisition Corp Common Stock. Each share of the Cowboy Acquisition Corp Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Surviving Corporation Common Stock.

    SECTION 3.2  Exchange of Certificates.

        (a) Paying Agent. Prior to the Effective Time, Barcelo shall designate a bank or trust reasonably satisfactory to Crestline to act as paying agent in the Merger (the "Paying Agent") and shall enter into a paying agent agreement (the "Exchange Agreement") with the Paying Agent in form and substance reasonably satisfactory to Crestline. On or prior to the Effective Time and subject to Crestline's satisfaction of the covena nt contained in Section 6.1(c), Barcelo shall deposit or cause Cowboy Acquisition Corp to deposit with the Paying Agent immediately available funds as contemplated by Section 7.10 and, immediately following the Effective Time, Barcelo shall cause the Surviving Corporation to deposit with the Paying Agent immediately available funds which, together with the funds contributed pursuant to Section 7.10, are sufficient for the payment of the Merger Consideration upon surrender of the Crestline Certificates pursuant to Section 3.1 (collectively, the "Exchange Funds").

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

        (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Barcelo and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record as of the Effective Time of a Crestline Certificate, which immediately prior to the Effective Time represented outstanding shares of Crestline Common Stock and the associated Rights, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Crestline Certificates shall pass, only upon delivery of the Crestline Certificates to the Paying Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify), and (ii) instructions for use in affecting the surrender of the Crestline Certificates in exchange for the Merger Consideration. Upon surrender of a Crestline Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Crestline Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Crestline Common Stock and the associated Rights theretofore represented by such Crestline Certificate shall have been converted pursuant to Section 3.1, and the Crestline Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of such Crestline Common Stock and the associated Rights which is not registered in the transfer records of Crestline, payment may be made to a Person other than the Person in whose name the Crestline Certificate so surrendered is registered, if such Crestline Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Crestline Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2(b), each Crestline Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Crestline Common Stock and the associated Rights theretofore represented by such Crestline Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the consideration payable upon the surrender of any Crestline Certificate.

        (c) No Further Ownership Rights in Stock. All Merger Consideration paid upon the surrender of Crestline Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Crestline Common Stock and the associated Rights theretofore represented by such Crestline Certificates, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Crestline Common Stock and the associated Rights which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Crestline Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this
Article III, except as otherwise provided by Law.

        (d) Termination of Exchange Agreement. The Exchange Agreement shall terminate 12 months after the Effective Time and any portion of the Exchange Funds which remains undistributed to the holders of the Crestline Certificates shall be delivered to the Surviving Corporation, and any holders of the Crestline Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and Barcelo, for payment of their claim for the Merger Consideration and, to the extent applicable, any cash or dividends or distributions payable to such holders pursuant to this Article III.

        (e) No Liability. None of Barcelo, Cowboy Acquisition Corp, Crestline, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Funds or Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f) Investment of Exchange Funds. The Paying Agent shall invest any cash included in the Exchange Funds as directed by Barcelo. Any net profits resulting from, or interest or income produced by, such investments shall be held in the Exchange Fund and turned over to the Surviving Corporation pursuant to the terms of the Exchange Agreement and this Section 3.2. The Exchange Funds shall not be used for any other purpose except as provided in this Agreement.

        (g) Stock Awards.

           (i) At the Effective Time, each outstanding option to purchase shares of Crestline Common Stock (vested or unvested) granted under any stock option or stock compensation plan or arrangement of Crestline, other than the Crestline ESPP (the "Crestline Stock Options"), which is unexercised and outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall be entitled to receive in exchange for such cancellation a payment from Barcelo or the Surviving Corporation equal to the product of (x) the number of shares of Crestline Common Stock subject to such Crestline Stock Option times (y) the excess of the Merger Consideration over the per share exercise price of such Crestline Stock Option (the "Stock Option Consideration").

           (ii) The Crestline ESPP shall be terminated after the Crestline stockholders approve the Merger but before the Effective Time and all accounts thereunder shall be paid out to participants in accordance with the terms of the Crestline ESPP.

           (iii) Crestline shall deliver to the holders of all outstanding Crestline Stock Options all notices required to be delivered pursuant to the terms thereof.

           (iv) At the Effective Time, each holder of restricted Crestline Common Stock ("Restricted Stock") and deferred stock awards and stock units ("Deferred Stock") granted or due under the Stock Compensation Plans that have not fully vested, or which have vested but have not otherwise become payable pursuant to the terms of the holder's awards or elections under the Stock Compensation Plans, shall be entitled to receive from Barcelo or the Surviving Corporation in respect of each share or unit of Restricted Stock or Deferred Stock an amount equal to the Merger Consideration, less any required tax withholding, in exchange for and settlement of such shares or units of Restricted Stock and Deferred Stock; provided, that no vesting or payment shall be made with respect to Restricted Stock or Deferred Stock which the holder has agreed to relinquish as of the Closing Date.

           (v) As of the Effective Time, Crestline shall terminate all stock option or stock compensation plans and arrangements, and except as provided in this Section 3.2, all rights under any such stock option or stock compensation plans and arrangements shall terminate.

        (h) Lost Certificates. If any Crestline Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Crestline Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Crestline Certificate(s) the Merger Consideration deliverable in respect thereof in accordance with this Article III; provided, however, that Barcelo or the Paying Agent may require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Corporation with respect to such Crestline Certificate or ownership thereof.

    SECTION 3.3 Withholding Rights.

    Barcelo shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Crestline Common Stock pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign Tax law; provided, however, that Barcelo shall
(i) take reasonable steps to minimize such withholding to the extent allowable by law and (ii) pay (and not withhold) any applicable transfer taxes except to the extent provided in Section 3.2(b) above. To the extent that amounts are so withheld by Barcelo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Crestline Common Stock in respect of which such deduction and withholding was made by Barcelo.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF CRESTLINE

    Except as set forth in the disclosure letter (with specific reference to the particular section or subsection of this Agreement to which the information set forth in the relevant disclosure schedule relates) delivered by Crestline to Barcelo and to Cowboy Acquisition Corp prior to the execution of this Agreement and referred to herein (the "Crestline Disclosure Schedule") or as referenced in the Form 10-K of Crestline for the period ended December 28, 2001 filed with the SEC, Crestline represents and warrants to Barcelo and Cowboy Acquisition Corp, as of the execution of this Agreement, as follows:

    SECTION 4.1 Organization, Standing and Corporate Power.

    Each of Crestline and its Subsidiaries is a corporation, partnership or limited liability company duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed or organized and has the requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted, except for such failures of Crestline or Crestline's Subsidiaries to be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on Crestline. Each of Crestline and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Crestline. Crestline has made available to Barcelo complete and correct copies of the charter and bylaws of Crestline, and the comparable organizational documents of each of its Subsidiaries, in each case as amended to and in effect on the date of this Agreement. Except as set forth in Section 4.1 of the Crestline Disclosure Schedule, through the date hereof, there has been no amendment to or change in any of the organizational documents of Crestline or any of its Subsidiaries since the time they were made available to Barcelo.

    SECTION 4.2 Subsidiaries.

    Section 4.2(a) of the Crestline Disclosure Schedule sets forth a true and complete list of each of Crestline's Subsidiaries as of the date hereof. Except as set forth in Section 4.2(a) or 4.2(b) of the

Crestline Disclosure Schedule, all the outstanding equity interests of each Subsidiary are owned by Crestline, by another wholly owned Subsidiary of Crestline or by Crestline and another wholly owned Subsidiary of Crestline, free and clear of all Liens and no other Person has the right to vote the equity securities of such Subsidiaries, other than as provided in any pledge agreement relating to any Lien so listed. Except as set forth in Section 4.2(c) of the Crestline Disclosure Schedule, there are no outstanding obligations of Crestline or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of Crestline's Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in Crestline or any of its Subsidiaries or other Person.

    SECTION 4.3  Capital Structure.

    The authorized capital stock of Crestline consists of 75,000,000 shares of Crestline Common Stock and 10,000,000 shares of Crestline Preferred Stock, of which 60,000 shares are designated as Series A Junior Participating Preferred Stock. As of March 1, 2002, (a) 15,623,997 shares of Crestline Common Stock and no shares of Crestline Preferred Stock were issued and outstanding, (b) 1,996,682 shares of Crestline Common Stock were issuable upon exercise of outstanding Crestline Stock Options, (c) 15,724 shares of Deferred Stock were issuable pursuant to the Stock Compensation Plans, and (d) 14,959 shares of Crestline Common Stock were issuable to members of the Crestline Board of Directors pursuant to the Stock Compensation Plans. No other shares of capital stock or other voting securities of Crestline are authorized, issued or outstanding. Except (i) as set forth above and as set forth in Section 4.3 of the Crestline Disclosure Schedule, (ii) options to purchase Crestline Common Stock under the Crestline ESPP, and (iii) Rights outstanding under the Rights Agreement, there are no outstanding stock appreciation rights, restricted stock grants or contingent stock grants and there are no other outstanding contractual rights to which Crestline is a party, the value of which is derived from the value of shares of Crestline Common Stock. All outstanding shares of Crestline Common Stock are, and all shares which may be issued upon exercise or conversion of any security issued by Crestline (or any entity in which Crestline owns a direct or indirect interest) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of Crestline having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Crestline may vote. Except as set forth above and as set forth in Section
4.3 of the Crestline Disclosure Schedule, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Crestline or any of its Subsidiaries is a party, or by which any of them is bound, obligating Crestline or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of Crestline or of any of its Subsidiaries or obligating Crestline or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

    SECTION 4.4  Authority; Noncontravention; Consents.

        (a) Crestline has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the Requisite Vote of the outstanding shares of Crestline Common Stock, to consummate the Merger contemplated by this Agreement. The execution and delivery of this Agreement by Crestline and the consummation by Crestline of the Merger contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Crestline, subject to approval of the Merger by the Requisite Vote of the outstanding shares of Crestline Common Stock. This Agreement has been duly executed and delivered by Crestline and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes the valid and binding obligation of Crestline, enforceable against Crestline in accordance with its terms.

        (b) The Board of Directors of Crestline has determined that this Agreement and the Merger contemplated by this Agreement are advisable and fair to and in the best interests of the stockholders of Crestline and resolved to recommend that the stockholders of Crestline approve the Merger contemplated by this Agreement.

        (c) The affirmative vote of the holders of two-thirds of the outstanding shares of Crestline Common Stock entitled to vote thereon (the "Requisite Vote") is the only vote of the holders of any class or series of Crestline's stock necessary to approve the Merger contemplated hereby.

        (d) The execution and delivery of this Agreement do not, and the consummation of the Merger contemplated by this Agreement and compliance with this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Crestline or any of its Subsidiaries (any such violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") under, (A) subject to the consent of Host Marriott Corporation as set forth in paragraph (2) of Section 1.6 of the Crestline Disclosure Schedule being in effect and assuming the accuracy of the representations and warranties made by Barcelo and Cowboy Acquisition Corp set forth in Sections 5.6 and 5.7 hereof, the charter or bylaws of Crestline or the comparable organizational documents of any of its Subsidiaries, or (B) subject to obtaining the Material Consents and the other required consents set forth on
Section 4.4(d) of the Crestline Disclosure Schedule, any contract, agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument to which Crestline or its Subsidiaries are a party or which their assets are bound or affected, or any permit, concession, franchise or license applicable to Crestline or any of its Subsidiaries or their respective properties or assets, or (C) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (e) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Crestline or any of its Subsidiaries or their respective properties or assets except, in the case of the representations set forth in clauses (B) and (C) above, any Violation which, individually or in the aggregate, would not have a Material Adverse Effect on Crestline.

        (e) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Crestline or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Crestline or the consummation by Crestline of the Merger contemplated by this Agreement, except for (A) if required, compliance with and the filings under the HSR Act, (B) if required, filings with the European Community and the Spanish Administration, (C) the filing with or other applicable requirements of the SEC of (1) the Proxy Statement and (2) such reports and registration statements under, or other applicable requirements of, the Exchange Act as may be required in connection with this Agreement and the Merger contemplated by this Agreement, (D) such filings as may be required by any applicable state securities or "blue sky" laws, (E) the Articles of Merger, (F) filings required by the NYSE, (G) any applicable transfer tax filings, and (H) such other consents, approvals, orders, authorizations, registrations, declarations and filings with a Governmental Entity, the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Crestline.

    SECTION 4.5  Opinion of Financial Advisor.

    The Board of Directors of Crestline has received the written opinion of Deutsche Bank Alex. Brown Inc., dated March 27, 2002 (the "Fairness Opinion"), to the effect that, as of such date and subject to the assumptions and qualifications contained therein, the Merger Consideration is fair to the stockholders of Crestline from a financial point of view.

    SECTION 4.6  SEC Documents; Financial Statements.

    Crestline has filed all required reports, proxy statements, registration statements, forms, and other documents with the SEC since January 1, 1999 (the "SEC Documents"). As of their respective dates, (a) the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (b) except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited balance sheets of Crestline and its consolidated subsidiaries as of December 31, 1999, December 29, 2000 and December 28, 2001, and the related statements of income and cash flows for the periods then ended, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except to the extent described in the notes thereto) and fairly presented in all material respects the consolidated financial position of Crestline and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the SEC Documents and in Section 4.6 of the Crestline Disclosure Schedule, and except for (i) liabilities and obligations incurred in the ordinary course of business consistent with past practice, and (ii) transaction expenses incurred in connection with the Merger contemplated by this Agreement, since the date of the consolidated balance sheet as of December 28, 2001 (the "Base Balance Sheet"), neither Crestline nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Crestline and its consolidated subsidiaries or in the notes thereto.

    SECTION 4.7  Absence of Certain Changes or Events.

        (a) Except (i) as disclosed in the SEC Documents filed since December 28, 2001, and (ii) as set forth in Section 4.7 of the Crestline Disclosure Schedule, since December 28, 2001 through the date of this Agreement, Crestline and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and, there has not been any of the following: (A) any event, change, effect, occurrence or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Crestline; (B) any action taken by Crestline or any of its Subsidiaries during this period that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of clauses (i) through (xvii) of Section 6.1(b) of this Agreement.

    SECTION 4.8  Litigation.

    Except as set forth in items (a) and (c) of Section 4.8 of the Crestline Disclosure Schedule, there are no suits, actions, proceedings, claims, grievances or investigations pending or, to the knowledge of Crestline, threatened against or affecting Crestline or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have or will have a Material Adverse Effect on Crestline. There are no judgments, decrees, injunctions, rules, or orders of any Governmental Entity or arbitrator outstanding against Crestline or any of its Subsidiaries having, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Crestline.

    SECTION 4.9  Absence of Changes in Benefit Plans.

    Except as set forth in Section 4.9 of the Crestline Disclosure Schedule, there has not been any adoption or amendment by Crestline or any of its Subsidiaries of any Plan since December 31, 2001.

    SECTION 4.10  Employee Benefits; ERISA.

        (a) Section 4.10(a) of the Crestline Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, currently sponsored, maintained or contributed to or required to be contributed to by Crestline or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with Crestline or any of its Subsidiaries would be deemed to comprise a controlled group or affiliated service group or be deemed to be under common control or otherwise aggregated for purposes of Sections 414(b), (c), (m) or
(o) of the Code (an "ERISA Affiliate"), other than a Plan that is a multi-employer plan within the meaning of Section 3(37) of ERISA, for the benefit of any current or former employee or director of Crestline, or any of its Subsidiaries or any ERISA Affiliate (the "Plans" and those Plans which are subject to ERISA are referred to as "ERISA Plans"). Except as set forth in
Section 4.10(a) of the Crestline Disclosure Schedule and except as contemplated by this Agreement or as is required to maintain such Plan's compliance with applicable Law, none of Crestline, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create, modify or change any Plan.

        (b) With respect to each of the Plans, Crestline has heretofore delivered or made available to Barcelo or its accountants, counsel or representatives true and complete copies of each of the following documents, as applicable:

           (i) the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

           (ii) the annual report or IRS Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the most recent Plan year for which such a report was filed;

           (iii) the actuarial report, if required under ERISA, with respect to each ERISA Plan for the most recent Plan year for which an IRS Form 5500 Series was filed;

           (iv) the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan;

           (v) if the Plan is funded through a trust or any other funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

           (vi) all contracts relating to the Plans with respect to which Crestline, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

           (vii) the most recent determination letter received from the IRS with respect to each ERISA Plan that is intended to be qualified under Section 401(a) of the Code.

        (c) Except as set forth in Section 4.10(c) of the Crestline Disclosure Schedule, Crestline has no liability to (i) any ERISA Plan that is subject to Title IV of ERISA, or (ii) any multi-employer plan (as defined in Section 3(37) of ERISA which is a pension plan).

        (d) None of Crestline, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to Crestline's knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Crestline, any of its Subsidiaries, any ERISA Affiliate, any ERISA Plan or any such trust could be subject to any liability pursuant to ERISA, the Code or any other applicable Law which could reasonably be expected to have a Material Adverse Effect on Crestline.

        (e) All contributions which Crestline, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans have been timely paid in full or properly recorded on the financial statements or records of Crestline or its Subsidiaries in all material respects.

        (f) To the knowledge of Crestline, each of the Plans has been operated and administered in accordance with applicable Laws, including but not limited to ERISA and the Code except to the extent that the failure to do so would not have a Material Adverse Effect on Crestline.

        (g) There has been no failure by any of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to meet the requirements of such qualification which would have a Material Adverse Effect on Crestline. Except as disclosed in Section 4.10(g) of the Crestline Disclosure Schedule, Crestline has timely received a favorable determination letter from the IRS for each Plan, as applicable, stating that the Plan is so qualified and that the trust maintained pursuant thereto is exempt from federal income taxation under Section 501(a) of the Code, and no event has occurred since the date of such letter(s) from the IRS which would have an adverse effect on the qualified status of any such Plan or the exempt status of any such trust.

        (h) Except as disclosed in Section 4.10(h) of the Crestline Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Crestline, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

        (i) Except (i) as disclosed in Section 4.10(i) of the Crestline Disclosure Schedule, (ii) as provided by the terms of the Plans, or (iii) as provided elsewhere in this Agreement, the consummation of the Merger contemplated by this Agreement will not (A) entitle any current or former employee, officer or director of Crestline, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due, or any option or other equity security held by, any such employee, officer or director.

        (j) There are no pending or, to Crestline's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits) which could have a Material Adverse Effect on Crestline.

        (k) Except as otherwise disclosed in Section 4.10(k) of the Crestline Disclosure Schedule, no employees of Crestline or its Subsidiaries are employed under employment agreements, union agreements, collective bargaining agreements, or similar arrangements.

    SECTION 4.11 Taxes.

        (a) With respect to periods ending after December 28, 1998, each of Crestline and its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all Tax Returns required by applicable Law to be filed by it prior to or as of the Closing Date, except where the failure to do so would not have a Material Adverse Effect. Except as set forth in Section 4.11(a) of the Crestline Disclosure Schedule, all such Tax Returns and amendments thereto are, or will be before the Closing Date, true, complete and correct in all material respects.

        (b) Each of Crestline and its Subsidiaries has paid (or has had paid on its behalf), or has established (or has had established on its behalf and for its sole benefit and recourse), adequate reserves in accordance with generally accepted accounting principles in the Base Balance Sheet for the payment of, all Taxes due with respect to any period ending prior to or as of the date of the Base Balance Sheet (without regard to whether such Taxes have been assessed), except where the failure to do so would not have a Material Adverse Effect on Crestline.

        (c) No Audit by a Tax Authority is pending or, to the knowledge of Crestline, has been threatened with respect to any Taxes due from Crestline or any of its Subsidiaries that could reasonably be expected to result in a material adjustment. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from Crestline or any of its Subsidiaries for any taxable period ending prior to the Closing Date, except with respect to audits which if decided adversely would not have a Material Adverse Effect on Crestline. Except as set forth in Section 4.11(c) of the Crestline Disclosure Schedule, no issue has been raised by any Tax Authority in any Audit of Crestline or any of its Subsidiaries or of any other entity at any time affiliated with Crestline or any of its Subsidiaries that if raised with respect to any other period not so audited could reasonably be expected to result in a material proposed deficiency for any period not so audited. No outstanding power of attorney has been executed or filed with respect to Crestline or its Subsidiaries with any Tax Authority.

        (d) Except as set forth in Section 4.11(d) of the Crestline Disclosure Schedule and except for amounts that do not exceed $300,000 in the aggregate, no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against Crestline or any of its Subsidiaries that has not been resolved or paid or for which an adequate accrual has not been established in its books and records in accordance with generally accepted accounting principles, and Crestline and its Subsidiaries have not received any notice of violations, assessments, levies, or inadequacies in connection with payments, returns, or reports for any Taxes applicable to any of them or their assets. There are no Liens for Taxes upon the assets of Crestline or any of its Subsidiaries, except Liens for current Taxes not yet due and payable and for which adequate accruals have been established in its books and records in accordance with generally accepted accounting principles.

        (e) All Tax sharing agreements, Tax indemnity agreements and similar agreements to which Crestline or any of its Subsidiaries is a party are disclosed in the SEC Documents and a list of such agreements is set forth in
Section 4.11(e) of the Crestline Disclosure Schedule and, except for parties mentioned in these agreements, neither Crestline nor its Subsidiaries is under any contractual obligation to indemnify any other Person with respect to Taxes.

        (f) Except as set forth in Section 4.11(f) of the Crestline Disclosure Schedule and provided that Crestline is not a "publicly held corporation" (as defined in Section 162(m)(2) of the Code), as of the last day of the current taxable year of Crestline, none of the amounts payable under any of the Plans or any other contract, agreement, or arrangement with respect to which Crestline or any of its Subsidiaries may have any liability will fail to be deductible for the current taxable year for Federal income tax purposes by virtue of Section 162(m) of the Code. Crestline has made available all information requested by Barcelo or its accountants, counsel or representatives for the purpose of determining the application of Section 280G of the Code to amounts payable to employees of Crestline and its Subsidiaries.

        (g) All amounts that have been required to be withheld have been withheld from all employees, customers, and other applicable payees (and timely paid to the appropriate governmental entity or set aside in an account for these purposes) for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable Federal, state, local and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation), except where the failure to so withhold shall not have a Material Adverse Effect on Crestline.

        (h) No claim has ever been made by any Tax Authority in a jurisdiction in which Crestline or its Subsidiaries does not file Tax Returns that it or they may be subject to taxation by that jurisdiction.

        (i) To Crestline's knowledge, neither Crestline nor any of its Subsidiaries has any material liability for Taxes of any other Person (i) under
Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor by operation of law, (iii) by contract except as described in Section 4.11(e), or
(iv) otherwise.

        (j) None of the assets of Crestline or its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code.

        (k) Section 4.11(k) of the Crestline Disclosure Schedule sets forth a list of all rulings and closing agreements relating to Taxes of Crestline or its Subsidiaries.

    SECTION 4.12 Environmental Matters.

        (a) Prior to the date of this Agreement, Crestline and each of its Subsidiaries delivered to Barcelo: (i) all environmental audits, evaluations, assessments, studies, soil, groundwater, sediment and surface water test results, asbestos surveys, asbestos operation and maintenance plans, environmental insurance policies and any other reports concerning Materials of Environmental Concern within their possession or custody (and where they have knowledge of such reports but do not have possession or custody, they have advised Barcelo of the same) for the Hotel Properties and for any other location owned, managed, or leased by Crestline or any of its Subsidiaries since January 1, 1999; (ii) all written Environmental Claims, decrees, compliance orders, administrative orders or settlements of Environmental Claims within the possession or custody of Crestline or its Subsidiaries (and where they have knowledge of such decrees, orders or settlements but do not have possession or custody, they have advised Barcelo of the same) relating to the Hotel Properties or any other location owned, managed, or leased by Crestline or its Subsidiaries since January 1, 1999.

        (b) Except as set forth in Section 4.12(b) of the Crestline Disclosure Schedule, Crestline and its Subsidiaries and, to Crestline's knowledge, the Hotel Properties are, and any other location owned, managed or leased by Crestline or any of its Subsidiaries since January 1, 1999 were, in substantial compliance with all applicable Federal, state, local and foreign laws, regulations and Permits relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources (together "Environmental Laws" and including, without limitation, laws, regulations and Permits relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, polychlorinated biphenyls ("PCBs"), or asbestos or asbestos-containing materials (collectively "Materials of Environmental Concern")), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

        (c) Except as set forth in Section 4.12(c) of the Crestline Disclosure Schedule, neither Crestline nor any of its Subsidiaries has received any communication, whether from a Governmental Entity, private citizens or citizens' group, employee, adjoining land owner, or Person, which alleges that Crestline or any such Subsidiary, any Hotel Property or any other location owned, leased or managed by Crestline or any of its Subsidiaries since January 1, 1999 is not or was not in substantial compliance with any Environmental Laws, and, to the knowledge of Crestline, there are no circumstances that may prevent or interfere with such compliance in the future.

        (d) Except as set forth in Section 4.12(d) of the Crestline Disclosure Schedule, there is no claim, demand, action, cause of action, written notice of Federal, state or local "superfund" lien, notice of violation, notice of potential liability, request for information, written notice of investigation or other written notice (together "Environmental Claim") that has been received by Crestline or any Subsidiary from any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising in whole or in part out of, based on or resulting from (i) the presence, release or potential release into the environment, of any Material of Environmental Concern at any location owned, operated or leased by Crestline or any of its Subsidiaries, since January 1, 1999, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending or, to Crestline's knowledge, threatened against Crestline or any of its Subsidiaries or against any Person whose liability for any

Environmental Claim Crestline or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

        (e) Except as set forth in Section 4.12(e) of the Crestline Disclosure Schedule, to Crestline's knowledge, soil, groundwater, surface water and sediment at the Hotel Properties are, and any other location owned, managed or leased by Crestline or any of its Subsidiaries since January 1, 1999 were, free from Materials of Environmental Concern in concentrations or quantities that, individually or in the aggregate, would not have a Material Adverse Effect on Crestline.

    SECTION 4.13 Permits; Compliance with Laws.

        (a) Each of Crestline and its Subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, orders, registrations, findings of suitability, licenses, notices, permits, applications and rights, including all authorizations under any applicable Law ("Permits"), including, where applicable, those Permits required to be held in the names of officers or other personnel, necessary for the Hotel Properties to operate and Crestline and its Subsidiaries to own, lease or operate the Hotel Properties and other assets and to carry on their business as now conducted, except for any Permits the failure of which to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Crestline. There has occurred no default under or violation of any such Permit, except for any default or violation which would not, individually or in the aggregate, have a Material Adverse Effect on Crestline. To the knowledge of Crestline, no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension or termination of any Permit that currently is in effect, other than any revocation, non-renewal, modification, suspension or termination that, individually or in the aggregate, would not have a Material Adverse Effect on Crestline.

        (b) Crestline and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Crestline.

        (c) Neither Crestline, any Subsidiary of Crestline, nor, to the knowledge of Crestline, any entity managing the Hotel Properties, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity, which remains unresolved on the date hereof or which was not favorably disposed of, asserting that a Permit of it or them or for any of the Hotel Properties, as applicable, under any Laws should be limited, revoked, suspended or not renewed other than any limitation, revocation or suspension that, individually or in the aggregate, would not have a Material Adverse Effect on Crestline.

    SECTION 4.14  Intellectual Property.

        (a) Crestline and its Subsidiaries own or possess adequate licenses or other valid right to use all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor and all other Intellectual Property used or held for use in connection with the respective businesses of Crestline and its Subsidiaries as currently conducted.

        (b) Except as set forth in Section 4.14(b) of the Crestline Disclosure Schedule, neither Crestline nor any of its Subsidiaries has received any written notice from any other Person pertaining to or challenging the right of Crestline or any of its Subsidiaries to use any of the Intellectual Property.

No claims are pending by any Person with respect to the ownership, validity, enforceability or use of any such Intellectual Property challenging or questioning the validity or effectiveness of any of the Intellectual Property and neither Crestline nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property.

    SECTION 4.15  State Takeover Statutes.

    Crestline and the Board of Directors of Crestline have each taken all action required to be taken in order to render inapplicable to this Agreement (as it may be amended from time to time) and the Merger contemplated hereby the provisions of Sections 3-601 to 3-604 and Sections 3-701 to 3-709 of the MGCL and the provisions of any other applicable anti-takeover laws and regulations of any U.S. state.

    SECTION 4.16  Brokers.

    Section 4.16 of the Crestline Disclosure Schedule sets forth any broker's, finder's, financial advisor's or other similar fee or commission payable in connection with this Agreement and the Merger contemplated by this Agreement based upon arrangements made by or on behalf of Crestline or any of its Subsidiaries. There are no other broker's, finder's, financial advisor's or other similar fee or commission owed or payable by Crestline or any of its Subsidiaries.

    SECTION 4.17  Title to Property.

    Except as set forth in Section 4.17 of the Crestline Disclosure Schedule, Crestline and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all items of real property reflected in the Base Balance Sheet, or currently used in the operation of their respective businesses, and such property or leasehold interests are free and clear of all Liens, except (i) the Lien for current taxes, payments of which are not yet delinquent, (ii) as disclosed in the SEC Documents, (iii) for property disposed of in the ordinary course of business, (iv) such exceptions to title and Liens which would not interfere with the use and enjoyment of such property and leasehold interests, (v) any interest or title of a lessor in the property subject to any lease, (vi) Liens on property disclosed in a title policy, report or commitment with respect to such property, and (vii) Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Crestline.

    SECTION 4.18  Insurance.

    Crestline and its Subsidiaries have obtained and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks (including fire and other risks insured against by extended coverage, and public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of Crestline or its Subsidiaries or any of the Hotel Properties owned, leased, occupied or controlled by Crestline or its Subsidiaries) as is customarily carried by Persons conducting businesses similar to those of Crestline in the locations in which Crestline conducts its businesses, or, if greater, in an amount as may be required by a lender under any and all documents evidencing any loan or credit facility to which Crestline or its Subsidiaries is a party or by a landlord under any lease or similar arrangement to which Crestline or its Subsidiaries is a party or by any Governmental Entity or issuer of any guaranty, surety bond, letter of credit, or similar entity. There is no claim by Crestline or any of its Subsidiaries pending under any of such policies, bonds, guaranties, letters, or other arrangement as to which coverage has been questioned, denied or disputed by the underwriters or issuers thereof. All premiums due and payable under such insurance policies have been timely paid by Crestline or its Subsidiaries and all claims made under such insurance policies by Crestline or its Subsidiaries were made on a timely basis.

    SECTION 4.19  Material Contracts.

    Except as otherwise set forth in Section 4.19 of the Crestline Disclosure Schedule or as may relate to any Material Contract that relates to a Permitted
Transaction: (i) the Material Contracts are in full force and effect, and there are no defaults by any party thereunder, except for any failure to be in full force and effect or any default which would not, individually or in the aggregate, have a Material Adverse Effect on Crestline; (ii) Crestline and its Subsidiaries have not received from any party to any Material Contract a notice of default which has not been cured or a notice of termination or intent to terminate the same; (iii) copies of the Material Contracts containing all provisions applicable thereto have been provided to Barcelo prior to the execution of this Agreement; (v) the Material Contracts are legally valid and binding obligations of Crestline and its Subsidiaries and, to the knowledge of Crestline, each of the other parties thereto, and are enforceable in accordance with their terms, except as the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) equitable defenses and judicial discretion in connection with remedies of specific performance and injunctive relief.

    SECTION 4.20  Rights Agreement.

    To Crestline's knowledge, no "Distribution Date" or "Triggering Event" (as such terms are defined in the Rights Agreement) has occurred as of the date of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger contemplated hereunder will not cause (A) the Rights issued pursuant to the Rights Agreement to become exercisable or the Rights to separate from the Crestline Common Stock, (B) Barcelo or Cowboy Acquisition Corp to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (C) a "Stock Acquisition Date" or a "Triggering Event" (each as defined in the Rights Agreement) to occur upon any such event.

    SECTION 4.21  Ownership Limit.

    To the knowledge of Crestline, as of the date hereof, no Person has beneficial ownership of Crestline Common Stock in excess of the "Ownership Limit" (as defined in Section 8.1 of the charter of Crestline) and no shares are held in a Charitable Trust (as defined in Section 8.1 of the charter of Crestline).

    SECTION 4.22 Books and Records.

    All books and records maintained by Crestline and its Subsidiaries are complete and correct in all material respects and have been made available to Barcelo and its accountants, counsel or representatives.

                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                      BARCELO AND COWBOY ACQUISITION CORP

    Barcelo and Cowboy Acquisition Corp represent and warrant to Crestline as follows:

    SECTION 5.1  Organization, Standing and Corporate Power.

    Barcelo is a limited liability company duly organized, validly existing and in good standing under the laws of Spain and has the requisite power and authority to carry on its business as now being conducted. Cowboy Acquisition Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. Cowboy Acquisition Corp was formed solely for the purpose of engaging in the Merger contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such Merger. Barcelo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, is not reasonably likely to (a) result in a Material Adverse Effect on the ability of Barcelo or Cowboy Acquisition Corp to consummate the Merger, or (b) legally prevent or materially delay Barcelo or Cowboy Acquisition Corp from consummating the Merger. Barcelo and Cowboy Acquisition Corp have provided to Crestline complete and correct copies of their certificate of incorporation or organization and bylaws in effect on the date of this Agreement.

    SECTION 5.2  Authority; Noncontravention.

    Barcelo and Cowboy Acquisition Corp have the requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Barcelo and Cowboy Acquisition Corp and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Barcelo and Cowboy Acquisition Corp. This Agreement has been duly executed and delivered by Barcelo and Cowboy Acquisition Corp and, assuming this Agreement constitutes the valid and binding obligation of Crestline, constitutes a valid and binding obligation of Barcelo and Cowboy Acquisition Corp, enforceable against Barcelo and Cowboy Acquisition Corp in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, require notice or consent under, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Barcelo and Cowboy Acquisition Corp (any such violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") under, (a) the certificate of incorporation or bylaws of Barcelo and Cowboy Acquisition Corp, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument to which Barcelo or Cowboy Acquisition Corp are bound, or any permit, concession, franchise or license applicable to Barcelo or Cowboy Acquisition Corp or their properties or assets, or (c) subject to the governmental filings and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Barcelo or Cowboy Acquisition Corp or their properties or assets, other than, in the case of clauses (b) or (c), any Violation that, individually or in the aggregate, would not reasonably be likely to (i) result in a Material Adverse Effect on the ability of Barcelo or Cowboy Acquisition Corp to consummate the Merger, or (ii) legally prevent or materially delay Barcelo or Cowboy Acquisition Corp from consummating the Merger.

    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Barcelo or Cowboy Acquisition Corp in connection with the execution and delivery of this Agreement by Barcelo or Cowboy Acquisition Corp or the consummation by Barcelo of the Merger, except for (A) if required, compliance with and the filings under the HSR Act, (B) if required, filings with the European Community and the Spanish Administration, (C) the filing with the SEC of such reports under
Section 14(a) of the Exchange Act as may be required in connection with this Agreement and the Merger, (D) such filings as may be required by any applicable state securities or "blue sky" laws, and (E) such other consents, approvals, orders, authorizations, registrations, declarations and filings with a Governmental Entity the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be likely to (i) result in a Material Adverse Effect on the ability of Barcelo or Cowboy Acquisition Corp to consummate the Merger, or (ii) legally prevent or materially delay Barcelo or Cowboy Acquisition Corp from consummating the Merger.

    SECTION 5.3  Litigation.

    There is no action, suit or proceeding pending or, to the knowledge of Barcelo or Cowboy Acquisition Corp, threatened against Barcelo or Cowboy Acquisition Corp or affecting any of their properties or assets nor are any Governmental Entity investigations or audits pending before any court or governmental agency or body against Barcelo or Cowboy Acquisition Corp or affecting any of their respective assets or properties which, individually or in the aggregate, would reasonably be likely to (a) result in a Material Adverse Effect on the ability of Barcelo or Cowboy Acquisition Corp to consummate the Merger, or (b) legally prevent or materially delay Barcelo or Cowboy Acquisition Corp from consummating the Merger.

    SECTION 5.4  Brokers.

    Except for the fee payable to Banc of America Securities LLC, there are no broker's, finder's, financial advisor's or other similar fee or commission owed or payable by Barcelo or any of its Affiliates in connection with the Merger.

    SECTION 5.5  Funding.

    Barcelo has available, and will provide to Cowboy Acquisition Corp, the funds necessary to consummate the Merger as contemplated by Section 3.2(a) of this Agreement on a timely basis and to satisfy the obligations of Crestline.

    SECTION 5.6  Ownership of Shares of Host Marriott Corporation.

    Neither Barcelo nor Cowboy Acquisition Corp owns, and neither Barcelo nor Cowboy Acquisition Corp will own, actually or constructively, shares of capital stock of Host Marriott Corporation that constitute greater than 2.0% in value of the outstanding shares of capital stock of Host Marriott Corporation, and no person or entity who would own, constructively by virtue of Barcelo's ownership of Crestline (computed assuming that the Merger had been consummated on this date or on the Closing Date), shares of capital stock of Crestline that constitute greater than 9.9% in value of the outstanding shares of capital stock of Crestline, owns, actually or constructively, shares of capital stock of Host Marriott Corporation that constitute greater than 2.0% in value of the outstanding shares of capital stock of Host Marriott Corporation. For purposes of this
Section 5.6, constructive ownership of shares is determined by applying the attribution rules set forth in Section 318 of the Code as modified by Section 856(d)(5) of the Code. Barcelo and Cowboy Acquisition Corp expressly acknowledge that any violation of this representation or any attempted violation thereof, will result in the application of the remedies set forth in
Section 8.2 of the charter of Crestline with respect to shares of Crestline Common Stock held in excess of the "Ownership Limit" (as such term is defined in Section 8.1 of the charter of Crestline, as in effect on the date hereof).

    SECTION 5.7 Ownership of Crestline Common Stock.

    As of the date hereof, neither Barcelo nor Cowboy Acquisition Corp nor any of their respective Subsidiaries or Affiliates (x) owns, beneficially or of record, or (y) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of (except for this Agreement and the Merger contemplated hereunder), any shares of Crestline Common Stock.

                                  ARTICLE VI

                            COVENANTS OF CRESTLINE

    SECTION 6.1  Conduct of Business Pending the Merger.

        (a) During the term of this Agreement, except with the prior written consent of Barcelo (requests for which shall be considered in good faith on a timely basis under the circumstances by Barcelo) and except (i) as specifically required or permitted by this Agreement, (ii) as permitted or prohibited under subsection (b) of this Section 6.1, or (iii) in connection with any Permitted Transaction, Crestline shall and shall cause its Subsidiaries to carry on their respective businesses in the ordinary course of business consistent with past practice and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their material relationships consistent with past practice with customers, suppliers, licensors, licensees, distributors, franchisors, lessors, owners and others having business dealings with them with the goal that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Closing Date.

        (b) Except as required pursuant to the Stock Compensation Plans and the Change in Control Separation Pay Plan of Crestline or as otherwise expressly permitted or contemplated by the terms of this Agreement or in connection with any Permitted Transaction, without limiting the generality of the foregoing, without the prior approval of Barcelo (requests for which shall be considered in good faith on a timely basis under the circumstances by Barcelo), Crestline shall not, and shall not permit or authorize any of its Subsidiaries to:

           (i) (A) declare, set aside or pay any dividends on, or make any other distributions or payments in respect of, any of its stock, whether in cash, securities, or otherwise, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of Crestline to its parent, made in the ordinary course of business consistent with past practice; (B) split, combine, reclassify, recapitalize, exchange, or readjust in any manner any of its stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its stock, or (C) purchase, redeem or otherwise acquire or amend the terms of any shares of stock of Crestline or any of its Subsidiaries or any other securities thereof or any rights, warrants, options to acquire or any securities convertible into or exchangeable for any such shares or other securities (other than, after notice to Barcelo, issuances or redemptions of stock of wholly owned Subsidiaries occurring between Crestline and any of its wholly owned Subsidiaries or occurring between wholly owned Subsidiaries of Crestline);

           (ii) except as set forth in Section 6.1(b)(ii) of the Crestline Disclosure Schedule, issue, deliver, sell, grant, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of Crestline Common Stock upon the exercise of the Crestline Stock Options or the Deferred Stock outstanding as of the date of this Agreement);

           (iii) amend its charter, bylaws or other comparable charter or organizational documents (except as required to satisfy Section 6.4 hereof) other than amendments to change the name of any Subsidiary or amendments or other changes that are ministerial or immaterial to such Subsidiary or take any action under the Rights Agreement (except as required to satisfy Section 6.5 hereof), or adopt any other stockholder rights plan or enter into any agreement, with any of its stockholders in their capacity as such;

           (iv) except in connection with the Merger contemplated by this Agreement, voluntarily take any action that would result in the failure to maintain the listing of Crestline Common Stock on the NYSE;

           (v) other than the projects set forth in Section 6.1(b)(v) of the Crestline Disclosure Schedule (which amounts for such projects shall not exceed in the aggregate between the date of this Agreement and June 30, 2002 (A) $5,000,000 in commitments and funding of equity investments and mezzanine loans, or (B) $4,000,000 in commitments to provide debt guarantees), develop, acquire or agree to develop or acquire any projects, assets or lines of business, including without limitation by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to Crestline or any of its Subsidiaries, except purchases of inventory, furnishings and equipment in the ordinary course of business consistent with past practice;

           (vi) except as authorized in Section 6.1(b)(v) hereof or as set forth in Section 6.1(b)(vi) of the Crestline Disclosure Schedule, sell, lease, license, swap, barter, transfer or otherwise convey, mortgage or otherwise encumber or subject to any Lien any of its Hotel Properties or any of its assets, except for furnishings, consumables, expendables, and inventory which are sold or consumed and replaced or replenished in the ordinary course of business consistent with past practice;

           (vii) (A) except as authorized in Section 6.1(b)(v) hereof or as set forth in Sections 4.2(c) and 6.1(b)(vii) of the Crestline Disclosure Schedule, incur any Indebtedness, forgive any Indebtedness of any Person to Crestline or its Subsidiaries, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Crestline or any of its Subsidiaries, guarantee any debt securities or other Indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) other than to Crestline or any direct or indirect

Subsidiary of Crestline, make any loans, advances or capital contributions to, or investments in, any other Person;

           (viii) settle any Audit relating to Taxes pending as of the date hereof or arising on or after the date hereof, make any Tax election, or amend any Tax Return in any respect other than settlements in the ordinary course of business consistent with past practice in an amount not to exceed, in the aggregate, $500,000;

           (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of (A) liabilities reflected or reserved against in the Base Balance Sheet, (B) claims, liabilities or obligations covered by adequate insurance or surety bond, or (C) claims, liabilities or obligations incurred in the ordinary course of business consistent with past practice in an amount not to exceed, in the aggregate, $500,000;

           (x) except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Crestline or any of its Subsidiaries is a party;

           (xi) (A) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than (i) general increases in wages to employees who are not officers, directors or Affiliates in the ordinary course of business consistent with past practice, and (ii) salary increases and bonuses payable to officers of Crestline or its Subsidiaries pursuant to the terms of any agreement pertaining to them existing as of the date hereof); (B) except as required pursuant to this Agreement or to maintain the Plan's compliance with applicable Law, enter into or amend any Plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Plan or otherwise; or (C) enter into any transaction, agreement or arrangement with any of Crestline's or any of its Subsidiaries' Affiliates, officers, directors, stockholders or their Affiliates, associates or family members or do or enter into any of the foregoing with respect to employees, agents or consultants;

           (xii) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any Plan, to any officer, director, employee, consultant or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees, consultants or Affiliates of Crestline of any amount relating to unused vacation days, except payments and accruals for unused vacation days made in the ordinary course of business consistent with past practice; adopt or voluntarily pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Plan with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than as required under applicable law or the current terms of any Plan; or amend in any material respect any Plan in a manner inconsistent with the foregoing;

           (xiii) except as required by Law, enter into or amend any collective bargaining agreement;

           (xiv) except as set forth in Section 6.1(b)(xiv) of the Crestline Disclosure Schedule, modify or amend or cause any other Person to modify or amend any Material Contract or any other material agreement, arrangement, conveyance, lease, license, permit, or other source of assets, or waive, release or assign any material rights or claims;

           (xv) fail to make any scheduled principal or interest payment on Indebtedness evidenced by debt instruments to which Crestline or any of its Subsidiaries is a party;

           (xvi) enter or cause any other Person to enter any contracts, licenses, easements or other agreements relating to the Hotel Properties which will be a charge or Lien against the Hotel Properties except those necessary to continue the operation of the Hotel Properties in the ordinary course of business consistent with past practice, or which are terminable without penalty on no more than thirty (30) days notice; or

           (xvii) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.

        (c) Cash on Hand. Notwithstanding any other provision of this Section 6.1, on the Closing Date, Crestline shall have available cash on hand in a bank account capable of immediate wire transfer in the amount of at least $547,000,000 (plus any cash received by Crestline from the exercise of any outstanding Crestline Stock Options less any cash expended for (i) transactions by Crestline authorized pursuant to Section 6.1(b)(v) of this Agreement not to exceed $5,000,000, (ii) transaction expenses incurred by Crestline in connection with the Merger not to exceed $4,000,000, and (iii) severance or bonus retention payments made by Crestline not to exceed $3,100,000, each between and including the date of this Agreement and the Closing Date).

    SECTION 6.2  Advice of Changes.

    Barcelo and Crestline shall promptly advise the other party in writing of:

        (a) Any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect;

        (b) The failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or

        (c) Any change or event having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect on such party; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    SECTION 6.3  No Solicitation.

        (a) Unless or until this Agreement shall have been terminated pursuant to Article IX hereof, except as otherwise expressly provided in this Agreement, Crestline shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any agent, officer, director or employee of, or any investment banker, attorney or other advisor or representative (each a "Representative") of, Crestline or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the making of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiry or the making of, any proposal that constitutes or may be reasonably expected to lead to, an Acquisition Proposal, except as required by Law or pursuant to a request for information from a Governmental Entity, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, Crestline may, in response to an unsolicited, written Acquisition Proposal which the Board of Directors of Crestline determines, in good faith, would reasonably be expected to lead to a Superior Proposal and, subject to compliance with Section 6.3(c) and pursuant to an executed confidentiality agreement with customary terms and conditions at least as restrictive as the confidentiality provisions of the agreements entered into between Barcelo and Crestline, (A) furnish information with respect to Crestline to the Person who made such unsolicited proposal and its Representatives and afford to such Person and its Representatives access to the properties, books, records, officers, employees and Representatives of Crestline and its Subsidiaries, and (B) participate in discussions or negotiations with, or accept an Acquisition Proposal from, such Person and its Representatives regarding such Acquisition Proposal. All Representatives shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, any of the foregoing.

        (b) Until this Agreement has been terminated in accordance with its terms, the Board of Directors of Crestline shall not (x) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Barcelo, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (y) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Crestline may withdraw or modify its approval or recommendation of this Agreement and the Merger if the Board of Directors determines, in good faith after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary or statutory duties under applicable Law.

        (c)  In addition to the obligations of Crestline set forth in paragraph
(b), Crestline shall advise Barcelo in writing promptly of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, and the identity of the Person making any such Acquisition Proposal. Crestline will use reasonable efforts to keep Barcelo informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal.

        (d) Nothing contained in this Section 6.3 shall prohibit Crestline from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or (ii) making any required disclosure to Crestline's stockholders.

    SECTION 6.4  Ownership Limits.

    Prior to the Closing Date, Crestline shall take all necessary action to render Section 8.2 of the charter of Crestline relating to the "Ownership Limit" (as defined in Section 8.1 of the charter of Crestline) inapplicable to the Merger contemplated by this Agreement, including taking the following actions in accordance with Section 8.2.7 of the charter of Crestline: (a) causing the Board of Directors of Crestline to grant an exception to such "Ownership Limit;" and (b) having in effect the consent of Host Marriott Corporation set forth in paragraph (2) of Section 1.6 of the Crestline Disclosure Schedule, other than as a result of (x) any breach by Barcelo or Cowboy Acquisition Corp of its representations and warranties set forth in
Section 5.6 or 5.7 above, or (y) any breach of the representations and covenants by Barcelo or Cowboy Acquisition Corp pursuant to that certain Agreement and Consent dated March 27, 2002 by and among Host Marriott Corporation, Crestline, Barcelo and Cowboy Acquisition Corp.

    SECTION 6.5  Rights Agreement.

    Prior to the Closing Date, Crestline shall take all necessary action to render the Rights inapplicable to the Merger contemplated by this Agreement.

    SECTION 6.6  Access to Hotel Properties and Records.

    Crestline and its Subsidiaries shall afford to Barcelo and Barcelo's accountants, counsel and representatives reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article IX) upon prior notice to all its personnel, the Hotel Properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and any and all other information reasonably requested concerning their businesses, properties, personnel and third party records to which Crestline or its Subsidiaries have legal access not heretofore provided. Crestline and its Subsidiaries shall authorize Barcelo and Barcelo's accountants, counsel and representatives to contact franchisors, owners, managers, lessors and sublessors of the Hotel Properties and Hotel Leases, all governmental agencies and officials, domestic and foreign, and for such third parties, agencies and officials to release all such information and documents relating to Crestline, its Subsidiaries and their operations and businesses as Barcelo may reasonably request.

    SECTION 6.7  Employees.

        (a) Prior to Closing, Crestline shall have entered into new employment agreements with Bruce Wardinski, James Francis and Dave Durbin. Such new employment agreements shall be in the forms approved by Barcelo and shall be contingent upon consummation of the Merger contemplated by this Agreement, shall be effective as of the Closing Date and shall terminate in the event of a termination of this Agreement.

        (b) Crestline shall, contingent on Closing and effective as of the Effective Time, (i) release all collateral under the Pledge and Custody Agreements entered into under the Secured Promissory Notes (including an Amended and Restated Replacement Secured Promissory Note) (a "Loan Award Note") under the Crestline 1999 Executive Loan Award Program, as amended (the "Loan Program") and (ii) provide each participant with an outstanding Loan Award Note with a written waiver of the requirement for a pledge of collateral to secure repayment of the Loan Award Note, which waiver shall otherwise reserve all other rights of Crestline and the participant under such Loan Award Notes and the Loan Program.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

    SECTION 7.1  Stockholders Meeting.

    As promptly as possible after clearance by the SEC of the Proxy Statement (as defined below), Crestline will duly call, give notice of, and as soon as applicable Law allows convene and hold a meeting of the holders of Crestline Common Stock (the "Crestline Stockholders Meeting") for purposes of approving the Merger contemplated by this Agreement.

    SECTION 7.2  Proxy Statement; Other Filings.

        (a) Crestline shall, as promptly as practicable after the execution of this Agreement, and in no event later than 30 days after the date hereof, prepare and file with the SEC a proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") in connection with the Merger. Barcelo shall, upon request of Crestline, furnish Crestline with such information concerning itself as may be required by Law or any Governmental Entity in connection with the Proxy Statement. Crestline shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. Crestline agrees that the Proxy Statement and each amendment or supplement thereto at the time it is mailed to Crestline stockholders shall not include an untrue statement of material fact or omit to state a material fact or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any untrue statement of a material fact or omission to state material fact was made by Crestline in reliance upon and in conformity with information concerning Barcelo or its Affiliates furnished in writing to Crestline by Barcelo or its attorneys or advisors specifically for use in the Proxy Statement. As promptly as possible after clearance by the SEC of the Proxy Statement, Crestline shall mail the Proxy Statement to its stockholders. Crestline shall indemnify and hold harmless Barcelo and its Subsidiaries and Affiliates and their respective officers, directors, stockholders, partners, members, equityholders, employees and agents from and against any and all losses, liabilities, costs, and expenses (including reasonable attorneys' fees) directly arising out of any untrue statement of material fact (or omission of a statement of material fact necessary in order to make the statements therein not materially misleading) made in the Proxy Statement. Barcelo shall indemnify and hold harmless Crestline, its Subsidiaries and their respective officers, directors, employees and agents from and against any and all losses, liabilities, costs, and expenses (including reasonable attorneys' fees) directly arising out of any untrue statement of material fact (or omission of a statement of material fact necessary in order to make the statements therein not materially misleading) made in the Proxy Statement in reliance upon and in conformity with information concerning Barcelo or its Affiliates furnished to Crestline in writing by Barcelo specifically for use in the Proxy Statement.

        (b) As promptly as practicable, each party hereto shall properly prepare and file any other filings required under the Exchange Act or any other Laws relating to the Merger contemplated hereby (collectively, "Other Filings").

        (c) Barcelo shall furnish Crestline with all information concerning it as Crestline may reasonably request in connection with the preparation of the Proxy Statement and the Other Filings.

        (d) Crestline shall provide copies of drafts of the Proxy Statement to Barcelo and its counsel at least two business days prior to the date of any filing of such document with the SEC (including with respect to each amendment or supplement thereto) so as to allow Barcelo to comment on such documents. Prior to filing any Proxy Statement with the SEC, Crestline shall consider, in good faith, any comments on such Proxy Statement made by, or changes requested by, Barcelo or its attorneys or advisors. Crestline shall also promptly provide Barcelo with copies of any written correspondence received from or communicated to the SEC.

    SECTION 7.3  Confidentiality.

    Except as otherwise agreed to by the other party, notwithstanding termination of this Agreement, each party will keep confidential and will not disclose, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and Affiliates to keep confidential and not to disclose, to any Person other than such party and its directors, officers, employees, Affiliates, agents, or consultants, including attorneys, lenders, and investment bankers, and then only on a confidential basis all Confidential Information (as defined below); provided, however, that each party may disclose Confidential Information (i) as required by law, rule, regulation or judicial process, (ii) to its attorneys, accountants, financial advisors, lenders, placement agents, investment bankers and underwriters on a confidential basis, or (iii) as required by any Governmental Entity. For purposes of this Agreement, "Confidential Information" shall include all information about the other party, which has been furnished by the other party or any third person; provided, however, that Confidential Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by a party, its attorneys, accountants or financial advisors not permitted by this Agreement,
(B) was available to a party on a non-confidential basis prior to its disclosure by the other party, or (C) becomes available to a party on a non-confidential basis from a Person other than the other party and who, to the knowledge of the first party, is not otherwise bound by a confidentiality agreement or is not otherwise prohibited from transmitting the relevant information. In the event of termination of this Agreement for any reason, each party shall promptly return all Confidential Information to the other party. Notwithstanding the foregoing, the parties shall comply with, and shall cause their Representatives and Affiliates to comply with, all of their respective obligations under the Confidentiality Agreement dated February 28, 2002 between Crestline and Barcelo Hospitality USA, Inc.

    SECTION 7.4  Reasonable Efforts; Notification.

    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, or as appropriate to refrain from taking (including through its officers and directors and other appropriate personnel), all actions, and to do, or cause to be done, or as appropriate to refrain from doing, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger contemplated by this Agreement, including (a) the obtaining in the most expeditious manner as possible of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings with the appropriate Governmental Entities, including the SEC and the Antitrust Authorities, if applicable, and the taking of all reasonable steps as may be necessary to obtain Permits or waivers from, or to avoid an action or proceeding by, any Governmental Entity, (b) the obtaining of the MI Material Consent to the extent set forth in Section 7.7 hereof and, once the MI Material Consent is obtained, the maintaining in effect of the MI Material Consent, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the Merger contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the parties shall (including through its officers and directors and other appropriate personnel) (i) take all reasonable action necessary to ensure that no U.S. state takeover, business combination, control share, fair price or fair value statute or similar statute or regulation is or becomes applicable to this Agreement or the Merger contemplated by this Agreement, and (ii) if any U.S. state takeover, business combination, control share, fair price or fair value statute or similar statute or regulation becomes applicable to this Agreement or the Merger contemplated by this Agreement, take all reasonable action to ensure that the Merger contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the Merger contemplated by this Agreement.

    SECTION 7.5 Public Announcement.

    Barcelo and its respective Affiliates, on the one hand, and Crestline, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Merger contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to the NYSE (in which case the parties will use reasonable efforts to cooperate in good faith with respect to such press release or other public statement). The parties agree that the initial press release to be issued with respect to this Agreement and the Merger contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

    SECTION 7.6 Indemnification; Directors' and Officers' Insurance.

        (a) Barcelo shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all of Crestline's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors, executive officers or employees of Crestline for acts or omissions by such directors, executive officers or employees occurring prior to the Effective Time to the extent that such obligations of Crestline exist on the date of this Agreement, whether pursuant to the Crestline charter, or bylaws, individual indemnity agreements or the MGCL, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of Crestline's charter, or bylaws, such individual indemnity agreements, and the MGCL from the Effective Time, without further action until the expiration of the applicable statute of limitations with respect to any claims against such directors, executive officers or employees arising out of such acts or omissions.

        (b) For a period of six years after the Effective Time, Barcelo shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by Crestline (provided that Barcelo may substitute therefor policies with reputable and financially sound carriers, in each case of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, that Barcelo shall not be obligated to pay a premium for such insurance for such six-year period in excess of 175% of the annual premium paid as of the date hereof by Crestline for such insurance (such 175% amount, the "Maximum Premium"). If such insurance 3coverage cannot be obtained at all, or can only be obtained at a premium in excess of the Maximum Premium, Barcelo shall maintain the most advantageous policies of such directors' and officers' insurance obtainable for a premium equal to the Maximum Premium.

    SECTION 7.7  Approvals and Consents.

        (a) Crestline and Barcelo shall have entered into one or more agreements constituting the MI Material Consent in form and content satisfactory to Barcelo and consistent with the terms and conditions set forth in the MI Term Sheet. Crestline and Barcelo each agree that the failure to execute the MI Material Consent shall not constitute a breach of any representation, warranty, covenant or agreement of either Crestline or Barcelo under this Agreement. Crestline will use commercially reasonable efforts to obtain all other consents, approvals, orders, and authorizations from, any Governmental Entity and any non-governmental Person, as necessary or required for Crestline to perform this Agreement and consummate the Merger.

        (b) As to any Governmental Entity or non-governmental third parties, if any, who will not provide a required consent, approval, order, or authorization which is to be obtained through Crestline's efforts under this Agreement, Barcelo shall have the right, at Barcelo's expense, to (i) negotiate with such third party to obtain the same upon any terms acceptable to Barcelo and/or
(ii) take other action as deemed appropriate by Barcelo, without prejudice to Barcelo's rights, waiver of Crestline's obligations, or waiver of any condition under this Agreement.

    SECTION 7.8  Transfer Taxes.

    All liability for any transfer or other similar taxes in connection with the exchange of Crestline Common Stock, if any, or the consummation of any other transactions contemplated by this Agreement shall be borne by Barcelo or the Surviving Corporation.

    SECTION 7.9  Liquor Licenses.

        (a) Barcelo and Crestline will exert cooperative, reasonably diligent efforts prior to the Closing to determine whether applicable governmental authorities having jurisdiction over the liquor licenses held in connection with any of the Hotel Properties will require action to transfer or re-issue any of such liquor licenses in connection with the Merger.

        (b) If it should be determined that such transfer or re-issuance is required, Crestline and Barcelo will cooperate in all reasonable respects to obtain such transfer or re-issuance to Barcelo or its designee in applicable locations as soon as practicable.

    SECTION 7.10  Barcelo Funding.

    Immediately prior to the Effective Time, Barcelo shall deposit or cause to be deposited with the Paying Agent pursuant to Section 3.2(a) in immediately available funds for payment towards the aggregate Merger Consideration in connection with the Merger contemplated by this Agreement an amount equal to $32,300,000 (plus an incremental amount of up to $5,000,000, but only to the extent that Crestline has less than $547,000,000 (as adjusted for the items contained in Section 6.1(c)(ii) and (iii)) cash on hand at Closing as a result of cash expended by Crestline for transactions authorized pursuant to Section 6.1(b)(v) of this Agreement).

                                 ARTICLE VIII

                             CONDITIONS PRECEDENT

    SECTION 8.1  Conditions to Each Party's Obligation to Effect the Merger.

    The respective obligation of each party to close the transactions and effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) Stockholder Approval. The Merger shall have been approved and adopted by the Requisite Vote of Crestline's stockholders in accordance with applicable Law and the charter and other organizational documents of Crestline.

        (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger contemplated hereby shall be in effect; provided, in the case of a decree, injunction or other order, such decree, injunction or other order has not been caused or allowed by Crestline or its Subsidiaries, each of the parties shall have used their best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

        (c) Governmental Consents. All consents, approvals and actions of, filings with and notices to any Antitrust Authority necessary to permit Barcelo, Cowboy Acquisition Corp and Crestline to perform their respective obligations under this Agreement and to consummate the Merger contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Antitrust Authority necessary for the consummation of the Merger contemplated by this Agreement shall have occurred.

    SECTION 8.2  Conditions to Obligations of Barcelo.

    The obligations of Barcelo to close the transactions and effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Crestline contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case as of the Effective Time, with the same effect as if made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date); provided, however, that such representations, warranties, covenants and agreements shall be deemed to be true and correct in all material respects (or in the case of representations, warranties, covenants and agreements qualified as to materiality, true and correct) unless the failure of such representations, warranties, covenants and agreements (without regard, for purposes of this Section 8.2(a), to any materiality or Material Adverse Effect qualifications contained in any particular representation, warranty, covenant or agreement), individually or in the aggregate, to be so true and correct or true and correct in all material respects would be reasonably likely to (i) result in the termination, cancellation or material modification of Material Contracts having an aggregate adverse effect on the revenues of Crestline and its Subsidiaries in excess of $4,000,000, or (ii) result in an adverse impact on the business, properties, assets or financial condition or results of operations of Crestline and its Subsidiaries of at least $10,000,000 in value. Barcelo shall have received at Closing certificates signed on behalf of Crestline by its President and its Chief Financial Officer to such effect.

        (b) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any of the following: (i) any Material Adverse Effect that, individually or in the aggregate, is reasonably likely to (A) result in the termination, cancellation or material modification of Material Contracts having an aggregate adverse effect on the revenues of Crestline and its Subsidiaries in excess of $4,000,000, or (B) result in an adverse impact on the business, properties, assets or financial condition or results of operations of Crestline and its Subsidiaries of at least $10,000,000 in value; or (ii) the failure to have in effect at Closing any Material Consent that would constitute a Material Adverse Effect (as defined herein).

        (c) Closing Deliveries. Barcelo shall have received the documents and items to be delivered by Crestline or otherwise received by Barcelo.

    SECTION 8.3  Conditions to Obligations of Crestline.

    The obligations of Crestline to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) Representations and Warranties. The representations, warranties, covenants and agreements of Barcelo contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case as of the Effective Time, with the same effect as if made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), provided, however, that such representations, warranties, covenants and agreements shall be deemed to be true and correct in all material respects (or in the case of representations, warranties, covenants and agreements qualified as to materiality, true and correct) unless the failure to be so true and correct or true and correct in all material respects would be reasonably likely to (i) have a Material Adverse Effect on Barcelo (without regard, for purposes of this Section 8.3(a), to any materiality or material adverse effect qualifications contained in any particular representation, warranty, covenant or agreement), or (ii) prevent or materially delay Barcelo or Cowboy Acquisition Corp from consummating the Merger. Crestline shall have received certificates signed on behalf of Barcelo by its President to such effect.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.1  Termination.

    This Agreement may be terminated at any time prior to the Closing, whether before or after approval of matters presented at the Crestline Stockholders Meeting in connection with the Merger:

        (a) by mutual written consent of each of the parties;

        (b) by Barcelo upon written notice to Crestline, if: (i) Crestline shall have suffered a Material Adverse Effect which would give rise to a failure of either of the conditions set forth in

Section 8.2(b) and such Material Adverse Effect is not cured within 30 days after written notice thereof; (ii) Crestline shall have breached or failed to perform in any material respect any of its representations, warranties, covenants and agreements contained in this Agreement, which breach (A) would give rise to a failure of the condition set forth in Section 8.2(a), and (B) cannot be or has not been cured within 30 days of the date of notice of such breach; provided, in each case, that neither Barcelo nor Cowboy Acquisition Corp is then in material breach of any representations, warranties or covenants contained in this Agreement (after the expiration of applicable cure periods);

        (c) by Crestline upon written notice to Barcelo, if Barcelo or Cowboy Acquisition Corp shall have breached or failed to perform in any material respect any of its representations, warranties, covenants and agreements contained in this Agreement, which breach (A) would give rise to a failure of the condition set forth in Section 8.3(a), and (B) cannot be or has not been cured within 30 days of the date of notice of such breach; provided, in each case, that Crestline is not then in material breach of any representations, warranties or covenants contained in this Agreement (after the expiration of applicable cure periods);

        (d) by either Barcelo or Crestline if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Crestline Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided the party seeking to terminate shall have used its best efforts to resist, resolve or lift, as applicable, such order, decree, ruling or other action, subject to the provisions of Section 7.4.

        (e) by either Barcelo or Crestline, at any time after September 30, 2002 (the "Termination Date"), unless such date is extended (i) by a cure provision hereunder, (ii) as a result of a decree, temporary restraining order, preliminary injunction or other court action that has not been finally determined, (iii) in order to comply with requests or waiting periods by any Antitrust Authority, or (iv) the written consent of the parties after approval of the respective Boards of Directors; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose breach of this Agreement or failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (f) by Barcelo if the Board of Directors of Crestline shall take any of the actions prohibited in Section 6.3(b), provided, that neither Barcelo nor Cowboy Acquisition Corp is then in material breach of any representations, warranties or covenants contained in this Agreement (after the expiration of applicable cure periods);

        (g) by either Crestline or Barcelo if, at the duly held Crestline Stockholders Meeting (including for this purpose, any postponement or adjournment thereof) at which the Merger is voted upon, the Requisite Vote in favor of the adoption of the Merger contemplated by this Agreement shall not have been obtained;

        (h) by Crestline if the Board of Directors of Crestline determines to accept a Superior Proposal, but only after Crestline (A) provides Barcelo with 24 hours advance notice of the determination set forth above, and (B) fulfills its obligation under Section 9.2(b) (provided Crestline's right to terminate this Agreement under this Section 9.1(h) shall not be available if Crestline is then in breach of Section 6.3 hereof); or

        (i) by Barcelo if the MI Material Consent shall not have been obtained within 30 days of the date hereof; provided, however, that any termination pursuant to this Section 9.1(i) must occur prior to the execution of the agreements constituting the MI Material Consent.

    SECTION 9.2  Fees and Expenses for Certain Terminations.

        (a) Except as provided herein, all fees and expenses incurred in connection with this Agreement and the Merger contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        (b) Crestline shall pay, or cause to be paid, to Barcelo $18,000,000 (the "Termination Fee") if any of the following shall occur: (i) Barcelo or Crestline, as applicable, terminates this Agreement pursuant to Section 9.1(g) and prior to such termination an Acquisition Proposal shall have been made;
(ii) Barcelo terminates this Agreement pursuant to Section 9.1(f); or
(iii) Crestline terminates this Agreement pursuant to Section 9.1(h).

        (c) Crestline shall pay, or cause to be paid, to Barcelo $7,500,000 (the "Crestline Liquidated Damages") if any of the following shall occur: (i) Barcelo terminates this Agreement pursuant to Section 9.1(b)(ii); or (ii) Barcelo or Crestline terminates this Agreement pursuant to Section 9.1(d) and a court or other tribunal has permanently enjoined, restrained or prohibited the Merger in connection with an Acquisition Proposal.

        (d) Barcelo shall pay, or cause to be paid, to Crestline $7,500,000 (the "Barcelo Liquidated Damages") if Crestline terminates this Agreement pursuant to Section 9.1(c).

        (e) Crestline shall pay, or cause to be paid, to Barcelo costs and expenses in an amount not to exceed $5,000,000 (the "Crestline Payment") if any of the following shall occur: (i) Barcelo or Crestline, as applicable, terminates this Agreement pursuant to Section 9.1(g) and prior to such termination an Acquisition Proposal has not been made; or (ii) Barcelo terminates this Agreement pursuant to Section 9.1(b)(i).

        (f) Notwithstanding anything to the contrary in this Agreement, each of Crestline and Barcelo expressly agrees that, with respect to any circumstances where a Termination Fee, Crestline Liquidated Damages or Barcelo Liquidated Damages are payable hereunder, the payment of such Termination Fee, Crestline Liquidated Damages or Barcelo Liquidated Damages shall not constitute a penalty with respect to any claim for damages or any other claim which the party receiving such payment would otherwise be entitled to assert against the party making such payment or any of its Subsidiaries with respect to this Agreement and shall constitute the sole and exclusive remedy available to the party receiving such payment (other than damages that arise from a willful breach of this Agreement). The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement under circumstances where Crestline Liquidated Damages or Barcelo Liquidated Damages are payable hereunder, the right to payment under this Section 9.2: (i) constitutes a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement; and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing (other than damages that arise from a willful breach of this Agreement). The parties hereto further expressly acknowledge and agree that the Termination Fee was negotiated at arms length by both parties taking into consideration all of the facts and circumstances surrounding the transaction.

This Section 9.2 is an integral part of the Merger contemplated by this Agreement and that, absent these provisions, Barcelo would not have entered into this Agreement.

        (g) Except as expressly otherwise provided in this Section 9.2, to the extent a Termination Fee, Crestline Liquidated Damages, Crestline Payment or Barcelo Liquidated Damages shall be payable hereunder, only one such payment shall be made for a termination event. Subject to the provisions of Section 9.2(i) and except as otherwise expressly provided in Section 9.1(h), the payment of the Termination Fee, the Crestline Liquidated Damages or Barcelo Liquidated Damages pursuant to this Section 9.2 shall be made within two business days of the date of such termination by wire transfer of same day funds to an account designated by the party receiving such payment. Subject to the provisions of Section 9.2(i), the payment of the Crestline Payment pursuant to Section 9.2(e) above shall be made by wire transfer of same day funds to an account designated by Barcelo within two business days after delivery to Crestline of a demand for payment and a documented itemization setting forth in reasonable detail all Barcelo Expenses.

        (h) In the event that (i) Barcelo collects any part of the Termination Fee, the Crestline Liquidated Damages or the Crestline Payment through an attorney, or (ii) Crestline collects any part of the Barcelo Liquidated Damages through an attorney, all reasonable and documented costs of such collection, including attorneys' fees and court costs incurred by the party receiving such payment (including, without limitation, those related to any reasonably necessary investigation and those incurred at all levels of legal proceedings) shall be payable as a part of any amounts to which such party is entitled hereunder.

        (i) Notwithstanding anything contained herein to the contrary, Crestline shall be entitled to deduct and withhold from any Termination Fee, Crestline Liquidated Damages or Crestline Payment or other amounts payable pursuant to this Section 9.2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign Tax law.

    SECTION 9.3   Effect of Termination.

    In the event of termination of this Agreement by either Crestline or Barcelo as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Barcelo or Crestline, or their respective Subsidiaries, officers or directors, except with respect to (i) Section 7.2, Section 7.3, Section 9.2, this Section 9.3 and
Article X, and (ii) any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

    SECTION 9.4   Amendment.

    This Agreement may be amended by the mutual written agreement of the parties at any time before or after any required approval of matters presented at the Crestline Stockholders Meeting in connection with the Merger; provided, that after any such approval, there shall not be any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 9.5  Extension; Waiver.

    At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

    SECTION 9.6   Procedure for Termination, Amendment, Extension or Waiver.

    A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.4 or an extension or waiver pursuant to
Section 9.5 shall, in order to be effective, require in the case of Barcelo or Crestline, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE X

                              GENERAL PROVISIONS

    SECTION 10.1   Non-Survival of Representations.

    None of the representations and warranties in this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

    SECTION 10.2  Notices.

    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy number (or at such other address or telecopy number for a party as shall be specified by like notice):

        (a) if to Barcelo or Cowboy Acquisition Corporation, to:

            Barcelo Gestion Hotelera, S.L.
            c/o Barcelo Hospitality USA, Inc.
            2121 P Street
            Washington, DC 20037
            Attention: Mr. Charles Scott
            Telephone: 202-956-6620
            Facsimile: 202-956-6671
        with a copy to:

            Holland & Knight LLP
            1201 West Peachtree Street, NE, Suite 2000
            Atlanta, Georgia 30309-3400
            Attention: W. Reeder Glass, Esq.
            Telephone: 404-817-8522
            Facsimile: 404-881-0470

        (b) if to Crestline (through March 31, 2002), to:

            Crestline Capital Corporation
            6600 Rockledge Avenue, Suite 600
            Bethesda, Maryland 20817
            Attention: Tracy M.J. Colden, Esq., Senior Vice President, General Counsel and Secretary
            Telephone: 240-694-2000
            Facsimile: 240-694-2040

            On or after April 1, 2002, to:

            8405 Greensboro, Suite 500
            McLean, Virginia 22102
            Telephone: 571-328-1700
            Facsimile: 571-328-1757

        with a copy to:

            Latham & Watkins
            11400 Commerce Park Drive, Suite 200
            Reston, Virginia 20191
            Attention: Scott Herlihy, Esq.
            Telephone: 703-390-0902
            Facsimile: 703-390-0901

    SECTION 10.3  Severability.

    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

    SECTION 10.4  Interpretation.

    When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed conclusively to be followed by the words "without limitation."

    SECTION 10.5  Counterparts.

    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 10.6  Entire Agreement; No Third-Party Beneficiaries.

    This Agreement, including all schedules and exhibits thereto, and the Confidentiality Agreement between Barcelo Hospitality USA, Inc. and Crestline dated February 28, 2002 together constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, including the Exclusivity Agreement between Barcelo Hospitality USA, Inc. and Crestline dated February 28, 2002, among the parties with respect to the subject matter of this agreement and, except for the provisions of Article III and Section 7.6, is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

    SECTION 10.7  Governing Law.

    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

    SECTION 10.8  Assignment.

    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Barcelo may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Person in which Barcelo owns an equity interest of at least 51% and has the power to direct or cause the direction of the management policies of such Person, provided that any such assignment (a) shall not release Barcelo of its obligations hereunder, and (b) shall not result in the failure to obtain or have in effect at any time any consent of any Governmental Entity or any third party (including any Material Consent) required or contemplated hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 10.9  Enforcement.

    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Barcelo shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court of the United States having subject matter jurisdiction and located in the State of Maryland or in Maryland state court, this being in addition to any other remedy to which it is entitled at law or in equity.

    SECTION 10.10  Submission to Jurisdiction.

    Each of the parties hereto (a) irrevocably and unconditionally submits, for itself and its property to the exclusive jurisdiction of any Federal court of the United States of America located in the State of Maryland or any Maryland state court and any appellate court from any thereof in any action or proceeding arising out of this Agreement or the Merger contemplated by this Agreement or for recognition or enforcement of any judgment relating thereto,
(b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Maryland state court or, to the extent permitted by law, in such Federal courts, and (c) waives to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Maryland state or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Maryland state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in the jurisdictions by suit on the judgment or in any manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for in the notices in Section 10.2 and Barcelo hereby irrevocably and unconditionally appoints Barcelo Hospitality USA, Inc. and Charles Scott, each as its agent for service of process. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

    SECTION 10.11  Time of Essence.

    Time is of the essence in this Agreement.

                       [Signatures appear on next page]

    IN WITNESS WHEREOF, Crestline, Barcelo and Cowboy Acquisition Corp have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                              CRESTLINE CAPITAL CORPORATION

                                              By:.  /s/  Bruce D. Wardinski
                                                   -----------------------------
                                                      Bruce D. Wardinski
                                                      President and CEO

                                              BARCELO GESTION HOTELERA, S.L

                                              By:.  /s/  Charles Scott
                                                   -----------------------------
                                                        Charles Scott
                                                        Vice President

                                              COWBOY ACQUISITION CORPORATION

                                              By:.  /s/  Charles Scott
                                                   -----------------------------
                                                        Charles Scott
                                                          President

                                                                        ANNEX B

                      ASSIGNMENT AND ASSUMPTION AGREEMENT
                                      AND
                                 AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER

    This ASSIGNMENT AND ASSUMPTION AGREEMENT AND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Assignment and Amendment"), dated as of April 26, 2002, is entered into by and among BARCELO GESTION HOTELERA, S.L., a Spanish limited liability company ("Barcelo Gestion"), BARCELO CORPORACION EMPRESARIAL, S.A., a Spanish corporation ("Barcelo Empresarial"), CRESTLINE CAPITAL CORPORATION, a Maryland corporation ("Crestline"), and COWBOY ACQUISITION CORPORATION, a Maryland corporation ("Cowboy Acquisition Corp"). Capitalized terms used in this Assignment and Amendment but not otherwise defined herein shall have the meaning given them in the Merger Agreement (as defined below).

                                  WITNESSETH

    WHEREAS, Barcelo Gestion, Crestline and Cowboy Acquisition Corp entered into that certain Agreement and Plan of Merger, dated as of March 27, 2002, providing for the terms and conditions of the Merger (the "Merger Agreement");

    WHEREAS, pursuant to the Merger Agreement, Cowboy Acquisition Corp, a wholly owned subsidiary of Barcelo Gestion, was to merge with and into Crestline Capital Corporation, with Crestline as the surviving corporation and become a wholly owned subsidiary of Barcelo Gestion;

    WHEREAS, Cowboy Acquisition Corp has become a wholly owned subsidiary of Barcelo Empresarial;

    WHEREAS, Barcelo Gestion desires to assign to Barcelo Empresarial, and Barcelo Empresarial desires to assume, all the rights and obligations of Barcelo Gestion under the Merger Agreement (the "Assignment");

    WHEREAS, the parties desire to provide for the Assignment and amendment of the Merger Agreement, provided that such Assignment and amendment not release Barcelo Gestion of its obligations under the Merger Agreement; and

    WHEREAS, the respective Boards of Directors of Crestline, Barcelo Empresarial, Barcelo Gestion and Cowboy Acquisition Corp have approved this Assignment and Amendment.

                                   AGREEMENT

    NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Assignment and Amendment and the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

    Section 1. Assignment and Assumption. Subject to the accuracy of the representations and warranties contained in Section 4 hereof and the other provisions of this Assignment and Amendment,

    (a) (i) Barcelo Gestion hereby assigns, transfers and conveys to Barcelo Empresarial, and Barcelo Empresarial hereby accepts, all of Barcelo Gestion's right, title and interest in, to and under the Merger Agreement; and
(ii) Barcelo Empresarial hereby assumes, undertakes and agrees to perform, pay and discharge, all obligations, liabilities and commitments accruing under the Merger Agreement from and after the date hereof, provided however, notwithstanding the assignment and assumption provided in this Section 1, Barcelo Gestion shall not be released from any of its obligations, liabilities and commitments under the Merger Agreement; and

    (b) Crestline hereby agrees to be bound by the assignment and assumption set forth in Section 1.

    Section 2.  Amendments to Merger Agreement.

    (a) Article I. Certain provisions of Article I of the Merger Agreement are hereby amended as follows:

        (i) The following definition is hereby inserted after "Articles of Merger":

           "Assignment and Amendment" shall mean the Assignment and Assumption Agreement and Amendment to Agreement and Plan of Merger, dated as of April 26, 2002, by and among Barcelo Gestion, Barcelo Empresarial, Crestline and Cowboy Acquisition Corp.

        (ii) The definition of "Barcelo" is hereby amended and restated as follows:

           "Barcelo" shall mean Barcelo Gestion and Barcelo Empresarial for purposes of this Agreement and the Crestline Disclosure Schedule except (i) for purposes of Sections 6.1(a) and 6.1(b) of this Agreement, "Barcelo" shall mean Barcelo Empresarial and (ii) for purposes of Sections 4.1, 4.10(b), 4.12(a), 4.19, 6.7, and Article V of this Agreement and Section 4.10(h) of the Crestline Disclosure Schedule, "Barcelo" shall mean Barcelo Gestion.

        (iii) The following definitions are hereby inserted after "Barcelo":

           "Barcelo Empresarial" means Barcelo Corporacion Empresarial, S.A., a Spanish corporation.

           "Barcelo Gestion" means Barcelo Gestion Hotelera, S.L., a Spanish limited liability company.

        (iv) The definition of "Material Adverse Change" or "Material Adverse Effect" are hereby amended and restated as follows:

           "Material Adverse Change" or "Material Adverse Effect" with respect to any Person means any event, occurrence, development, change or effect that is, or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, properties, operating assets or financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, that, the following shall individually be deemed to constitute a "material adverse change" or a "material adverse effect": (a) a termination, cancellation or material modification of any of the Material Hotel Leases; and
(b) the failure to have in effect at Closing (1) the HM Material Consents, other than as a result of (w) any breach by Barcelo Gestion or Cowboy Acquisition Corp of its representations and warranties set forth in Section 5.6 or 5.7 below, (x) any breach by Barcelo Empresarial of its representations and warranties set forth in Section 4 of the Assignment and Amendment, (y) any breach of the representations and covenants by Barcelo or Cowboy Acquisition Corp pursuant to that certain Agreement and Consent dated March 27, 2002 by and among Host Marriott Corporation, Crestline, Barcelo Gestion and Cowboy Acquisition Corp, or (z) any breach of the representations and covenants by Barcelo Empresarial or Cowboy Acquisition Corp pursuant to that certain Amendment to Agreement and Consent dated April 26, 2002, by and among Host Marriott Corporation, Crestline, Barcelo Gestion, Barcelo Empresarial and Cowboy Acquisition Corp, and (2) once obtained pursuant to Section 7.7 hereof, the MI Material Consent, other than as a result of any breach by Barcelo, Cowboy Acquisition Corp, or, if Barcelo Gestion is a party thereto, Barcelo Gestion, of the representations and covenants contained in the agreements constituting the MI Material Consent; provided, further, that, in no event, shall the following, either individually or in the aggregate, in and of itself be deemed to constitute a "material adverse change" or a "material adverse effect": (i) any events, occurrences, developments, changes or effects that are applicable to the national financial, banking, currency or capital markets in general; (ii) the failure by Crestline to meet independent, third party analysts' projections of earnings, revenue or other financial performance measures, provided, however, that the underlying facts, circumstances, operating results or prospects which cause Crestline to fail to meet such projections may be considered in determining whether a "material adverse change" or a "material adverse effect" has occurred or is reasonably likely to occur; (iii) fluctuations in the price of Crestline Common Stock; (iv) any events, occurrences, developments or conditions in the business sectors in which Crestline and its Subsidiaries operate, not disproportionately affecting Crestline and its Subsidiaries; (v) the failure to obtain any consent, authorization, estoppel, waiver or approval under an Operational Contract, other than each of the HM Material Consents, in connection with the Merger contemplated hereby; provided, that the cumulative financial impact of the failure to obtain consents (other than the Material Consents), authorizations, waivers or approvals may result in a "material adverse change" or a "material adverse effect" if it satisfies the requirements of Section 8.2(c)(i); (vi) the failure to obtain the MI Material Consent; or (vii) any events, occurrences, developments, changes or effects relating to or resulting from the Permitted Transactions.

    (b) Section 4.4(d). Subsection 4.4(d) of the Merger Agreement is hereby amended and restated as follows:

        (d) The execution and delivery of this Agreement do not, and the consummation of the Merger contemplated by this Agreement and compliance with this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Crestline or any of its Subsidiaries (any such violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") under, (A) subject to the consent of Host Marriott Corporation as set forth in paragraph (2) of Section 1.6 of the Crestline Disclosure Schedule being in effect and assuming the accuracy of the representations and warranties made by Barcelo Gestion and Cowboy Acquisition Corp set forth in Sections 5.6 and 5.7 hereof and the accuracy of the representations and warranties made by Barcelo Empresarial set forth in Section 4 of the Assignment and Amendment, the charter or bylaws of Crestline or the comparable organizational documents of any of its Subsidiaries, or (B) subject to obtaining the Material Consents and the other required consents set forth on
Section 4.4(d) of the Crestline Disclosure Schedule, any contract, agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument to which Crestline or its Subsidiaries are a party or which their assets are bound or affected, or any permit, concession, franchise or license applicable to Crestline or any of its Subsidiaries or their respective properties or assets, or (C) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (e) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Crestline or any of its Subsidiaries or their respective properties or assets except, in the case of the representations set forth in clauses (B) and (C) above, any Violation which, individually or in the aggregate, would not have a Material Adverse Effect on Crestline.

    (c) Section 6.2. Subsections 6.2(a) and 6.2(b) of the Merger Agreement are hereby amended and restated as follows:

        (a) Any representation or warranty made by Barcelo Gestion or Crestline contained in this Agreement or any representation or warranty made by Barcelo Empresarial contained in the Assignment and Amendment becoming untrue or inaccurate in any material respect;

        (b) The failure by Barcelo or Crestline to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the failure by Barcelo Empresarial to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Assignment and Amendment; or

    (d) Section 6.4. Section 6.4 of the Merger Agreement is hereby amended and restated in its entirety as follows:

        Ownership Limits. Prior to the Closing Date, Crestline shall take all necessary action to render Section 8.2 of the charter of Crestline relating to the "Ownership Limit" (as defined in Section 8.1 of the charter of Crestline) inapplicable to the Merger contemplated by this Agreement, including taking the following actions in accordance with Section 8.2.7 of the charter of Crestline:
(a) causing the Board of Directors of Crestline to grant an exception to such "Ownership Limit;" and (b) having in effect the consent of Host Marriott Corporation set forth in paragraph (2) of Section 1.6 of the Crestline Disclosure Schedule, other than as a result of (w) any breach by Barcelo or Cowboy Acquisition Corp of its representations and warranties set forth in
Section 5.6 or 5.7 above, (x) any breach by Barcelo Empresarial of its representations and warranties set forth in Section 4 of the Assignment and Amendment, (y) any breach of the representations and covenants by Barcelo or Cowboy Acquisition Corp pursuant to that certain Agreement and Consent dated March 27, 2002 by and among Host Marriott Corporation, Crestline, Barcelo and Cowboy Acquisition Corp, or (z) any breach of the representations and covenants by Barcelo Empresarial or Cowboy Acquisition Corp pursuant to that certain Amendment to Agreement and Consent dated April 26, 2002, by and among Host Marriott Corporation, Crestline, Barcelo Gestion, Barcelo Empresarial and Cowboy Acquisition Corp.

    (e) Section 7.7(a). Subsection 7.7(a) of the Merger Agreement is hereby amended and restated as follows:

        (a) Crestline, Barcelo Empresarial, and, if required by Marriott International, Inc., Barcelo Gestion shall have entered into one or more agreements constituting the MI Material Consent in form and content satisfactory to Barcelo Empresarial and consistent with the terms and conditions set forth in the MI Term Sheet. Crestline and Barcelo each agree that the failure to execute the MI Material Consent shall not constitute a breach of any representation, warranty, covenant or agreement of either Crestline or Barcelo under this Agreement. Crestline will use commercially reasonable efforts to obtain all other consents, approvals, orders, and authorizations from, any Governmental Entity and any non-governmental Person, as necessary or required for Crestline to perform this Agreement and consummate the Merger.

    (f) Section 8.3. Subsection 8.3 is hereby amended by adding the following Subsection (b) immediately following Subsection (a) thereof:

        (b) Representations and Warranties of Barcelo Empresarial. The representations, warranties, covenants and agreements of Barcelo Empresarial contained in the Assignment and Amendment that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case as of the Effective Time, with the same effect as if made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), provided, however, that such representations, warranties, covenants and agreements shall be deemed to be true and correct in all material respects (or in the case of representations, warranties, covenants and agreements qualified as to materiality, true and correct) unless the failure to be so true and correct or true and correct in all material respects would be reasonably likely to (i) have a Material Adverse Effect on Barcelo Empresarial (without regard, for purposes of this Section 8.3(b), to any materiality or material adverse effect qualifications contained in any particular representation, warranty, covenant or agreement), or (ii) prevent or materially delay Barcelo Empresarial from consummating the Merger. Crestline shall have received certificates signed on behalf of Barcelo Empresarial by its President to such effect.

    (g) Section 9.1(b). Subsection 9.1(b) of the Merger Agreement is hereby amended and restated as follows:

        (b) by Barcelo upon written notice to Crestline, if: (i) Crestline shall have suffered a Material Adverse Effect which would give rise to a failure of either of the conditions set forth in Section 8.2(b) and such Material Adverse Effect is not cured within 30 days after written notice thereof; or (ii) Crestline shall have breached or failed to perform in any material respect any of its representations, warranties, covenants and agreements contained in this Agreement, which breach (A) would give rise to a failure of the condition set forth in Section 8.2(a), and (B) cannot be or has not been cured within 30 days of the date of notice of such breach; provided, in each case, (I) that neither Barcelo nor Cowboy Acquisition Corp is then in material breach of any representations, warranties or covenants contained in this Agreement and (II) that Barcelo Empresarial is not then in material breach of any representations, warranties or covenants contained in the Assignment and Amendment (after the expiration of applicable cure periods);

    (h) Section 9.1(c). Subsection 9.1(c) of the Merger Agreement is hereby amended and restated as follows:

        (c) by Crestline upon written notice to Barcelo Empresarial, if (i) Barcelo or Cowboy Acquisition Corp shall have breached or failed to perform in any material respect any of its representations, warranties, covenants and agreements contained in this Agreement, or (ii) Barcelo Empresarial shall have breached or failed to perform in any material respect any of its representations, warranties, covenants and agreements contained in the Assignment and Amendment, which breach (A) would give rise to a failure of the conditions set forth in Section 8.3(a) or 8.3(b), and (B) cannot be or has not been cured within 30 days of the date of notice of such breach; provided, in each case, that Crestline is not then in material breach of any representations, warranties or covenants contained in this Agreement (after the expiration of applicable cure periods);

    (i) Section 9.1(f). Subsection 9.1(f) of the Merger Agreement is hereby amended and restated as follows:

        (f) by Barcelo Empresarial if the Board of Directors of Crestline shall take any of the actions prohibited in Section 6.3(b), provided, (i) that neither Barcelo nor Cowboy Acquisition Corp is then in material breach of any representations, warranties or covenants contained in this Agreement, or (ii) that Barcelo Empresarial is not then in material breach of any representations, warranties or covenants contained in the Assignment and Amendment (after the expiration of applicable cure periods);

    (j) Section 9.1(h). Subsection 9.1(h) of the Merger Agreement is hereby amended and restated as follows:

        (h) by Crestline if the Board of Directors of Crestline determines to accept a Superior Proposal, but only after Crestline (i) provides Barcelo Empresarial with 24 hours advance notice of the determination set forth above, and (ii) fulfills its obligation under Section 9.2(b) (provided Crestline's right to terminate this Agreement under this Section 9.1(h) shall not be available if Crestline is then in breach of Section 6.3 hereof); or

    (k) Section 9.1(i). Subsection 9.1(i) of the Merger Agreement is hereby amended and restated as follows:

        (i) by Barcelo Empresarial if the MI Material Consent shall not have been obtained on or before May 10, 2002; provided, however, that any termination pursuant to this Section 9.1(i) must occur prior to the execution of the agreements constituting the MI Material Consent.

    (l) Amendment to Section 10.2. Section 10.2 is hereby amended by adding the following Subsection (c) immediately following Subsection (b) thereof:

        (c) if to Barcelo Empresarial, to:

           Barcelo Corporacion Empresarial, S.A.
           c/o Barcelo Hospitality USA, Inc.
           2121 P Street
           Washington, DC 20037
           Attention: Mr. Charles Scott
           Telephone: 202-956-6620
           Facsimile: 202-956-6671

        with a copy to:

           Holland & Knight LLP
           1201 West Peachtree Street, NE, Suite 2000
           Atlanta, Georgia 30309-3400
           Attention: W. Reeder Glass, Esq.
           Telephone: 404-817-8522
           Facsimile: 404-881-0470

    (m) Amendment to Section 10.8. Section 10.8 of the Merger Agreement is hereby amended and restated as follows:

        Except as provided by the Assignment and Amendment, none of the parties to this Agreement may assign this Agreement nor its rights hereunder without the prior written consent of the other parties and any assignment not made in compliance with this Section 10.8 shall be null and void.

    Section 3.  Disclosure Schedule Amendment.

    (a) Section 1.1 of the Crestline Disclosure Schedule is hereby amended and restated in its entirety as set forth in Annex A to this Assignment and Amendment.

    (b) Section 4.4(d) of the Crestline Disclosure Schedule is hereby amended as follows:

        Item 1, requiring the consent of Holiday Hospitality Franchising, Inc., is hereby deleted in its entirety from Section 4.4(d) of the Crestline Disclosure Schedule for all purposes under the Merger Agreement as if Item 1 had never been listed on Section 4.4(d).

    Section 4. Representations and Warranties. Barcelo Empresarial represents and warrants to Crestline as follows:

    (a) Organization, Standing and Corporate Power. Barcelo Empresarial is a corporation organized, validly existing and in good standing under the laws of Spain and has the requisite power and authority to carry on its business as now being conducted. Barcelo Empresarial is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, is not reasonably likely to (i) result in a Material Adverse Effect on the ability of Barcelo Empresarial to consummate the Merger, or (ii) legally prevent or materially delay Barcelo Empresarial from consummating the Merger. Barcelo Empresarial has provided to Crestline complete and correct copies of its certificate of incorporation or organization and bylaws in effect on the date of this Assignment and Amendment.

    (b) Authority; Noncontravention. Barcelo Empresarial has the requisite corporate power and authority to enter into this Assignment and Amendment and to consummate the Merger. The execution and delivery of this Assignment and Amendment by Barcelo Empresarial and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Barcelo Empresarial. This Assignment and Amendment has been duly executed and delivered by Barcelo Empresarial and, assuming this Assignment and Amendment constitutes the valid and binding obligation of Crestline, constitutes a valid and binding obligation of Barcelo Empresarial, enforceable against Barcelo Empresarial in accordance with its terms. The execution and delivery of this Assignment and Amendment does not, and the consummation of the Merger and compliance with the provisions of this Assignment and Amendment and the Merger Agreement will not, require notice or consent under, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Barcelo Empresarial (any such violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") under, (i) the certificate of incorporation or bylaws of Barcelo Empresarial, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument to which Barcelo Empresarial is bound, or any permit, concession, franchise or license applicable to Barcelo Empresarial or its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Barcelo Empresarial or its properties or assets, other than, in the case of clauses (ii) or (iii), any Violation that, individually or in the aggregate, would not reasonably be likely to (A) result in a Material Adverse Effect on the ability of Barcelo Empresarial to consummate the Merger, or (B) legally prevent or materially delay Barcelo Empresarial from consummating the Merger.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Barcelo Empresarial in connection with the execution and delivery of this Assignment and Amendment by Barcelo Empresarial, Barcelo Gestion or Cowboy Acquisition Corp or the consummation by Barcelo Empresarial of the Merger, except (i) if required, compliance with and the filings under the HSR Act, (ii) if required, filings with the European Community and the Spanish Administration, (iii) for the filing with the SEC of such reports under Section 14(a) of the Exchange Act as may be required in connection with this Merger Agreement and the Merger,
(iv) for such filings as may be required by any applicable state securities or "blue sky" laws, and (v) for such other consents, approvals, orders, authorizations, registrations, declarations and filings with a Governmental Entity the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be likely to (A) result in a Material Adverse Effect on the ability of Barcelo Empresarial to consummate the Merger, or (B) legally prevent or materially delay Barcelo Empresarial from consummating the Merger.

    (d) Litigation. There is no action, suit or proceeding pending or, to the knowledge of Barcelo Empresarial, threatened against Barcelo Empresarial or affecting any of its properties or assets nor are any Governmental Entity investigations or audits pending before any court or governmental agency or body against Barcelo Empresarial or affecting any of its assets or properties which, individually or in the aggregate, would reasonably be likely to (i) result in a Material Adverse Effect on the ability of Barcelo Empresarial to consummate the Merger, or (ii) legally prevent or materially delay Barcelo Empresarial from consummating the Merger.

    (e) Brokers. Except for the fee payable to Banc of America Securities LLC, there are no broker's, finder's, financial advisor's or other similar fee or commission owed or payable by Barcelo Empresarial or any of its Affiliates in connection with the Merger.

    (f) Funding. Barcelo Empresarial and Barcelo Gestion have available, and will provide to Cowboy Acquisition Corp, either collectively or individually, the funds necessary to consummate the Merger as contemplated by section 3.2(a) of the Merger Agreement on a timely basis and to satisfy the obligations of Crestline.

    (g) Ownership of Shares of Host Marriott Corporation. Barcelo Empresarial does not own, nor will Barcelo Empresarial own, actually or constructively, shares of capital stock of Host Marriott Corporation that constitute greater than 2.0% in value of the outstanding shares of capital stock of Host Marriott Corporation, and no person or entity who would own, constructively by virtue of Barcelo Empresarial's ownership of Crestline (computed assuming that the Merger had been consummated on this date or on the Closing Date), shares of capital stock of Crestline that constitute greater than 9.9% in value of the outstanding shares of capital stock of Crestline, owns, actually or constructively, shares of capital stock of Host Marriott Corporation that constitute greater than 2.0% in value of the outstanding shares of capital stock of Host Marriott Corporation. For purposes of this Section (4)(g), constructive ownership of shares is determined by applying the attribution rules set forth in Section 318 of the Code as modified by Section 856(d)(5) of the Code. Barcelo Empresarial expressly acknowledges that any violation of this representation or any attempted violation thereof, will result in the application of the remedies set forth in Section 8.2 of the charter of Crestline with respect to shares of Crestline Common Stock held in excess of the "Ownership Limit" (as such term is defined in Section 8.1 of the charter of Crestline, as in effect on the date hereof).

    (h) Ownership of Crestline Common Stock. As of the date hereof, neither Barcelo Empresarial nor any of its Subsidiaries or Affiliates (x) owns, beneficially or of record, or (y) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of (except for this Assignment and Amendment, the Merger Agreement and the Merger contemplated thereunder), any shares of Crestline Common Stock.

    Section 5.  Further Assurances.

    The parties to this Assignment and Amendment agree to execute and deliver such further documents and instruments, and to take such further actions, as may be reasonably necessary or reasonably requested by another party to confirm and perfect any assignment, assumption and amendment contemplated hereunder.

    Section 6.  Limited Effects.

    This Assignment and Amendment shall amend the Merger Agreement only to the extent set forth herein, and the Merger Agreement, shall, in all other respects, remain in full force and effect pursuant to the terms thereof.

    Section 7.  Severability.

    The provisions of this Assignment and Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Assignment and Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

    Section 8.  Entire Agreement.

    This Assignment and Amendment, the Merger Agreement, including all schedules and exhibits thereto, and the Confidentiality Agreement between Barcelo Hospitality USA, Inc. and Crestline dated February 28, 2002, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof. No amendment or modification of this Assignment and Amendment shall be effective unless it is in writing and signed by a duly authorized representative of each party to this Assignment and Amendment.

    Section 9.  Governing Law.

    THIS ASSIGNMENT AND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

    Section 10.  Submission to Jurisdiction.

    Barcelo Empresarial hereby (a) irrevocably and unconditionally submits, for itself and its property to the exclusive jurisdiction of any Federal court of the United States of America located in the State of Maryland or any Maryland state court and any appellate court from any thereof in any action or proceeding arising out of this Assignment and Amendment contemplated by this Assignment and Amendment or for recognition or enforcement of any judgment relating thereto, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Maryland state court or, to the extent permitted by law, in such Federal courts, and (c) waives to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Maryland state or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Maryland state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in the jurisdictions by suit on the judgment or in any manner provided by law. Barcelo Empresarial irrevocably consents to service of process in the manner provided for in the notices in Section 10.2 of the Merger Agreement and Barcelo Empresarial hereby irrevocably and unconditionally appoints Barcelo Hospitality USA, Inc. and Charles Scott, each as its agent for service of process. Nothing in this Assignment and Amendment will affect the right of any party to this Assignment and Amendment to serve process in any other manner permitted by Law.

    Section 11.  Counterparts.

    This Assignment and Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                       [Signatures appear on next page]

    IN WITNESS WHEREOF, Crestline, Barcelo Empresarial, Barcelo Gestion and Cowboy Acquisition Corp have caused this Assignment and Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                             CRESTLINE CAPITAL CORPORATION

                                             By:  /s/ Bruce D. Wardinski
                                                  ------------------------------
                                                  Bruce D. Wardinski
                                                  President and CEO

                                BARCELO CORPORACION EMPRESARIAL, S.A.

                                By:         /s/ Charles Scott
                                            ------------------------------------
                                     Charles Scott
                                    Vice President

                                        BARCELO GESTION HOTELERA, S.L

                                        By:     /s/ Charles Scott
                                                --------------------------------
                                                Charles Scott
                                                Vice President

                                       COWBOY ACQUISITION CORPORATION

                                       By:     /s/ Charles Scott
                                               ---------------------------------
                                               Charles Scott
                                               President

                                                                        ANNEX C


Deutsche Banc Alex. Brown
                                        [LOGO] Deutsche Bank

                                        Deutsche Bank Securities Inc.
                                        Mergers & Acquisitions
                                        280 Park Avenue, 9th Floor
                                        New York, NY 10017
                                        Tel 212 454 6500
                                        Fax 212 454 0200
March 27, 2002

Board of Directors
Crestline Capital Corporation
6600 Rockledge Drive
Bethesda, Maryland 20817

Lady and Gentlemen:

    Deutsche Banc Alex. Brown Inc. ("DBAB") has acted as financial advisor to Crestline Capital Corporation ("Crestline") in connection with the proposed merger of Crestline and Crestline Acquisition Corporation ("Crestline Acquisition Corp") pursuant to the Agreement and Plan of Merger, dated as of March 27, 2002, among Crestline, Barcelo Gestion Hotelera ("Barcelo") and Crestline Acquisition Corp, a wholly owned subsidiary of Barcelo (the "Merger Agreement"), which provides, among other things, for the merger of Crestline Acquisition Corp with and into Crestline (the "Transaction"), as a result of which Crestline will continue as the surviving corporation and the separate existence of Crestline Acquisition Corp will cease. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $.01 per share, of Crestline ("Crestline Common Stock") not owned directly or indirectly by Crestline or Barcelo will be converted into the right to receive $34.00 per share in cash (the "Merger Consideration"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

    You have requested DBAB's opinion, as investment bankers, as to the fairness from a financial point of view, to the shareholders of Crestline of the Merger Consideration.

    In connection with DBAB's role as financial advisor to Crestline, and in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning Crestline and Barcelo and certain internal analyses and other information furnished to it by Crestline and Barcelo. DBAB has also held discussions with members of the senior management of Crestline regarding the business and prospects of Crestline and the joint prospects of a combined company. In addition, DBAB has (i) reviewed the reported prices and trading activity for Crestline Common Stock, (ii) compared certain financial and stock market information for Crestline with similar information for certain companies whose securities are publicly traded, (iii) reviewed the terms of the Merger Agreement, and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

                                                           [LOGO] Deutsche Bank
Deutsche Banc Alex. Brown
Crestline Capital Corporation
March 27, 2002
Page 2


    DBAB has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Crestline or Barcelo, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB has assumed and relied upon the accuracy and completeness of all such information and DBAB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Crestline or Barcelo. With respect to the financial forecasts and projections made available to DBAB and used in its analyses, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Crestline or Barcelo, as the case may be, as to the matters covered thereby. In rendering its opinion, DBAB expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. DBAB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

    For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analysis, the representations and warranties of Crestline, Crestline Acquisition Corp and Barcelo contained in the Merger Agreement are true and correct, Crestline, Crestline Acquisition Corp and Barcelo will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Crestline, Crestline Acquisition Corp and Barcelo to consummate the Transaction will be satisfied without any waiver thereof. DBAB has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Crestline or Barcelo is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Crestline or Barcelo or materially reduce the contemplated benefits of the Transaction to Crestline.

    This opinion is addressed to, and for the use and benefit of, the Board of Directors of Crestline and is not a recommendation to the stockholders of Crestline to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to the shareholders of Crestline of the Merger Consideration, and DBAB expresses no opinion as to the merits of the underlying decision by Crestline to engage in the Transaction.

    DBAB will be paid a fee for its services as financial advisor to Crestline in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Crestline or its affiliates for which it has

                                                           [LOGO] Deutsche Bank
Deutsche Banc Alex. Brown
Crestline Capital Corporation
March 27, 2002
Page 3

received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Crestline for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

    Based upon and subject to the foregoing, it is DBAB's opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of Crestline.

                                          Very truly yours,

                                          /s/ Deutsche Banc Alex. Brown Inc.

                                          DEUTSCHE BANC ALEX. BROWN INC.

[FORM OF PROXY]

To Fellow Crestline Capital Stockholders:

     Here is your Crestline Capital Corporation proxy card for the upcoming Special Meeting of Stockholders. Please read both sides of the card and mark, sign and date it. Then detach and return it promptly using the enclosed envelope. It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. We urge you to vote your shares.

     You are invited to attend the Special Meeting of Stockholders on Thursday, June 6, 2002, at 11:00 a.m. at the Baltimore Inner Harbor Courtyard, 1000 Aliceanna Street, Baltimore, Maryland. If you plan on attending the Special Meeting, please mark the appropriate box on your proxy card.

Thank you in advance for voting.


/s/ Tracy M.J. Colden
---------------------
Tracy M.J. Colden
Corporate Secretary




                          CRESTLINE CAPITAL CORPORATION

                                    P R O X Y

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                           ON JUNE 6, 2002, 11:00 A.M.


     The undersigned stockholder of Crestline Capital Corporation, a Maryland corporation (the "Company"), hereby appoints Bruce D. Wardinski and Tracy M. J. Colden, and each of them, as proxies (the "Proxy Holders") for the undersigned, with full power of substitution in each, to attend the special meeting of stockholders of the Company to be held at the Baltimore Inner Harbor Courtyard, 1000 Aliceanna Street, Baltimore, Maryland, on June 6, 2002 at 11:00 a.m., local time, and any adjournment, or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the special meeting with all powers possessed by the undersigned if personally present at the special meeting.

     When properly executed, the votes entitled to be cast by the undersigned stockholder(s) will be cast in the manner directed herein by the undersigned stockholder(s). If this Proxy is executed, but no direction is given, the votes entitled to be cast by the undersigned stockholder(s) will be cast FOR the proposals set forth on the reverse side hereof and in the discretion of the Proxy Holders on any other matter that may properly come before the special meeting or any adjournment or postponement thereof. Stockholders who plan to attend the special meeting may revoke their proxy by attending and casting their vote at the special meeting in person.

     The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the proxy statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given with respect to such meeting.

CRESTLINE CAPITAL CORPORATION
P.O. BOX 11253
NEW YORK, N.Y. 10203-0253

To change your address, please mark this box [ ] and note on reverse side.

I will attend the special meeting.           [  ]

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                             DETACH PROXY CARD HERE

                               Please Detach Here
                 You Must Detach This Portion of the Proxy Card
                  Before Returning it in the Enclosed Envelope



                            DETACH PROXY CARD HERE

[   ] Mark, Sign, Date and Return                              [ X ]
      the Proxy Card Promptly                         Votes must be indicated
      Using the Enclosed Envelope.                   (x) in Black or Blue ink.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" the
Proposals set forth in the paragraphs below. When
this proxy is properly executed, the votes
entitled to be cast by the undersigned
stockholder(s) will be cast in the manner directed
herein by the undersigned stockholder. If this
Proxy is executed, but no direction is given, the
votes entitled to be cast by the undersigned
stockholder will be cast "FOR" the following
proposals:                                              FOR   AGAINST   ABSTAIN

     1. to approve the merger contemplated by the       [  ]    [  ]     [  ]
     Agreement and Plan of Merger, dated as of March 27, 2002, as amended, among Crestline
     Capital Corporation, Barcelo Gestion
     Hotelera, S.L., Barcelo Corporacion
     Empresarial S.A., a Spanish corporation
     ("Barcelo Empresarial"), and Cowboy
     Acquisition Corporation, a Maryland
     corporation and wholly-owned subsidiary of
     Barcelo Empresarial, which provides that: (a)
     Cowboy Acquisition Corporation will be merged with and into Crestline, with Crestline continuing as the surviving corporation and becoming a wholly-owned subsidiary of Barcelo
     Empresarial, and (b) if the merger is
     completed, each outstanding share of
     Crestline common stock will be converted into the right to receive $34 in cash; and

     2. to vote and otherwise represent the             [  ]    [  ]     [  ]
     undersigned in any matter that may properly come before the special meeting or any adjournment or postponement thereof in the discretion of the Proxy Holders.

The merger proposal is fully explained in the enclosed Notice of Special Meeting of Stockholders and proxy statement. To vote your proxy please mark by placing an "X" in the appropriate box, sign and date the Proxy.





NOTE: Please sign name exactly as shown to the left. When there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee or in another representative capacity, please add your title as such. If executed by a corporation or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

Date          Share Owner sign here          Co-Owner sign here

---------------------------------------------------------------